                                                       Registration No. 333-1462


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  ------------

                               AMENDMENT NO. 3 TO

                                    FORM SB-2

                                  ------------


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                 NEUROCORP, LTD.
                                 ---------------
                 (Name of small business issuer in its charter)

           Nevada                            8099                 87-0446395
------------------------------  --------------------------   -------------------
(State or other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)  Classification Code Number   Identification No.)

         150 White Plains Road, Tarrytown, New York 10591 (914) 631-3316
         ---------------------------------------------------------------
          (Address and telephone number of Principal Executive Offices)

                           Dr. Turan M. Itil, Chairman
                           ---------------------------
                           (Name of agent for service)


                                    Copy to:

                               Peter Landau, Esq.
                      Opton Handler Gottlieb Feiler & Katz
                     52 Vanderbilt Avenue, New York NY 10017

Approximate date of commencement of proposed sale to public: As soon as practicable after effective date of Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

                           CALCULATION OF REGISTRATION
--------------------------------------------------------------------------------
Title of            Amount        Proposed    Proposed      Amount of
Each Class          To Be         Maximum     Maximum       Registration
Of                  Registered    Aggregate   Aggregate     Fee
Securities                        Offering    Offering
Registered                        Price Per   Price
                                  Share
--------------------------------------------------------------------------------
Common              2,091,666     $2.5625 (1) $5,359,894    $1,849
Stock               Shares
--------------------------------------------------------------------------------
Class B Warrants    800,000         Nil         Nil           Nil
and
Common              800,000       $1.00 (2)   $ 800,000     $ 276
Stock               Shares (3)
Issuable
Upon Exercise
of Class B Warrants
--------------------------------------------------------------------------------
Class C Warrants    800,000         Nil         Nil           Nil
and
Common              800,000       $2.00 (2)   $1,600,000    $ 552
Stock               Shares (3)
Issuable Upon
Exercise of
Class C Warrants
--------------------------------------------------------------------------------
TOTAL               3,691,666                               $2,677 (4)
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low closing sale price on February 5, 1996, in the over-the-counter market as reported by the NASD, dates within five business days of the date of filing of the Registration Statement.

(2)   Based on the exercise price of the Warrants.

(3) Pursuant to Rule 416, there are also being registered an indeterminate number of shares of the Registrant's Common Stock which may become issuable pursuant to the antidilution provisions of the warrants.

(4)  $2,595 previously paid.

      The registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 of until the registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CROSS REFERENCE SHEET
                     Pursuant to Item 501 of Regulation S-B

Item No. and Heading in Form SB-2   Caption or Location in Prospectus
Registration Statement

 1.   Front part of Registration    Front part of Registration Statement and
      Statement and Outside Front   Outside Front Cover Page of Prospectus
      Cover Page of Prospectus

 2.   Inside Front and Outside      Inside Front and Outside Back Cover
      Back Cover Pages of           Pages of Prospectus
      Prospectus

 3.   Summary Information           Prospectus Summary; Risk Factors
      and Risk Factors

 4.   Use of Proceeds               Use of Proceeds

 5.   Determination of Offering     Outside Front Cover Page of Prospectus; Plan
      Price                         of Distribution

 6.   Dilution                      *

 7.   Selling Security Holders      Outside Front Cover Page of Prospectus;
                                    Selling Stockholders

 8.   Plan of Distribution          Outside Front Cover Page of Prospectus;
                                    Plan of Distribution

 9.   Interests of Named            *
      Experts and Counsel

10.   Information with Respect      Cover Page of Prospectus, Prospectus
      to the Registrant             Summary; The Company; Risk Factors; Certain
                                    Market Information and Dividends; Summary
                                    Financial Information; Management's
                                    Discussion and Analysis of Financial
                                    Condition and Results of Operations;
                                    Business; Management; Principal
                                    Shareholders; Certain Transactions;
                                    Description of Securities; Legal
                                    Proceedings; Legal Matters; Financial
                                    Statements; Change in accountants.

11.   Disclosure of Commission      Part II, Item 24.
      Position on Indemnification
      for Securities Acts
      Liabilities

--------------
*  Omitted because answer is negative or item is otherwise not applicable.

PROSPECTUS                  Subject to Completion     Dated January ____, 1997

                                 NEUROCORP, LTD.
                        3,691,666 Shares of Common Stock
                            800,000 Class B Warrants
                            800,000 Class C Warrants
--------------------------------------------------------------------------------
      All of the shares (collectively, the "Shares") and all of the Class B and Class C Warrants (collectively the "Warrants") of Neurocorp, Ltd. (the "Company") offered hereby are to be sold for the accounts of the selling stockholders and selling warrantholders set forth herein, (the "Selling Stockholders"). The Company is registering the Shares and the Warrants pursuant to certain registration rights, and other contractual obligations incurred by the Company in connection with the original issuance of such Shares and Warrants. The Company will not receive any of the proceeds from the sale of the Shares or Warrants by the Selling Stockholders. The Company will receive the exercise prices with respect to the exercise of any of the Warrants described herein. The Company estimates that total expenses will be approximately $168,500 in connection with the offering (the "Offering") of the Shares and Warrants. Certain of the selling stockholders are obligated to pay all costs and expenses incurred in connection with the registration of the Shares and Warrants. See "Selling Stockholders" and "Plan of Distribution".

      Of the 3,691,666 Shares of the Common Stock, Par Value $.001 Per Share (the "Common Stock"), being offered hereby, 1,600,000 shares of Common Stock are to be issued from time to time upon the exercise of certain Warrants described herein, 2,066,666 of the remaining shares being offered hereby were issued under exemptions from registration under the Securities Act of 1933, as amended, 25,000 shares are being offered by a charitable foundation and the 1,600,000 Warrants being offered hereby were issued to stockholders of record of the Company as of November 1, 1994 in connection with the reverse acquisition of HZI Research Center, Inc. See "The Company - Recent Developments" and "Selling Stockholders".

      The Selling Stockholders may sell the Shares and Warrants to or through underwriters, and also may sell the Shares directly to other purchasers or through agents from time to time in the over-the-counter market at prevailing prices in such market. See "Plan of Distribution".

      The Common Stock of the Company is traded on the National Association of Securities Dealers' (NASD) Over the Counter (OTC) Bulletin Board under the symbol "NURC". There is no present market for the Warrants and there is no assurance that any market will develop.

      On January 29, 1997, the average of the last reported bid and asked prices of the Company's Common Stock in the over-the-counter market as reported by NASD was $10.44. See "Certain Market Information and Dividends".

INVESTMENT IN THE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS", PAGE 8.

----------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is January __, 1997

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information........................................................  3
Additional Information.......................................................  3
Prospectus Summary...........................................................  4
Summary Financial Information................................................  6
Risk Factors.................................................................  7
Certain Market Information and Dividends..................................... 13
Use of Proceeds.............................................................. 14
Management's Discussion and Analysis of Financial
  Condition and Results of Operations........................................ 15
Business..................................................................... 26
Management................................................................... 40
Principal Stockholders....................................................... 47
Certain Transactions......................................................... 49
Selling Stockholders......................................................... 54
Plan of Distribution......................................................... 57
Description of Securities.................................................... 57
Shares Eligible For Future Sale.............................................. 60
Legal Proceedings............................................................ 60
Legal Matters................................................................ 60
Experts...................................................................... 60
Change in Accountants........................................................ 61
Index to Financial Statements................................................
Glossary.....................................................................

                              AVAILABLE INFORMATION

      The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly, files reports, and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Kluczynski Building, 230 South Dearborn Street,Chicago, Illinois 60604, at 7 World Trade Center, New York, New York 10007, and at 5757 Wilshire Boulevard, Los Angeles, California 90024. Copies of such material also may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. 20549 at prescribed rates.

                             ADDITIONAL INFORMATION

      The Company has filed a Registration Statement with the Commission under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and in the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statements and to the exhibits and schedules thereto.

      The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

      The Company intends to distribute annual reports containing audited financial statements to its shareholders.

      No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus in connection with the offering herein contained, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information contained herein is correct as of any date subsequent to the date hereof.

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements contained elsewhere in this Prospectus. Investors should carefully consider information set forth under the heading "Risk Factors".

      Certain capitalized terms used in describing the Company's business in this Prospectus are defined in the Glossary which appears on page G-1 at the end of this Prospectus.

      NeuroCorp., Ltd., formerly known as Tamarac Ventures, Ltd. (the "Company"), was incorporated in the State of Nevada on March 18, 1987 and completed an initial public offering in September, 1987. At the time of its initial public offering, the Company had no specific business plan, but was instead a "blind pool" wherein the Company's securities were sold to the public to provide the Company with approximately $178,000 of capital to be used to purchase the unknown existing businesses or to acquire the unknown existing assets to establish a subsidiary business or businesses.

      On November 23, 1994, the Company acquired all of the issued and outstanding shares of HZI Research Center, Inc. ("HZI") for 4,600,000 shares of the Company's common stock (after giving effect to a one for fifty share combination, or "reverse split"), whereby the Company's name was changed to "NeuroCorp, Ltd." and the sole officer and director of the Company resigned and was replaced by the management of HZI. HZI is a New York corporation, founded in 1974 by Turan M. Itil, M.D., the Chairman and a principal shareholder of the Company, and is now a wholly-owned subsidiary of the Company.

      The Company through HZI is primarily involved in generating revenue through three inter-related businesses: (i) performing contract medical research services (principally conducting clinical trials which includes proprietary quantitative pharmacoelectroencephalogram ("EEG") studies) for health agencies, contract research organizations and pharmaceutical companies; (ii) designing and subcontracting the manufacturing of proprietary neuropsychiatric diagnostic testing software and equipment and selling these systems to physicians, researchers and hospitals; and (iii) performing telephonic neurological diagnostic testing services, including EEG, evoked potential ("EP") and Neuro-psychological (NPT) testing for physicians and hospitals. These tests are used to diagnose brain disorders.

      The Company presently has six products which are subject to a ninety day pre-market notification requirement of the U.S. Food and Drug Administration ("FDA") under section 510(k) of the Federal Food, Drug and Cosmetic Act ("FDC Act").

      During that period, the FDA determines whether new products are "substantially equivalent" to products already on the market. Products found to be "substantially equivalent" to products already on the market may thereafter be sold. Products that are not found to be "substantially equivalent" to products already on the market require filing of an application for pre-market approval, which subjects the product to FDA scrutiny and gives the FDA one hundred and eighty (180) days to approve or reject the product for immediate sales. Only one of the Company's six products, the CEEG Scan System, a technique that analyzes conventional EEG with digital computers, has received FDA marketing approval. This product was approved in March 1987.

      No applications are pending with the FDA, with respect to the other five products, but the Company intends to submit a 510(k) application for three of its five products during 1997 or early 1998: the EEG/EP Amplifier; the Digital EEG System software and the HZI Electrode Headset. The Company intends to submit a 510(k) application for the two additional products: enhanced Evoked Potential Software and pharmacologically activated EEG (Test Dose and Drug Monitoring) software in 1998 or early 1999. A seventh product, the [alpha]-2000, has been found by the FDA to be unequivalent to devices prior to May 1976, and requires Pre-Market Approval by the FDA. Company has not yet decided whether or not it will resubmit this application.

      There can be no assurance that any of these proposed products will be approved by the FDA for sale in the United States or that they will be scientifically or commercially accepted.

      In early 1996, the Company established a wholly-owned subsidiary, Memory Centers(TM) of America, Inc. Subsequently, two pilot Memory Centers(TM) in New York City and Tarrytown, New York were established. The goal of this subsidiary is to open a network of facilities to offer early diagnosis, prevention and treatment for people who suffer from memory impairment.

      For the fiscal years ended December 31, 1994, December 31, 1995 and for the nine months ended September 30, 1996, the Company has spent $224,010, $181,512 and $71,235, respectively, on research and development activities to establish technological feasibility for proprietary items. The Company is not reimbursed for any research or development expenses from its customers. See "Risk Factors - Government Regulation."

      The Company's executive offices are located at 150 White Plains Road, Tarrytown, New York 10591 and its telephone number is (914) 631-3316.

                                  The Offering

Securities Offered

Common Stock                  3,691,666 shares of Common Stock.  See
                              "Description of Securities".

                              Of the 3,691,666 shares of Common Stock, par value $.001 per Share being offered hereby, 1,600,000 shares are to be issued from time to time upon the exercise of certain Warrants described herein. 2,066,666 of the remaining shares being offered were issued in connection with a private placement under Section 4(2) of the Securities Act of 1933, as amended and 25,000 shares are being offered by a charitable foundation. See "Selling Stockholders".

Warrants The 1,600,000 Warrants being offered hereby were issued to stockholders of record of the Company as of November 1, 1994 in connection with the reverse acquisition of HZI. 800,000 of the Warrants are Class B Warrants and 800,000 are Class C Warrants exercisable respectively at $1.00 per share and $2.00 per share at any time on or before June 30, 1997. The Warrants are redeemable by the Company at any time upon thirty (30) days written notice at $.001 per Warrant. These Warrants can not be sold or exercised until such time as a Registration Statement under the Securities Act of 1933 has become effective as to such Warrants and Underlying shares. This offering is being made pursuant to an effective Registration Statement of which this Prospectus is a part. See "Description of Securities -Warrants".

                          SUMMARY FINANCIAL INFORMATION

      The following summary consolidated financial information concerning the Company has been derived from the financial statements included elsewhere in this Prospectus and should be read in conjunction with such consolidated financial statements and the notes thereto. See "Financial Statements."

                                                                                         (Unaudited)
                                                 Year Ended                           Nine Months Ended
                                                 December 31,                            September 30

Statement of Operations:          1992         1993        1994         1995          1995          1996

Sales                          1,453,766    2,185,380   2,350,989    1,543,363     1,130,085       985,715

Gross profit                     906,504    1,359,966   1,421,979      905,617       736,907       497,082

Total expenses                 1,110,629    1,228,001   1,218,944    1,168,111       804,891     1,136,284

Net income (loss)               (204,125)     131,965     203,035     (262,494)      (67,984)     (639,202)

Net income (loss) per share         (.30)         .19         .04         (.05)         (.01)         (.09)

Weighted average shares          680,000      680,000   4,676,666    5,484,585     5,434,920     6,924,548

Balance Sheet Data:

Working capital (deficiency)                             (275,034)      (6,765)     (427,365)       66,661


Total Assets                                            3,242,417    3,329,412     3,128,072     3,599,211


Long term liabilities                                     385,448      346,734       375,672       327,053


Stockholders' equity                                    1,602,880    1,917,669     1,634,896     1,775,504

                                  RISK FACTORS

      The securities offered hereby are speculative and involve a high degree of risk. In analyzing this offering, prospective purchasers should carefully consider the following factors, among others:

1.    Recent Losses and Possible Future Losses

      While the Company had net income during two of its last three fiscal periods it has operated at a net loss for the year ended December 31, 1995 and for the nine months ended September 30, 1996. Its net income for the fiscal year ended December 31, 1993 was $131,965 and its net income for the fiscal year ended December 31, 1994 was $203,035. For the year ended December 31, 1995, and for the nine months ended September 30, 1996 the Company had a net loss of $262,494 and $639,202, respectively. There can be no assurance that the operations of the Company will be profitable in future periods. See "Financial Statements", "Management's Discussion and Analysis of Financial Condition and Results of Operations".

2. Need For Working Capital - Dependence On Private Sales of Securities - Going Concern Uncertainty

      The Company has incurred a deficiency in net cash flow from operating activities for two of the three years ended December 31, 1995 and for the nine months ended September 30, 1996. The Company had a net working capital deficiency of $275,034 as of December 31, 1994 and $6,765 as of December 31, 1995. As of September 30, 1996, the Company had net working capital of $66,661.
 See "Managements Discussion and Analysis of Financial Condition - Liquidity and Capital Resources" and "Consolidated Financial Statements".

      The Company has been dependent for the financing of its working capital requirements on private sales of its securities to individual investors and groups of investors and loans from officers and shareholders of the Company. The Company intends to continue its practice of funding its working capital requirements through private sales of securities and loans to the extent that it is unable to meet its working capital requirements by generating sufficient income from operations. In December 1996 the Company raised $2,000,000 in a private placement of its securities. See Business - "Recent Developments" and "Certain Transactions".

      While there can be no assurance with respect to the Company's continuing ability to sell its securities privately or that outstanding warrants or options will be exercised, management believes that its available cash together with expected proceeds from the various sources noted above, and expected cash flows from operations will be sufficient to finance its working capital and capital requirements for at least a six month period.

      The development of new products or systems by the Company will also require expenditures to obtain government regulatory clearances. The Company may also expend substantial amounts of money on research relating to the application of products or systems that may never be developed to where they can produce a marketable product.

      The Company's intended development of Memory Centers(TM) requires substantial amounts of capital without any assurance that they will be successful.

      In view of the foregoing, in all likelihood the Company will have to undertake additional financings by means of public or private offerings, or obtain funds through arrangements with corporate partners that may require the Company to relinquish some rights to any technologies, products or systems it develops. if additional financing is required, no assurance can be given that this financing will be available on favorable or acceptable terms. If adequate funds are not available, the Company may have to reduce substantially or eliminate expenditures for the development, production and marketing of its proposed products, systems and programs. (See "Business - "Products Under Development" and "Business - Sales and Marketing").

      The sale by the Company of Common Stock, securities convertible into or exchangeable for Common Stock or warrants and options exercisable for Common Stock, and the exercise of the rights of holders of such convertible securities, warrants and options may result in dilution of the investments of present holders of Common Stock. See "Financial Statements", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions".

3.    Potential Fluctuation in Quarterly Results

      The Company's quarterly operating results have varied significantly as a result of a number of factors, including the timing of contracts for clinical research studies and testing, and changes in health care regulations. The Company expects that its operating results will fluctuate in the future as a result of these and other factors including the Company's success in developing, introducing and marketing new products and programs, and the level of competition. There can be no assurance that the Company will be able to achieve and sustain a level of profitability on a quarter-to-quarter basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

4.    Dividends

      The Company has not paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. See "Certain Market Information and "Dividends".

5.    Dependence Upon Key Personnel

      The Company is dependent upon the following management and technical personnel, the loss of whom would adversely affect the Company's business: Dr. Turan M. Itil, Chairman and President, Dr. Pierre Le Bars, Executive Vice President, Kurt Itil, President of HZI Research Center, Inc., and Jonathan Raven, Executive Vice President of the Company and President and CEO of the Company's subsidiary, Memory Centers of America, Inc.(TM) Each of Dr. Itil, Dr. Le Bars and Mr. Raven have Employment Agreements with the Company. See "Management Employment Agreements". None of such personnel is covered by key person life insurance. Some management personnel are relatively new to the Company, and the Company's success in the future will depend in part on successful assimilation of new management personnel. In addition, the Company's future success will depend in part upon its ability to attract and retain other highly qualified personnel. The Company competes for such personnel with other companies, academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. The loss of key personnel or inability to hire and retain qualified personnel could have a material adverse effect on the

Company's business and results of operations. The Company is presently negotiating to hire additional executive officer. See Business - "Recent Developments" and "Management - Directors and Executive Officers".

6.    Control By Directors And Officers

      The Company's current directors and officers and their affiliates beneficially own approximately 40.76 % of its outstanding Common Stock. As a result of their Common Stock ownership, the Company's current directors and officers and their affiliates will have significant influence over all matters requiring approval by the Company's stockholders, including the election of directors. Through any directors that they nominate and elect, they may have the ability to direct policy and influence the Company's day-to-day operations. See "Principal Stockholders", "Management", and "Selling Stockholders".

7.    Dilution

      As of September 30, 1996, there were outstanding (a) employee stock options to purchase 250,000 shares of Common Stock and (b) warrants to purchase 1,600,000 shares of Common Stock. In December 1996 the Company issued additional Warrants to purchase 1,100,000 shares of Common Stock., and in January 1997 the Company granted additional employee stock options to purchase 500,000 shares of Common Stock. See "Business - "Recent Developments" and "Management".

      Any exercise of options or warrants will usually take place at a time when the Company would be able,in all likelihood, to obtain funds from the sale of the Company's Common Stock at prices higher than the exercise prices thereof. As a result, investors in the securities offered hereby may incur substantial dilution of their investments as the issuance of such a significant number of additional securities, or even the possibility thereof, may depress the price of such securities.

8.    Government Regulation.

      Substantial segments of the Company's proposed operations are expected to be subject to regulation and supervision by federal, state and local governmental authorities. Such regulations apply not only to research, development and manufacturing activities (whether by the Company, subcontractors, or by licensees) but also to the marketing of proposed systems and products, particularly those involving medical applications. As a regulatory agency, the FDA requires the Company to comply with a number of regulatory requirements and failure to comply can result in the delay of premarket product reviews, fines, civil penalties, recall, seizures, injunctions and criminal prosecution. The FDA's regulatory requirements and related enforcement activities may have a material adverse effect on the Company's business, financial condition and operations.

      Only one of the Company's seven products, CEEG Scan System software, has received FDA marketing approval. This product was approved in March 1987.

      No other applications are pending with the FDA, but the Company intends to submit a 510(k) application for three of its six products during 1997 and early 1998: the EEG/EP Amplifiers; the Digital EEG System software; and the HZI Electrode Headset. The Company plans to submit 510(k) applications for two additional products, enhanced Evoked Potential software an-activated EEG (Test Dose and Drug Monitoring System), in 1998 or early 1999.

      The original 510(k) application submitted in August 1995 for the alpha-2000 EEG Dynamic Brain Mapping software (the seventh product of the Company, the "a-2000" System") which contained a series of detailed new uses of the software for the clinical practices was deemed "not substantially equivalent" by the FDA and, therefore, not cleared for marketing under section 510(k) of the Federal Food, Drug and Cosmetic Act.

      In their response of November 24, 1995, the FDA determined that "the device is not substantially equivalent" to devices marketed in interstate commerce prior to May 28, 1976. The decision was based on the fact that the Company's device "has new indications for assessing bioavailability and bioequivalence of psychotropic drugs." Additionally, they noted that computer-analyzed EEG data bases "have new indications for evaluating psychiatric and neurological conditions." The FDA said that the FDC Act requires "a Class III device to have an approved premarket approval application (PMA) before it can be marketed, unless the device is reclassified." The FDA recommended that the a-2000 System should be classified as a Class III device requiring a PMA application and recommended that clinical investigation of this device be conducted in accordance with the Investigational Device Exemption
(IDE) regulations. The FDA's rejection of the a-2000 system as a Class II device and its recommendation that the a-2000 system should be classified as a Class III device has significant implications in the marketing of the product. Obtaining FDA permission to market Class III devices is far more difficult and usually takes much longer than that of Class II devices. The PMA application required for the a-2000 clinical testing System software will be subject to rigorous pre-clinical testing for safety and efficacy. PMA reviews typically take significantly longer to review than submissions made under Section 510(k). There can be no assurance that the Company will successfully complete the required clinical trials. Even after clinical trials, there is no assurance that the FDA will approve the marketing of the a-2000 system.

      No assurance can be provided that the Company will obtain FDA approval on a timely basis for a future premarket submission under Section 510(k) or that the FDA will not require the submission of a premarket approval application.

      Furthermore, if the Company manufactures its own products, the Company's manufacturing facilities and operations must comply with Good Manufacturing Practices ("GMP") regulations prior to obtaining an approved PMA. The failure to receive an approved PMA, the delays associated with seeking approval as well as the costs associated with the foregoing and compliance with the FDA's regulations and related enforcement activities may have a material adverse effect on the Company's business, financial condition and operations. In addition some of the Company's activities may become subject to future additional government regulation. (See "Business - Product Development - Governmental Regulation").

      Although the Company cannot estimate the cost of compliance with various regulations, it expects such costs to be significant. The process of obtaining these approvals can involve lengthy and detailed laboratory and clinical testing, sampling activities, and other costly and time consuming procedures. Obtaining regulatory approval may delay marketing of products for lengthy periods, require significant expenditures and furnish an advantage to large competitors. There can be no assurance that any of the foregoing approvals will be granted to the Company or its licenses on a timely basis, if at all.

      The establishment of Memory Centers(TM) by the Company's recently-formed subsidiary, Memory Centers of America, Inc.(TM) requires compliance with a variety of federal and state laws and professional regulations. There is no assurance that the Company will be able to establish Memory Centers(TM) in certain states or that they will operate successfully and profitably.

9.    Technological Change.

      The manufacture of diagnostic equipment and products, and development of software systems and the delivery of healthcare has undergone and is expected to continue to undergo, significant and rapid change and there can be no assurance that technological or other advances will not render any system, product or program developed by the Company uneconomical or obsolete.

10.   Competition.

      Competitors engaged in all areas of medical and drug technology and manufacture of diagnostic equipment and products in the United States and abroad are numerous and include, among others, major pharmaceutical, food and chemical companies, specialized biotechnology firms, universities, and research institutions. The Company expects that competition will increase with the perceived potential for commercial applications of medical and drug related technologies. The greater availability of capital for investment in medical and drug technology, and the potentially greater funding of industrial research in this field by foreign governments, will likely result in increased competition. Competition already exists for the Memory Centers(TM). Alzheimer centers, dementia clinics, neurology groups and other medical centers can all conduct memory assessments, prevention and treatment of memory disturbed patients. (See "Business Competition").

11.   Dependence on Others for Manufacturing and Marketing.

      Currently, the Company has no manufacturing and limited marketing capability. If the Company does not develop its own manufacturing and marketing capabilities, it will continue to be dependent upon other companies for the manufacturing and marketing of its products through licensing or other arrangements. If the Company does its own manufacturing, its manufacturing facilities and operations must comply with Good Manufacturing Practice ("GMP") regulations of the FDA prior to obtaining pre-marketing approval ("PMA"). There can be no assurance that the Company will have its own manufacturing capability or will receive GMP approval. The Company's CEEG Scan System, a technique that analyzes conventional EEG with digital computers, is the only one of the Company's seven products that has received FDA marketing approval. No applications are pending with the FDA, with respect to the remaining six products, but the Company intends to submit a 510(k) application for three of the six products during 1997 or early 1998: the EEG/EP Amplifiers; the digital EEG System software and the HZI Electrode Headset. See "Business - Product Development - Technological Changes - Sales and Marketing".

 12.  Patent Protection

      The Company's policy is to protect its intellectual property rights, products, designs and processes through the filing of patents in the United States and, where appropriate, in Canada. The Company also registers trademarks and trade names. The Company presently has seven patents.

      The Company believes that is patents may offer a competitive advantage, but there can be no assurance that any patents, issued or in process, will not be circumvented or invalidated. The Company also intends to rely on trade secrets and proprietary know-how to maintain and develop its commercial position. See "Business - Patents and Proprietary Technology".

13.   Potential Future Sales Pursuant to Rule 144 Or Registration Rights

      Future sales of shares by existing stockholders under Rule 144 of the Securities Act, or through the exercise of outstanding registration rights, or the issuance of shares of Common Stock upon exercise of options, warrants or otherwise could have a negative impact on the market price of the Common Stock. The Company is unable to estimate the number of shares that may be sold under Rule 144 or pursuant to registration rights since this will depend on the market price for the Common Stock of the Company, the personal circumstances of the sellers and other factors. Any sale of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby. See "Shares Eligible For Future Sale".

14.   Registration Rights

      The Company expects that purchasers of securities in future private sales may receive registration rights at the Company's cost and expense. Such registration rights require the Company to register such securities with the Securities and Exchange Commission and state securities commissions for resale by the selling security holders, and enable such security holders to sell the securities to or through underwriters or to other purchasers in market transactions at prevailing market prices. In the absence of such registration, the securities acquired in private placements are restricted securities and can be sold only under Rule 144 under the Securities Act after a holding period of two years from the date of purchase or pursuant to another available exemption from the registration requirements under the Securities Act.

      The approximate cost of registering the securities offered hereby is $168,500. Certain of the selling stockholders are obligated to pay all costs and expenses incurred in connection with the registration of the Shares and Warrants.

15.   Possible Issuance of Preferred Stock

      Shares of the Company's Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire or discouraging a third party from acquiring a majority of the outstanding voting stock of the Company. The existence of the Preferred Stock may have a depressive effect on the market value of the Company's Common Stock. The Company has no present plans to issue any additional shares of Preferred Stock. See "Description of Securities - Preferred Stock".

                    CERTAIN MARKET INFORMATION AND DIVIDENDS

Market Information

      On July 20, 1987, the Securities and Exchange Commission declared effective the Company's Registration Statement with respect to an initial public offering of 4,000,000 Units, each Unit consisting of one share of the Company's Common Stock and one redeemable warrant to purchase one additional share of Common Stock. The redeemable warrants were exercisable during the thirty six month period commencing with the effective date of the Registration Statement. All of the warrants expired unexercised. In connection with the Company's acquisition of HZI, the Company issued to each of its public stockholders of record on November 1, 1994 one Class B and one Class C Warrant for each share of the Company's Common Stock held by such stockholders, for an aggregate of 800,000 Class B and 800,000 Class C Warrants (after giving effect to the reverse stock split described above). Each Class B and Class C Warrant entitles the holder to purchase one share of the Company's Common Stock. The Warrants will not be tradeable or exercisable until a registration statement has been filed by the Company with the Securities and Exchange Commission, and has been declared effective. The number of shares underlying the Warrants, and the exercise price of the Warrants, may be adjusted downward or upward at any time by the Company's Board of Directors. The Warrants are redeemable by the Company at any time upon thirty days written notice, at a price of $.001 per Warrant.

      On March 2, 1995, the Company's Common Stock was accepted for listing on the NASDAQ Electronic Bulletin Board under the symbol NURC. Prior thereto there had been no public trading in the Company's Common Stock.

      The high and low range of bid prices for the common shares of the Company for the quarters indicated as reported by the NASD were as follows:

                                                  High          Low
                                                  ----          ---

1995
    First Quarter (commencing 3/2/95)             3 3/4         3
    Second Quarter                                3 3/4         2 1/8
    Third Quarter                                 2 1/8           1/2
    Fourth Quarter                                1 7/8         1 1/2

1996
    First Quarter                                 4             1 7/8
    Second Quarter                               13             3
    Third Quarter                                20            13 1/2
    Fourth Quarter                               17 3/4         6

1997
    First Quarter (through January    )

      Such over the counter market quotations reflect interdealer prices without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. The Company's Common Stock has not been actively traded.

      The Company had 151 stockholders of record and 231 beneficial holders as of December 31, 1996, for a total of 382 stockholders.

Dividends

      The Company has never paid cash dividends on its Common Stock. The current policy of the Board of Directors is to retain any earnings to provide for the development and growth of the Company. Consequently, no cash dividends are expected to be paid in the foreseeable future on shares of Common Stock. The Company is obligated to pay dividends at the rate of $15,000 per year in cash or shares of Common stock on its outstanding shares of Class B. Series 1. Preferred Stock. See "Description of Securities".

                                 USE OF PROCEEDS

      Since all of the Shares offered hereby are to be sold for the account of Selling Stockholders, the Company will not receive any cash proceeds pursuant to this Offering.

      The Company may, however, receive cash proceeds to the extent outstanding Warrants are exercised by a Selling Stockholder. If the Warrants are exercised in full, as to which there can be no assurance, the net proceeds would be approximately $2,400,000. The Company would use these proceeds, if any, for general corporate purposes including working capital and, repayment of loans and payment of salaries outstanding as of December 31, 1996 in the amount of $770,000 and $52,082, respectively. See "Selling Stockholders".

      Certain of the selling stockholders are obligated to pay all costs and expenses incurred in connection with the registration of the Shares and Warrants.

      Pending the ultimate application of the proceeds of any financing the Company makes temporary investments, including but not limited to, interest bearing savings accounts, certificates of deposit, United States Government obligations or money market certificates.

      United States government obligations are not necessarily those backed by the full faith and credit of the United States government. Company policy does not require temporary investments to be investment grade as determined by a nationally recognized statistical rating organization nor does it require that such investments have any additional safety feature such as insurance.

- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      NeuroCorp., Ltd. ("the Company") was incorporated in the State of Nevada on March 18, 1987. On November 23, 1994, in connection with the reverse acquisition of HZI Research Center, Inc. and Subsidiary ("HZI") the Company amended its Certificate of Incorporation to change its name from Tamarac Ventures, Ltd. to NeuroCorp., Ltd. Further, the Company reduced its authorized common stock from 200,000,000 shares to 100,000,000 shares and authorized 5,000,000 shares of preferred stock.

      The Company, through its wholly-owned subsidiary, HZI, is primarily involved in three inter-related businesses all of which involve the interaction or utilization of the Company's proprietary software, databases and medical devices for the diagnosis and treatment of brain-related disorders. The three businesses are as follows: (i) the contract division performs contract medical research services (principally conducting clinical trials which includes Phase I proprietary quantitative electroencephalogram ["EEG"] studies) for health agencies, contract research organizations and pharmaceutical companies (ii) designing and subcontracting the manufacturing of proprietary neuropsychiatric diagnostic testing software and equipment, which currently is their Brain Function Monitoring System(R) (BFM) (iii) providing interactive diagnostic testing services and analysis to physicians and hospitals via the telephone, this service is known as TeleMap(R).

      In January 1996, the Company created a new wholly-owned subsidiary Memory Centers of America, Inc.(TM) ("MC Inc."). MC Inc. will provide therapeutic services to people who suffer from memory impairment. MC Inc. began full operation's of the pilot program at the end of the second quarter of 1996, and is currently not a significant business segment of the Company.

      On November 23, 1994, in connection with its acquisition of HZI, the Company changed its fiscal year end from September 30 to December 31 so as to conform with HZI's fiscal year end of December 31.

      RESULTS OF OPERATIONS

      Nine months ended September 30, 1996 as compared to the nine months ended September 30, 1995

      Revenues for the nine months ended September 30, 1996 and 1995 amounted to $985,715 and $1,130,085, respectively. The gross profits for the nine months ended September 30, 1996 and 1995 amounted to $497,082 and $736,907, respectively or a net decrease of $295,377. The gross profit percentages for the nine months ended September 30, 1996 and 1995 amounted to 50% and 65%, respectively, or a net decrease of 15%.

      The net reduction of gross profit during the nine months ended September 30, 1996 as compared to the nine months ended September 30, 1995 is attributable to the following:

- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      RESULTS OF OPERATIONS (Cont'd)

      Nine months ended September 30, 1996 as compared to the nine months ended September 30, 1995

      1. Revenues from contracts for the nine months ended September 30, 1996 as compared to the nine months ended September 30, 1995 amounted to $611,698 and $622,018, respectively, or a net decrease of $10,320. The decrease in revenues from contracts for the nine months ended September 30, 1996 is attributable to the Company commencing work on new contracts entered into during 1995 and of which work started in the latter part of 1996. Gross profit from contracts for the nine months ended September 30, 1996 as compared to the nine months ended September 30, 1995 amounted to $292,419 and $309,729, respectively or a net decrease of $17,310. The gross profit percentage from contracts for the nine months ended September 30, 1996 is 48% as compared to September 30, 1995 which was 50%. The decrease in the gross profit is attributable to a lower gross profit on contracts in progress during nine months ended September 30, 1996 as compared to the nine months ended September 30, 1995. During the first quarter of 1995 the contract research division was working on a major high gross profit contract, which impacted positively on the nine months ended September 30, 1995.

      2. Net sales of BFM software and equipment for the nine months ended 1996 and 1995 amounted to $232,685 and $388,489, respectively, or a net decrease of $155,804. The gross profit percentage on these sales for the nine months ended September 30, 1996 and 1995 amounted to 61% and 82%, respectively or net decrease of 21%. The second quarter of 1995 started the initial sales of the Company's new generation of BFM Systems. The majority of these 1995 sales were to Beta sites who are utilizing the new systems in worldwide studies being supervised by the contract research division. The Beta site equipment had a cost basis which had been reduced by depreciation in connection with contract revenues of the previous years. This resulted in higher than normal gross profits for the sales of BFM software and equipment in 1995 due to the cost basis being less than the standard cost basis.

      3. Revenues of the TeleMap division for the nine months ended September 30, 1996 and 1995 amounted to $91,379 and $119,578, respectively, or net decrease of $28,199. The gross profit percentages for the nine months ended September 30, 1996 and 1995 amounted to 47% and 78%, respectively. The decrease in sales for the nine months ended September 30, 1996 as compared to the nine months ended September 30, 1995 is attributable to the Company discontinuing business with customers who were previously delinquent in their payments. The gross profit decrease for the nine months ended September 30, 1996 as compared to the nine months ended September 30, 1995, is partially the result of the Company absorbing its fixed overhead costs allocated to cost of revenues on less sales and an increase in labor costs

- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Cont'd)

      RESULTS OF OPERATIONS (Cont'd)

      Nine months ended September 30, 1996 as compared to the nine months ended September 30, 1995 (Cont'd)

      resulting from the Company's assigning additional personnel in further improvement of its quality controls.

4. Pilot Memory Centers revenues for the nine months ended September 30, 1996 amounted to $49,952. These revenues were derived from patients participating in the Company's pilot program.

      General and administrative expenses for the nine months ended September 30, 1996 were $811,403 as compared to the nine months ended September 30, 1995 of $673,097 or an increase of $138,306 or 21%. The increase in general and administrative expenses for the nine months ended September 30, 1996 is due to the Company incurring in excess of approximately $150,000 of initial costs for its new subsidiary, Memory Centers of America, Inc.(TM) ("MC Inc."). Further during the nine months ended September 30, 1996 as compared to the nine months ended September 30, 1995, the Company reduced its administration billings to Manhattan Westchester Medical Services, P.C., a medical practice that is controlled by the Company's Chairman. ("Manhattan Westchester") by $44,408 resulting in the Company absorbing more payroll costs during the September 30, 1996 period. The reduction in administration billings to Manhattan Westchester is the result of Manhattan Westchester decline in operations, therefore, service provided by HZI personnel were not required. The Company elected to maintain some personnel that were formally billed to Manhattan Westchester to be utilized in other parts of the company's operations. Offsetting the above cost increases in general and administrative costs, the Company has reduced its payroll, professional and consulting fees, and has curtailed overseas travel principally in connection with the Company's involvement in a worldwide contract, and marketing of its BFM System, for the nine months ended September 30, 1996 as compared to the nine months ended September 30, 1995.

      Research and development costs ("R&D") for the nine months ended September 30, 1996 were $71,235 as compared to the nine months ended September 30, 1995 of $136,134 or a decrease of $64,899. The decrease in R&D costs is due to reductions in fixed cost for the R&D department. At the end of 1995, Management relocated its research facility to its main operating division HZI. The Company relocated its research facility in order to enhance communications between operational and research personnel and to lower fixed costs, such as rent, depreciation and other associated fixed costs. Management believes this will have a positive impact in the future. The Company plans on maintaing the same level of Research and Development, however, with a lower fixed costs associated therewith.

      Commencing July 19, 1995 and through September 30, 1996, the Company borrowed approximately $700,000 net of repayments from their shareholders and their affiliates. These loans were used principally to finance losses from operations. As a result of these additional borrowings, interest expense for the nine months ended September 30, 1996 as compared to the nine months ended September 30, 1995 increased by $67,681.

      At September 30, 1996 the Company revised its estimate of the useful life of the software development costs from 17 years to 7 years. This change was made to better reflect the estimated period during which such assets will remain in service. The resulting effect was a one time, non-cash charge to operations amounting to $182,235.

      The Company's loss at September 30, 1996, amounting to $639,202, is not representative of what is expected in the future. The following factors should be taken into account in computing the Company's net loss at such date:

         Net loss at as of September 30, 1996.                   $ (639,202)
         Add back:  Cumulative effect in change in estimate         182,235
         Add back:  Research and development
                    costs (discretionary costs)                      71,235
         Add back:  Interest expense                                 79,938
         Add back:  Development stage cost for Memory Centers
                    of America                                      150,000
                                                                 ----------
          Adjusted loss without future increase in sales         $ (155,794)
                                                                 ----------
                                                                 ----------

      Year ended December 31, 1995 as compared to the year ended December 31,
      1994

      Revenues for the years ended December 31, 1995 and 1994 amounted to $1,543,363 and $2,350,989, respectively. Revenues decreased by $807,626 or 34% for the year ended December 31, 1995 as compared to the year ended December 31, 1994. Gross profit for the years ended December 31, 1995 and 1994 amounted to $905,607 and $1,421,979, respectively or a net

- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Cont'd)

      RESULTS OF OPERATIONS (Cont'd)

      Year ended December 31, 1995 as compared to the year ended December 31, 1994 (Cont'd)

      decrease of $516,372. Gross profit percentage for both years remained relatively the same.

      The net reduction of sales during the year ended December 31, 1995 as compared to the year ended December 31 of 1994 is attributable to the following:

      1. The Company has not entered into any major (multi-million dollar) new long-term contracts since December 31, 1993 and major contracts recorded prior to this period have been substantially completed during the December 31, 1994 year end. However, the Company successfully negotiated several drug related contracts approximating $316,000 during the latter part of 1994 but due to delays which emanated on the part of the customers, the Company, did not commence work on these contracts until the second quarter of 1995. Revenues from contracts for the year ended December 31, 1995 as compared to the year ended December 31, 1994 amounted to $841,057 and $1,740,676, respectively, or a net decrease of $899,619. The decrease in revenues from contracts for the year ended December 31, 1995 is attributable to the Company completing a major portion of multi-million dollar contracts during the year ended December 31, 1994. Gross profit from contracts for the year ended December 31, 1995 as compared to the year ended December 31, 1994 amounted to $438,422 and $1,045,594, respectively or a net decrease of $607,172.

            The gross profit percentage from contracts for the year ended December 31, 1995 is 52% as compared to December 31, 1994 which was 60%. The decrease in the gross profit is attributable to the utilization of low cost contractors (University based) in completion of certain components of a major contract in 1994, and not in 1995.

      As of December 31, 1995 the Company had a backlog of contracts to perform of approximately $685,000. The Company expects to realize a minimum of $500,000 of revenues during 1996 from said contracts.

      2. Net sales of BFM Systems for the years ended 1995 and 1994 amounted to $556,187 and $423,576, respectively or a net increase of $132,611. Gross profit percentage for the years ended 1995 and 1994 amount to 72% and 63%, respectively, or a net increase of 9%. During 1993, the Company contract research division entered into an agreement to conduct a multinational study for a International Health Organization. It was further agreed that the

- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Cont'd)

      RESULTS OF OPERATIONS (Cont'd)

      Year ended December 31, 1995 as compared to the year ended December 31, 1994 (cont'd)

            Company would supply the other Beta site participants a stripped down version of the BFM System to be used directly in the study. At the end of the contract period the Beta site participants are obligated to return said system. Commencing during 1995 the Company has sold 5 BFM Systems to these Beta Site participants which directly increased the sales and gross profit of the BFM division.

      3. Revenues of the TeleMap division the years ended 1995 and 1994 amounted to $146,119 and $186,737, respectively, or net decrease of $40,618. Gross profit percentage for the years ended 1995 and 1994 amounted to 37% and 59%, respectively. During 1995 the Company increased its usage of higher priced labor which resulted in the decrease of gross profit margins. This was corrected during the latter part of 1995.

            General and administration expenses include overhead, administration salaries, selling and consulting costs. Further, the Company classifies the costs of planning, designing and establishing the technological feasibility of its computer system product as research and development costs and charges those costs to expense when incurred. After technological feasibility has been established, costs of producing a marketable product and its prototype are capitalized. Database and computer system development costs are entirely composed of expenditures that have been capitalized by the Company. The composition of these capitalized costs are mainly payroll and other direct employee costs. Costs associated with above, which are not capitalized during the period are charged to either general and administrative or research and development expenses.

            General and administrative expenses for the year ended December 31, 1995 were $1,013,233 as compared to the year ended December 31, 1994 of $985,074 or a increase of $28,159 or 3%. The increase in general and administrative expenses for the year ended December 31, 1995 is due to an increase in payroll costs. For the year ended December 31, 1995, the Chairman waived $146,347 of his base annual salary. Said salary amount has been recorded as an administrative expense and as a capital contribution.

- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Cont'd)

      RESULTS OF OPERATIONS (Cont'd)

      Year ended December 31, 1995 as compared to the year ended December 31, 1994 (cont'd)

            R&D for the year ended December 31, 1995 were $181,512 as compared to the year ended December 31, 1994 of $224,010 or a decrease of $42,498. The decrease in R&D costs is due to reduction of depreciation and equipment rental costs amounting to $64,505. Offsetting the 1995 reduction was a legal settlement of $27,800 with New York University in connection with back rent for laboratory and office space.

      LIQUIDITY AND CAPITAL RESOURCES

      Nine months ended September 30, 1996 as compared to the nine months ended September 30, 1995

      At September 30, 1996 and December 31, 1995, the Company had working capital of $66,661 and a working capital deficiency of $6,765, respectively. The $73,426 net increase in working capital for the nine months ended September 30, 1996 is attributable to accounts receivable and deferred financing cost increasing by $557,857. Offsetting this increase in working capital for the nine months ended September 30, 1996 as compared to the year ending December 31, 1995 are increases in stockholders loans of $478,480. The increase in accounts receivable is the result of the contract research division earned revenues exceeding amounts billed. Deferred financing cost of $86,848 is the result of the Company borrowing from a shareholder, a $200,000 interest free loan and as additional consideration, issuing 66,666 shares of restricted common stock, which was valued at 50% of the fair market value on the date of the loan. During February and July 1996 the Company borrowed from Trinity American Corporation ("TAC") $175,000 to supplement its working capital position. During early April 1996 the Company repaid TAC $50,000. Further, the Company borrowed from stockholders during July 1996 an additional $200,000.

      For the nine months ended September 30, 1996 net cash decreased by $22,029. For the nine months ended September 30, 1996 and 1995, the Company used cash for operations of $664,121 and $239,948, respectively, resulting in increased cash used in operations of $424,173. The net increase for the nine months ended September 30, 1996 is the result of accounts receivables increasing by $290,851 from slow collections of the contract research division foreign receivables. Loss from operations increased by $388,983 net of the cumulative effect of the change in estimate of the useful lives of the software development costs amounting to $182,235, previously discussed, at September 30, 1996 as compared to the nine months ended September 30, 1995. The net decrease in long-term contract accounts (costs in excess of billings on uncompleted contracts and billings in excess of Contract Revenues on uncompleted contracts) of $339,619 is the result of the Company reducing its backlog of large

- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Cont'd)

      LIQUIDITY AND CAPITAL RESOURCES (Cont'd)

      Nine months ended September 30, 1996 as compared to the nine months ended September 30, 1995 (cont'd)

      contracts during the March 31, 1995 quarter. As of September 30, 1995 the Company had a backlog to perform approximately $730,000 of contracts. The contract research division during the current year has performed significant work for a major foreign customer, resulting in a large increase in their accounts receivable. In accordance with the contract, a significant portion of the receivable will be paid by this customer upon completion of the statistical report. The Company intends to complete this report prior to year end which will result in collections of the September 1996 receivables of approximately $300,000. The Company has not replaced these significant high gross profit contracts which has resulted in the Company showing a net loss of $639,202 inclusive of a cummulative effect of change in estimate amounting to $182,235 for the nine months ended September 30, 1996 as compared to net loss of $67,984 for the nine months ended September 30, 1995.

      For the nine months ended September 30, 1996 and 1995 cash used by investing activities mainly in connection with cost incurred for the development of databases and computer system products, amounted to $104,474 and $323,816, respectively, or a net decrease in the use of cash of $219,342. The Company during the three months ended March 31, 1995 received a $34,271 payment from its insurance carrier on an automobile that was destroyed in an accident. During 1996 the Company reduced its payments by $270,433 for database and computer system product development costs as compared to 1995. As noted in the December 31, 1995 Management Discussions and Analysis, future capitalization of computer system product development costs primarily in connection with the BFM system will be substantially reduced during the 1996 period, as compared to 1995 due to the Company completing at the end of 1995 the final programming of its BFM Systems.

      For the nine months ended September 30, 1996 and 1995 cash provided by financing activities amounted to $746,566 and $235,607, respectively. For the nine months ended September 30, 1996 the Company received $400,000 in connection with the sale of 1,000,000 shares of common stock to investors and borrowed from shareholders approximately $478,000 net of repayments. Furthermore, during the nine months ended September 30, 1996 the Company repaid a line of credit which amounted to $50,000. As discussed in Note 11(m) of the September 30, 1996 financial statements, the Company expended $25,046 to register shares of common stock and warrants pursuant to previous contractual obligations with certain stockholders. At September 30, 1996, the Company accrued $11,250 of dividends for Series 1 preferred stock as required under the agreement.

      The Company intends to continue to meet its future cash requirements through earnings from operations, short term borrowings and the sale of stock.

- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Cont'd)

      LIQUIDITY AND CAPITAL RESOURCES (Cont'd)

      Year ended December 31, 1995 as compared to the year ended December 31,
      1994

      At December 31, 1995 and December 31, 1994, the Company had a working capital deficiency of $6,765 and $275,034, respectively. The $268,269 net decrease in the working capital deficiency for the year ended December 31, 1995 as compared to the year ending December 31, 1994 is attributable to long-term contract related accounts decreasing by $291,325 and accounts receivables increasing by $561,553 or a net reduction in working capital deficiency of $852,878. The reduction is primarily the result of the Company completing contracts during the year ended December 31, 1995 and the Company recording no new major contracts during the year ended December 31, 1995. The increase in accounts receivable is primarily attributable to increased sales by the BFM division in the fourth quarter of 1995. The Company at December 31, 1995 has reduced its cash balances by $195,986 and increased borrowings from shareholders inclusive of interest and net of repayments by $214,173, as compared to the December 31, 1994 year end.

      During 1995 receivables from stockholders and affiliates were reduced by $152,861. The resulting changes in the above accounts have a net impact of decreasing the working capital deficiency by $289,858 for the year ended December 31, 1995.

      For the year ended December 31, 1995 net cash decreased by $195,986. For the years ended December 31, 1995 and 1994, the Company used cash for operations of $660,652 and $128,051, respectively. The net reduction for the year ended December 31, 1995 is the result of accounts receivables increasing by $567,021 from strong sales of BFM Systems and a net favorable decrease of $353,530 in the long-term contract related accounts at December 31, 1995 as compared to the December 31, 1994. The net decrease in long-term contract accounts is the result of the Company completing several large contracts. Further, for the year ended December 31, 1995 as compared to the year ended December 31, 1994 the Company used cash for accounts payable, accrued expenses, and income taxes payable amounting to $343,785. Cash was utilized to pay off primarily overdue accounts payable to equipment vendors, general suppliers and professionals and interest due shareholders. The reduction of $166,715 for income taxes payable for the year ended December 31, 1995 as compared to the year ended December 31, 1994, is the result of the Company changing it's intercompany charges to more accurately reflect the proper charges of each subsidiary.

      For the year ended December 31, 1995 and 1994 cash used by investing activities mainly in connection with cost incurred for the development of databases and computer system products, amounted to $218,127 and $392,084, respectively, or a net decrease in use of cash of $110,957. The

- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Cont'd)

      LIQUIDITY AND CAPITAL RESOURCES (Cont'd)

      Year ended December 31, 1995 as compared to year ended December 31, 1994 (cont'd)

      Company during the year ended December 31,, 1995 received a $34,271 payment from its insurance carrier on an automobile that was destroyed in an accident and the Company used a $179,240 less in cash for the database and computer system product development costs capitalized for 1995 versus the 1994 period. Management believes that future capitalization of computer system product development costs primarily in connection with the BFM system will be substantially reduced in future periods.

      For the year ended December 31, 1995 and 1994 cash provided by financing activities amounted to $682,843 and $533,172, respectively. For the year ended December 31, 1995 the Company sold 1,057,143 shares of common stock to investors for $350,000 and borrowed from its primary bank $50,000 against an secured bank line of credit of $100,000. Furthermore, during 1995 the Company borrowed approximately $312,000 from two major shareholders which is net of repayments of approximating $79,000. Additionally, HZI's President repaid a loan receivable of approximately $90,000 during the third quarter of 1995. In March 1994 the Company's wholly owned subsidiary, HZI, obtained a $200,000 of cash for a three year installment loan from its primary bank. On March 24, 1994, in connection with the pending acquisition of HZI, a bridge loan was made for $75,000 by Trinity American Corporation ("TAC"), a stockholder of the Company to HZI, pursuant to the agreement.

      The financing that was to be arranged for HZI was not timely arranged, based upon the terms of the agreement HZI was not responsible for the repayment of the bridge loan. This transaction has been recorded as a forgiveness of debt in the year ended December 31, 1994.

      Further, the Company sold $400,000 of preferred stock to TAC during the year ended December 31, 1994. The sale of the preferred stock was in connection with the reverse acquisition of the Company's subsidiary.

      The Company intends to meet its future cash requirements through earnings from operations, short term borrowings and the sale of stock.

      MANAGEMENT'S PLANS

      Since 1974, the Company has conducted a series of research programs on memory-enhancing drugs. Since 1991 Company was planning to develop Memory Centers with the Company's customer whose "anti-dementia" product was tested by the Company in recent years. The data of these studies have now been analyzed and publications are in process. The data from these studies demonstrated the usefulness and the power of the

- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Cont'd)

      MANAGEMENT'S PLANS (Cont'd)

      Company's proprietary method (Quantitative Pharmaco-EEG = QPEEG) for dementia drugs. This method, which was developed by the Chairman of the Company, helps to assess the pharmacological effects of drugs on the human central nervous system (CNS), thus helping to establish the bioavailability of a CNS drug and its CNS-effective dose. It predicts the clinical-therapeutic dose of a compound and its possible therapeutic use in different clinical diagnostic conditions. The Company showed and reported in a scientific periodical that a double dose of the herbal product of this customer has more CNS effects, thus, shall be more therapeutically effective than that of the marketed dose. This has resulted in the Company's largest customer renewing interest in this study and continuing to work with the Company. The Company received a new contract valued at $780,000 from this customer to further analyze the previous data as well as the data of the ongoing depression research. The Company believes that the new and successful developments in conjunction with the Company's largest customer will not only bring new contracts providing additional cash and revenues, but will also open new doors for substantial revenue-bringing long-term contracts. This customer has also promised to offer 1-2 CNS-effective drugs for further development and license for marketing. The Memory Centers(TM) should also have a positive impact on the Company's cash flow in the future. The Company, during the fourth quarter of 1996, also obtained a new contract ($140,000) from a U.S. pharmaceutical company to conduct a QPEEG study to establish a side-effect-free dose. Negotiations suggest that large collaborative studies may be initiated in the near future. Because of this and because of the new private investors' interest, the Company decided to develop Memory Centers(TM) by itself. The Company has started a new wholly-owned subsidiary, Memory Centers of America, Inc.(TM) (MC, Inc.). A pilot project was initiated during the first quarter of 1996 in collaboration with Manhattan-Westchester Medical Services, P.C., a corporation which is controlled by the Company's Chairman and also has the required equipment, space, staff, and professional expertise. MC, Inc. commenced full operations of the pilot program during the latter part of the second quarter of 1996. The revenue of those operations are not yet a significant part of the Company's operations at September 30, 1996; however, the pilot centers have demonstrated the need for such services. Payments from third parties for such services have confirmed the acceptance of the Company's Memory Center services. The majority of the Tele-Neuro-Psychiatry(TM) System required for each of the Memory Centers, which includes: (i) clinical tele-neuro-psychiatry software programs; (ii) neuropsychological and cognitive rehabilitation testing and reporting software packages;
      (iii) digital EEG and Evoked Potential transmission software and hardware systems. The development of prototype systems has been completed during 1996. These software and hardware systems are an integral part of the Memory Centers(TM) and because of these proprietary systems, Memory Centers are expected to generate significant revenues.

- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Cont'd)

      MANAGEMENT'S PLANS (Cont'd)

      The Company has developed protocols for an Alzheimer's research program and a Teleneuropsychiatry developmental program to be conducted worldwide under the sponsorship of an international health agency. The Company has been negotiating with several major pharmaceutical manufacturers to support this program. The budget for this program will be $4 to 8 million, and the Company expects to monitor this program. The Company also invested in a feasibility study to develop an Alzheimer's drug (oxiracetam). As a result, the Company is negotiating for a license to develop and market oxiracetam.

      The Company is trying to obtain a contract pursuant to the Company preparing data and analysis of previous studies which will be the basis for a U.S. Alzheimer's research program. If the contract is obtained, it is projected that $500,000 of revenue will be realized during the first half of 1997.

      The Company obtained a $140,000 QPEEG contract from a U.S. pharmaceutical company. If this project can provide a dose range which has clinically expected effects, without side effects, Company anticipates further contracts from this organization.

      The Company has developed its own Web Site page on the World Wide Web and intends to offer and provide data base services to interested parties for psychotropic drug research and development.

      The funds obtained from the sale of stock in the first nine months of 1996 were invested in development of programs which are expected to generate immediate revenues, such as the Memory Center project and a program for advertising the telephonic services.

      The Company projects another five (5) BFM system software sales through its Turkish distributor valued at $75,000 within the next six months. An additional 3-6 systems (estimated at approximately $180,000) may be sold to centers who may develop the Alzheimer's program sponsored by an international healthcare organization during 1997.

      The Company intends to meet its future cash requirements through earnings from operations based on its current backlog amounting to $730,000 at September 30, 1996, potential future contracts, currently under negotiations and the $2,000,000 received during December 1996 as a result of selling 550,020 units in a private placement. Each unit consisted of one share of Common Stock, and two warrants, each entitling the holder to purchase one additional share of Common Stock.

                                    BUSINESS

History

      NeuroCorp., Ltd., formerly known as Tamarac Ventures, Ltd. (the "Company"), was incorporated in the State of Nevada on March 18, 1987 and completed an initial public offering in September, 1987. At the time of its initial public offering, the Company had no specific business plan, but was instead a "blind pool" wherein the Company's securities were sold to the public to provide the Company with net proceeds of approximately $178,000 capital to be used to purchase the unknown existing businesses or to acquire the unknown existing assets to establish a subsidiary business or businesses.

      Management had, since the completion of its initial public offering, endeavored to locate an appropriate acquisition or merger candidate. In this regard, management had, on two occasions prior to its acquisition of HZI, entered into negotiations for an acquisition by the Company of, or merger of the Company into, a business identified by management as suitable for the Company's objectives. In 1988, control of the Company was transferred to new management in connection with the attempted sale by the Company's principal shareholder of his shares of the Company's common stock to a group of individuals who represented to the Company that they would subsequently merge the Company into and with a number of active foreign corporations. However, shortly thereafter the Company's founders ascertained that these individuals had converted substantially all of the Company's liquid assets to their own use and had otherwise committed various frauds against the Company and its shareholders. Thereafter, the shares sold by the Company's principal shareholder were returned to him, management sought and regained control of the Company, and the Company commenced litigation to recover the Company's lost assets. The litigation commenced by Summons and Complaint dated March 29, 1989 and filed in the U.S. District Court for the Southern District of New York was dismissed by Order of the Court dated May 1, 1990.

      A second attempted transaction took place in 1989. The terms of this transaction included the placement into escrow of all of the shares of the Company's common stock owned by its principal shareholder (representing a controlling portion of the Company's issued and Outstanding common stock) and an undertaking on the part of the new "control group" to pursue the litigation referred to herein. This transaction was never consummated due to the failure of the new "control group" to fully pay for the escrowed shares or to pursue the litigation. Consequently, the escrowed shares were returned to the original shareholder, and control of the Company was returned, and remained in the hands of the original management.

      As a result of the loss of substantially all of the Company's liquid assets, and the expenditure of the remainder of its assets in pursuit of the litigation referred to above, the Company was not able to pursue other acquisition or merger candidates during the pendency of the litigation, and consequently was not able to engage in any business whatsoever. As noted above the litigation was dismissed by an Order of the court dated May 1, 1990.

Recent Developments

      On October 25, 1994, the Company issued to Trinity American Corporation, a Nevada Corporation ("Trinity"), 120,000 post-split shares of the Company's Common Stock in consideration of Trinity's identifying HZI Research Center, Inc. ("HZI") as a potential acquisition candidate for the Company. Previously, on March 24, 1994, HZI received a bridge loan from Trinity in the principal amount of $75,000. It was subsequently agreed that HZI shall have no responsibility for the repayment of such bridge loan. On November 23, 1994, Trinity contributed $400,000 to the Company's capital account and in December 1994, two classes of preferred stock were issued to Trinity. See "Certain Transactions" and Note 11 of "Notes to the Company's Consolidated Financial Statements".

      On November 23, 1994, the Company acquired all of the issued and outstanding shares of HZI Research Center Inc. ("HZI") for 4,600,000 shares of the Company's common stock (after giving effect to a one for fifty share combination, or "reverse split"), whereby the Company's name was changed to "NeuroCorp, Ltd." and the sole officer and director of the Company resigned and was replaced by the management of HZI. HZI is a New York corporation, founded in 1974 by Turan M. Itil, M.D., its Chairman and principal shareholder. The Company changed its fiscal year from September 30 to December 31 so as to conform to HZI's fiscal year.

      In December 1996 the Company sold an aggregate of 550,020 Units for an aggregate of $2,000,000 ($3.63 per Unit) to three investors in a private placement. Each Unit consists of one share of Common Stock and two Warrants, each of which entitles the holder to purchase one additional share of Common Stock. The 1,100,000 Warrants included in the Units are exercisable at $4.00 per share until December 31, 1997 and at $6.00 per share thereafter and until December 31, 1998, the expiration date of the Warrants. The purchasers of the Units have not been granted registration rights and none of the Shares of Common Stock or Warrants comprising the Units or Shares of Common Stock issuable upon exercise of the Warrants have statement of which this Prospectus is a part.

      The Company hired Mr. Jonathan Raven, effective January 6, 1997, as President, CEO and Director of the Company's wholly-owned subsidiary, Memory Centers of America, Inc.(TM) In addition, Mr. Raven is an Executive Vice President and a Director of the Company. Mr. Raven entered into a three (3) year employment contract. See "Business - Memory Centers(TM)" and "Management."

Business of HZI

The Company through HZI is primarily involved in three inter-related businesses:
(i) performing contract medical research services (principally conducting clinical trials, which includes "special" proprietary pharmaco-EEG studies) for health agencies, contract research organizations and pharmaceutical companies;
(ii) designing and subcontracting manufacturing proprietary neuropsychiatric diagnostic testing software and equipment and selling these systems to physicians, researchers and hospitals; and (iii) performing telephonic neurological diagnostic testing services, including electroencephalogram ("EEG"), evoked potential ("EP") and neuropsychological testing for physicians and hospitals. These tests are used to diagnose brain disorders. The Company's CEEG Scan System, a technique that analyzes conventional EEG with digital computers, has received FDA marketing approval. This product was approved in March 1987. No applications are pending with the FDA, but the Company intends to submit a 510(k) application for three of its six products during 1997 or early 1998, the EEG/EP Amplifier; the Digital EEG System software and the HZI Electrode Headset. The Company intends to submit a 510(k) application for the two additional products, enhanced Evoked Potential Software and pharmacologically activated EEG (Test Dose) software in the latter part of 1998 or early 1999. The Company has not yet decided whether or not it will resubmit the application for the seventh product, (the [alpha]- 2000 System). There can be no assurance that any of these proposed products will be approved by the FDA for sale in the United States or that they will be scientifically or commercially accepted. For the fiscal years ended December 31, 1994, 1995 and the nine months ended September 30, 1996, the Company has spent $224,010, $181,512 and $71,235 respectively, on research and development activities for proprietary items, some of which particularly methodologies and software programs are used in its contract research activities. The Company is not reimbursed for any research or development expenses from its customers.

Drug Development

HZI plans in the future to use its proprietary hardware, software, Quantitative Pharmaco-EEG software ("QPEEG"), and databases in order to develop, either alone or with others, proprietary drugs. HZI believes that the combination of its expertise and its proprietary databases will enable HZI to define neuropharmacological activity of central nervous system (CNS) drugs. HZI's physicians and research professionals have extensive experience in the screening and testing of psychotropic drugs, as well as the measurement of brain functions as detected by the brain electrical activity.

During the last ten years, HZI has been involved in the development of six new drugs for the treatment of Alzheimer's disease, such as oxiracetam, suloctidil, nimodipine, pramiracetam, BMY-21502, Ginkgo biloba and velnacrine. HZI's involvement has been as a subcontractor for drug companies and it has no proprietary interest in these drugs. HZI's role involve the use of its proprietary QPEEG methodology and its proprietary data bases to determine the effects of these drugs on the central nervous system and to provide effective dose ranges. HZI also studied choline/lecithin, deprenyl, synthetic male hormone, mesterolone, thyroid releasing hormone (TRH), physostigmine, THA (tacrine), neostigmine, and hydergin, all of which are claimed to be effective in memory problems and Alzheimer's disease. As a result, HZI has compiled what it believes to be a unique database on the effects of compounds on Alzheimer's disease and memory impairment. HZI believes that it can now study a variety of new chemical entities or naturally occurring substances (e.g. plant extracts, vitamins) using its proprietary software and databases in connection with memory impairment.

The Company believes that it maintains a competitive advantage in this area, which may enable it to screen new products with high central nervous system potency for further development. The Company further believes, although there can be no assurance, that this type of "targeted" approach can bring new drugs to market at a relatively lower cost than would otherwise be the case. Consequently, the Company believes it should be an attractive joint venture partner with larger, and smaller, pharmaceutical firms, although there are currently no such relationships contemplated and there can be no assurance that any such opportunity may arise in the future or if such opportunity arises that the Company would benefit financially. There is no assurance that the Company's QPEEG method and/or data bases will be accepted by the scientific community and/or drug companies and/or drug regulators as useful vehicles to speed up and economize psychotropic drug development.

HZI believes that its database can be used to expedite the overall drug development process in the following ways:

      1. By finding new uses for compounds already on the market. Many drugs used to treat a variety of illnesses that affect the brain. The CNS action of drugs developed for peripheral illnesses (i.e. sedation of an antihypertension drug) are often considered "side effects" and their potential therapeutic values have been overlooked. For example, HZI, using QPEEG, has discovered psychotropic properties of mianserin, an anti-allergic drug. Mianserin was subsequently successfully marketed in Europe. HZI has also discovered, through use of QPEEG, anti-depressant properties of male and female hormone products from Schering AG which were patented and assigned to Schering AG.

      2. By refining and improving experimental drugs that manufacturers now consider marginal. Pharmacological research programs often result in drugs, some of which large manufacturers consider marginal, either in effectiveness or because their potential use is limited or the patent life is too short. The Company, through the use of HZI's proprietary systems, may be able to improve on these drugs, for which the bulk of the basic research is already complete. The Company believes the efficacy of these drugs can be established on a relatively economic basis by using HZI's proprietary software.

      3. By screening natural products. Many natural substances have neuropharmacological activity, such as choline and lecithin. For example, HZI is currently negotiating to license an herbal extract. Using very large studies the Company has demonstrated that a similar extract manufactured by a European company has significant effects in the brains of healthy subjects. The Company therefore, has brain effects measurements of this extract. The other herbal extracts will be compared with this extract.

After determining that a drug under study has marketplace potential, the Company intends to offer them to major drug companies on a licensed basis. These large firms, it is anticipated, will bear the majority of the cost in meeting final FDA requirements and bringing the drug to market (i.e. large clinical trials and toxicology testing).

Mediator SRL, an Italian drug company has obtained exclusive rights for oxiracetam an antidementia (deteriorated brain performance) drug, from SmithKline Beecham Farmaceutici Italia S.p.A. The Company has entered into an agreement with Mediator for development rights for oxiracetam in the United States and marketing rights in other territories provided it proves feasible. The Company intends to conduct a feasibility study to assess oxiracetam for use in the United States and if found to be favorable the Company expects to obtain an exclusive license to develop the product in the USA and market this product in at least a dozen countries. Oxiracetam is presently marketed successfully in Italy and Korea.

A major German pharmaceutical concern, has identified certain compounds which the Company has agreed to screen. These compounds affect the central nervous system. The Company will evaluate these compounds for further development using the Company's proprietary method and databases.

There can be no assurance that the Company will be successful in obtaining licenses or in developing and bringing any new pharmacological product to market, or, if so, that any such product will generate significant income for the Company.

Contract Research Services

HZI, a wholly-owned subsidiary of the Company, assists health organizations and pharmaceutical companies in testing neuropsychiatric drugs. Since its inception in 1974 HZI received aggregate revenues in excess of $10,000,000 as a result of these services, and has performed such services for several of the world's leading drug manufacturers. For the fiscal years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 revenues from contract research services accounted for 74%, 55%, and 62%, respectively, of total revenues.

The services performed by HZI generally fall into one of three study categories:

      1. Single dose trials in healthy subjects and patients to determine safety, bioavailability and dose finding of new drugs using quantitative pharmaco-EEG (CEEG(R)) and other methods.

      2. Multiple dose drug trials in patients (Patients are treated for weeks or months with experimental drugs versus placebo to establish safety and efficacy of the drug).

      3. Multicenter studies with different drugs. (Multiple dose drug trials are conducted in patients from many centers or hospitals.)

In conducting these studies, HZI may employ its proprietary QPEEG method, and/or may utilize several statistical software packages and computer/telephone interactive monitoring systems (only in multicenter trials). HZI has completed studies in the areas of Alzheimer's disease, anxiety disorders and is currently conducting a study in clinical depression.

HZI has, in the past, entered into clinical research retainer agreements with terms of up to three years with leading pharmaceutical companies in addition to numerous shorter term contracts with many other major pharmaceutical companies worldwide. HZI believes that its QPEEG method and ongoing research provides a competitive advantage over its competitors in the field of single dose QPEEG trials as a result of HZI's continued development of new software programs and new databases on psychotropic drugs. However, some of HZI's competitors also claim to have data bases and EEG/EP software programs for psychotropic drug development. There can be no assurance that HZI will be able in the future to maintain or increase the level of revenues it has received from its clinical research activities, or that HZI's existing competitors, or as yet unidentified competitors, will not be able to develop and compile similar, or superior, non-infringing software applications and/or databases in the future. Further, that portion of the databases consisting of data from contract research, may not be used by HZI in the future because of disclosure restrictions imposed by drug companies.

Neuropsychiatric Diagnostic Equipment

HZI offers a line of proprietary neuropsychiatric diagnostic testing equipment to physicians, researchers and hospitals. The system, known as the CEEG-Scan(R) or BFM System(R) (Brain Function Monitoring via brain bioelectrical activity monitoring) enhances, by quantifying, widely accepted diagnostic tests (i.e.,
EEG) and permits them to be performed in a more practical and economical fashion than through other available means. The CEEG-Scan System also includes proprietary Dynamic Brain Mapping(TM) software. As of September 30, 1996 accumulated sales since the product's inception amounted to 115 sales of these systems consisting of hardware and software or software only, at prices ranging from $15,000 to $130,000. For the fiscal years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 revenues from sales of neuropsychiatric diagnostic testing equipment accounted for 39%, 36% and 24%, respectively, of the Company's total revenues. This system, unlike those of its competitors, is characterized by being primarily based on software with maximum off-the-shelf hardware, along with what the Company believes to be the largest available databases on psychotropic drugs and patients. Also, all of the tests performed by HZI's System, such as EEG, EP and NPT, have already been assigned CPT ("Current Procedural Terminology") codes, and therefore are eligible for third party reimbursement (except for brain mapping). Since many of these programs are regulated by the FDA, changes in policy and/or other unforeseen events can significantly and negatively influence the Company's business and revenues. Furthermore, the Company has many competitors in contract research. Some of these are associated with leading academic centers of the world (other than the United States), and others are much larger companies than the Company and have greater financial resources.

The CEEG Scan System, which has received the necessary permission for marketing from the FDA in March 1987, is currently being utilized by many of the world's largest psychiatric research centers, such as the laboratories of the National Institute of Drug Abuse, the National Institute of Mental Health in China, the National Institute of Health in France, and the National Academia of Medicine in Russia. HZI has developed the a-2000 digital EEG/brain mapping system (the "a-2000 System"). This system, which is already in use (as Beta Sites) at 16 leading research centers throughout the world (other than the United States), will be upgraded to a 32-64 channel system by modifying HZI's proprietary hardware (Console I and II). Eight of the research centers enhanced the original system to be used clinically as well as by purchasing or enhancing the system with additional hardware/software. The Company has sole ownership of the systems until the research centers pay additional funds to the Company to purchase the product. The price of the generic a-2000TM system was established at $55,000, with a selling price to the centers of $20,000 (for research as a Beta Site). With enhancements and upgrades, the price ranges from $60,000 to $108,027. For the years ended December 31, 1994, 1995 and for the nine months ended September 30, 1996, the Company has recognized $265,898, $413,521 and $233,685, respectively, of sales principally from the product. As noted below, Company did not, however, obtain permission from the FDA to market the a-2000 system. Additionally, some of the Company's products or software packages (i.e the Company's [alpha]-2000TM EP and NPT) are being tested with a Beta Site program (in accordance with the Investigative Device Exemption Registration) and offered at reduced prices since they do not yet have FDA approval to market the products.

In 1991, the American Electroencephalography Society accepted the use of digital electroencephalograms, which was already an integral component of HZI's CEEG-Scan System as opposed to the traditional analog EEG presentation. HZI subsequently developed a new generation of CEEG-Scan Systems which has been delivered to 16 Centers in 14 countries around the world within a Beta Site program. This is a multicenter psychiatric research program sponsored by the Mental Health Division of one of the world's largest health organizations. The Company believes that the newly developed EEG System offers physicians and other medical professionals one of the most advanced, non-invasive, objective and economical brain function monitoring tests. The original 510(k) application submitted in August 1995 for the alpha-2000 System software contained a series of detailed new uses of the software for the clinical practices and was deemed "not substantially equivalent" by the FDA and, therefore, not cleared for marketing under section 510(k). In their response of November 24, 1995, the FDA determined that "the device is not substantially equivalent to devices marketed in interstate commerce prior to May 28, 1976. The decision was based on the fact that the Company's device "has new indications for assessing bioavailability and bioequivalence of psychotropic drugs." Additionally, they noted that computer-analyzed EEG data bases "have new indications for evaluating psychiatric and neurological conditions." The FDA advised that the FDC Act requires "a Class III device to have an approved premarket approval application
(PMA) before it can be marketed, unless the device is reclassified. The FDA recommended that the a-2000 System should be classified as a Class III device requiring a PMA application and recommended that clinical investigation of this device be conducted in accordance with the Investigational Device Exemption
(IDE) regulations. Thus, the Company is planning to make new applications for these programs and data bases in the latter part of 1998 or early 1999, after completion of testing for validity and reliability. However, there can be no assurance that the FDA will permit the marketing of the [alpha]-2000 System and/or data bases, or that sales of the new and old systems will increase, and there can be no assurance that HZI's competitors are not currently developing, or will not develop in the future, a comparable or superior system and data base. (See "Risk Factors - Government Regulation").

Tele-Map(R)

HZI offers interactive neurological diagnostic testing services to physicians and hospitals. These services include diagnostic tests such as electroencephalogram ("EEG") and evoked potential ("EP"), with or without brain mapping, and are known collectively as "Tele-Map". HZI provides physicians, or hospitals, as the case may be, with a conventional or specially-designed modem, or transmitter, by which the testing physician may transmit collected data via telephone to HZI. The data is recorded and then analyzed by HZI employees and interpreted by consultants and experts, and reports are then provided to the testing physician. HZI believes, although there can be no assurance, that this interactive service will continue to be attractive to hospitals and physicians alike, as it permits physicians to conduct EEG and EP tests in their individual offices, or hospitals, as the case may be, without a substantial capital investment and without having to hire and train technicians to perform the tests on site. HZI's technologists communicate with the testing physicians throughout the recording of the data to ensure the quality of the procedure. Interpretations and reports are provided to the physician within 24-48 hours of the test. There can be no assurance that these services will increase or will even continue at the present level. These services are already being provided by different "telephone service groups" who are in this business longer than HZI. Furthermore, they are regulated by the FDA and therefore any changes in FDA regulations and/or in professional society (American EEG) requirements can significantly and negatively affect the Company's Tele-Map services.

Products Under Development

      Products Requiring 510(k) Application In addition to the product and services described above, HZI has five other proprietary products in various stages of development. After development and validity testing, the products require FDA approval. These products include:

O     An EEG/EP amplifier

      The electroencephalogram is brain electrical activity in low voltage (microvolts). In order for an expert to read these activities, EEG has to be amplified before analog or digital outputs. For this purpose, amplifiers are required. Although amplifiers are not highly sophisticated electronic devices, they require certain specifications; thus, they are not easy to build. HZI was successful in building both pre- and post-amplifiers through a subcontractor, Spectral Data Systems. Company intends to submit a 510(k) during 1997 for the amplifiers.

O     HZI Electrode Headset (helmet)

      Dr. T. Itil and associates have obtained 13 patents, seven of which have been assigned to HZI, 5 of which are in connection with the development of an electrode headset. The electrode headset is an important part of the EEG recording. To analog or digitally record an EEG, electrodes have to be placed on the patient's head. This is very time consuming (for a 10-20 minute recording, 30-60 minutes is required for electrode placement). This hampers more frequent use of the EEG by the doctors. The headset reduces the time for correct application of electrodes from 30-60 minutes to 3-5 minutes. A working prototype has been completed, but additional capital is needed in order to produce the headset in sufficient volume for sale and distribution. HZI believes that there is currently no satisfactory headset available on the market. Accordingly, all of HZI's current BFM customers, as well as HZI's competitors, are considered by HZI to be potential customers for this product. However, there is an electrode cap presently available on the market and is a competitor to HZI's helmet. Other companies may also be able to develop systems to place electrodes easily and correctly. The Company intends to submit a 510(k) application for approval of the headset to the FDA during 1997 or early 1998.

O     Digital EEG System Software

      In 1991, the American EEG Society published guidelines to record EEG by digital means. Thus, most analog EEG machines are expected to be replaced by digital EEG systems. HZI's CEEG Scan System is based on digital EEG. While the CEEG Scan System has many features superior to standard digital EEG systems, it needs additional functions for standard clinical use. HZI's scientists are completing these and will be ready to apply for a 510K in 1997 or, at the latest, in 1998.

O     Enhanced Evoked Potential software

      HZI has been developing EP software for many years. Using the newest software programs, an enhanced EP software package was developed for both clinical and research use. It is projected that the validity and reliability studies will be completed and a 510K application will be submitted to the FDA in 1998 or early 1999.

O     Pharmacologically-activated EEG (Test Dose(R)and Drug Monitoring System)

      HZI has developed software and extensive databases to assist physicians in determining whether a prescribed psychotropic drug enters the brain and has any pharmacological effect on the brain, which is called the Test-Dose procedure. The Test-Dose software and databases will be offered as an adjunct to the latest generation of CEEG-Scan System, and also as telephonic service. HZI's objective is to develop and market a turnkey, miniaturized hardware/software device to be used by any physician who prescribes drugs which effect brain function. The Test-Dose equipment enables the physician to select and monitor the dose and effect of the particular drug treatment on brain function in an objective fashion. The Company intends to submit a 510(k) application for approval of the Test Dose software in the latter part of 1998 or the early part of 1999.

      Product Requiring a Pre-Market Approval ("PMA")

      The [alpha]-2000 system may require longer reliability and validity testing in order to file a PMA application. HZI has developed the [alpha]-2000 system as an upgrade of the CEEG-Scan System. This system, which is already in use at 16 leading research centers throughout the world within a Beta Site Program, will be further upgraded to a 32-64 channel system by modifying HZI's proprietary hardware (Console I and II). Furthermore, a new electronic system to record and analyze brain waves will be integrated into the existing Company's headset (electrode helmet). Additional products being designed include (a) a stimulus generator for evoked potential, (b) completion of the already designed receiver and transmitter for the telephonic systems, (c) finalization of the anesthesiology monitoring systems for which the software has already been developed, and (d) further enhancement of the Company's drug databases. Eight of the research centers enhanced the original system to be used clinically as well as by purchasing or enhancing the system with additional hardware/software. The Company has sole ownership of the systems until the research centers pay additional funds to the Company to purchase the product for research use. The price of the [alpha]-2000TM System was established at $55,000, with a selling price to the centers of $20,000. With enhancements and upgrades, the price ranges from $60,000 to $108,027. For the years ended December 31, 1994, 1995 and for the nine months ended September 30, 1996, the Company has recognized $265,898, $413,521 and $232,685, respectively, principally from this product. If the Company can fulfill the FDA requirements, a series of validity testing and research, as to which there can be no assurance, the Company may file a pre-market approval application for the [alpha]-2000TM System and data bases during 1999. See "Risk Factors - Government Regulation."

      It is planned that most of these new products will be completed in conjunction with Tena, Ltd. within a joint venture agreement, and with Borusan Electronics, a subsidiary of Borusan Holding of Turkey. Borusan, has agreed in principle, to develop the prototype of the electrode headset for production. However, The Company has to provide the projected number of headset sales. This has not yet been undertaken as the funds have not been available for market research, promotion and marketing. Company entered into a joint venture arrangement with Tena, Ltd. in Istanbul, Turkey, for the purpose of further research and development of the Company's products and the marketing and sale of its products in the Mid-East, former U.S.S.R. countries and in other areas in which the Company has no distribution. The Company will license those products which it has developed to the joint venture and the joint venture will in turn grant licenses to the Company with respect to products developed by the joint venture, in each case on a non-exclusive basis. Tena's principal owners are nieces of Dr. Turan M. Itil. There can be no assurance that any of these proposed products, or any other products or services currently under development by HZI, will ever be brought to market, or, if so, will generate significant income for HZI and the Company.

Memory Centers(TM)

The Company, through its wholly-owned subsidiary, Memory Centers of America, Inc.(TM) ("MC Inc.") has established two "Memory Centers(TM)" in collaboration with Manhattan Westchester Medical Services, P.C. in New York City, New York and Tarrytown, New York as pilot centers to provide multidisciplinary diagnostic and therapeutic help for people who suffer from memory impairment. The Company intends to expand the pilot Memory Centers(TM) from 2 to 5 in the metropolitan New York area to include Brooklyn, Queens, New York and Rockland county, and four additional pilot centers (Michigan, Florida, California and Illinois). Company intends to set up 100 centers within the next 3 years if the pilot program is successful. These centers are to be operated under expert medical supervision with up to date diagnostic tools so as to provided the best available treatment.

The Company recently completed a $2,000,000 private placement of its securities and has hired an experienced executive to become President and CEO of Memory Centers(TM) (see "Management"). Approximately 75% of the proceeds of this private placement are intended to be used to expand the number of Memory Centers(TM), advertising, working capital and new management.. See "Business - Recent Developments" and "Management." The balance of the funds are intended to be used to enhance management of the Company and to promote the products and services of HZI.

Government Regulations

The Company intends to solicit government contracts or contracts from international health organizations on telephonic EEG, drug research and CEEG-Scan systems. Governmental and international health organization contracts are usually terminable at the convenience of such entities. The Company's most recent sale of a product or service was a CEEG Scan System sold to the World Health Organization ("WHO") for use in Minsk, Russia. The sale occurred in June 1996 at a sale price of $66,667.

Substantial segments of the Company's proposed operations are expected to be subject to regulation and supervision by federal, state and local governmental authorities. Such regulations apply not only to research, development and manufacturing activities (whether by the Company or by licensees) but also to the marketing of proposed systems and products, particularly those involving medical applications. Although the Company cannot estimate the cost of compliance with various regulations, it expects such costs to be significant.

With respect to the manufacturing and marketing of its present and future systems and products, the Company or its licensees must first obtain the approval of the Food and Drug Administration ("FDA"), particularly if the products are to be marketed in the United States. The Company conducts contract research. For every research project to be conducted, the Company has to have an approval of an independent Institutional Review Board (IRB). If the drug is being studied and is not a marketed compound, FDA approval is required after filing an Investigational New Drug Application ("IND"). Commonly, IND's are applied for by drug manufacturers who subcontract to others. On many occasions, the Company may further subcontract the research projects to other companies, not for profit organizations and/or medical centers. The procedure of seeking and obtaining FDA approval for medical products (i.e. hardware, software systems) and/or pharmaceutical products involving humans involves many steps, including testing, to determine safety and efficacy. Seeking and obtaining FDA approval of a medical product may take a number of years and expenditure of substantial funds. FDA regulations also will govern the manufacturing process and marketing activities, and may require that post-marketing surveillance programs be undertaken to continuously monitor the safety of some products. At such time as it develops its own manufacturing and marketing capabilities, the Company will be subject to substantial record keeping and manufacturing procedure requirements.

In general all new products are subject to a ninety (90) day pre-market notification requirement. During that period, the FDA determines whether new products are "substantially equivalent" to products already on the market. Products found to be "substantially equivalent" to products already on the market may thereafter be sold. Products that are not found to be "substantially equivalent" to products already on the market require filing of an application for pre-market approval, which subjects the product to FDA scrutiny and gives the FDA one hundred and eighty (180) days to approve or reject the product for immediate sales. Therefore, any new products developed by the Company may be subject to pre-market approval by the FDA or investigation under regulations administered by the FDA. As a result, the Company may experience delays in new product introduction prior to market introduction.

The Company's present and proposed future activities, including Memory Centers(TM), telephonic EEG/EP or telemedicine neuro-psychiatric/psychological services, will likely also be subject to varying degrees of additional regulation under other local, state or federal regulations. The extent of governmental regulation which might result from future legislation or administrative action cannot now be accurately predicted.

Regulations concerning exporting and marketing of medical devices and/or human pharmaceutical products are generally imposed by foreign governments and may have an impact upon the Company's anticipated operations, although the scope and impact of any such regulations cannot now be accurately predicted.

The Company's business would be adversely affected if it were unable to obtain the approvals or to comply with continuing regulations of the FDA and other governmental agencies. In addition, the Company cannot predict whether or to what extent future changes in government regulations might increase the cost of conducting its business or affect the time required to develop and introduce new products.

Obtaining regulatory approval may delay marketing of products for lengthy periods, require significant expenditures and furnish an advantage to larger and better financed competitors. (See - "Risk Factors - Government Regulation.")

Technological Changes

The manufacture of diagnostic equipment and products and software system development has undergone and is expected to continue to undergo, significant and rapid technological change and there can be no assurance that other technological advances will not render any system or product developed by the Company uneconomical or obsolete.

The Company has a series of software products which require continuous update principally because of improvements of hardware. Some of the software programs (i.e. CEEG Scan, Evoked Potential, [alpha]-2000 software) require improvements to include Windows '95 programs. Updates required take time and are costly. The Company's databases are being updated as new drugs are marketed. The Company developed a "Beta Site" network which collect data for databases of the Company. Charges for Beta Site data collection may, in the future, be significantly increased. While the Company has no control over this cost, it continuously seeks economic Beta Sites.

Hardware, which the Company subcontracts others to manufacture, is changing from year to year. The Company has to invest a significant amount of funds to update hardware technology, i.e. amplifiers, headset, telemedicine.. There can be no assurance that the Company's products and/or development efforts will not be rendered obsolete by technological advances of others or that other medical software/devices will not prove more advantageous for the commercialization of medical software and/or devices and/or databases of the Company.

Software and hardware for digital electroencephalogram (EEG) quantitative EEG and brain mapping systems are being developed by many U.S. and European companies, which are far bigger than the Company with much more financial resources. European companies have significant advantages since they can establish easier and inexpensive marketing programs for software and even medical devices. There are no governmental controls for databases or medical software programs in many countries where the companies can develop very fast and economic databases. In the U.S. several competitors have announced that they have databases similar to the Company's. There can be no assurance that some competition may develop databases and obtain approval from the FDA before the Company obtains permission to market its newer software and/or databases.

Pharmaceutical products, which the Company may develop require large amounts of capital and are subject to substantial competition. If the Company decides to investigate a pharmaceutical product (i.e. an Alzheimer's drug) in addition to governmental regulations, it will encounter competition from the major pharmaceutical corporations. There is no assurance than any of the projected drug developments of the Company will be successful even if the required funds are available.

Telephonic EEG services, which the Company provides, presently has at least one major competitor, Telemedix Corporation. They claim they have more than 1,000 subscribers. The Telephonic EEG service is not only subject to major competitors but is also subject to regulation by the government (i.e. the FDA) and professional organizations (the American EEG Society). Thus, there is no assurance that the Company's presently operating telephonic services will be successful or that they can be continued.

Patents and Proprietary Technology

      The Company's policy is to protect its intellectual property rights, products, designs and processes through the filing of patents in the United States, in Canada, and where appropriate. The Company also registers trademarks and trade names. The Company presently has seven patents, two of which were assigned to the Company by Dr. Turan M. Itil and five of which were assigned to the Company jointly by Dr. Itil and others.

      The Company believes that its patents may offer a competitive advantage, but there can be no assurance that any patents, issued or in process, will not be circumvented or invalidated. The Company also intends to rely on trade secrets and proprietary know-how to maintain and develop its commercial position. Although the Company seeks to protect its proprietary information, there can be no assurance that others will not either develop independently the same or similar information or obtain access to information that the Company believes is proprietary.

Competition

      Competitors engaged in all areas of medical and drug technology and manufacture of diagnostic equipment and products in the United States and abroad are numerous and include, among others, major pharmaceutical, food and chemical companies, specialized biotechnology firms, universities, and research institutions. The Company expects that competition will increase with the perceived potential for commercial applications of medical and drug related technologies. The greater availability of capital for investment in medical and drug technology, and the potentially greater funding of industrial research in this field by foreign governments, will likely result in increased competition.

      In all four areas of business, the Company has very significant competitors many of which are larger and have been in existence longer than the
Company:

(1) Contract Research (CR), to assist the major drug companies with their drug development, is presently the main sources of income of the Company. There are, among others, at least 3 major competitors (Parexel, Besselaer Associates and Quintiles) who are much larger than the Company. They also conduct multicountry drug trials where the Company intends to enter. The Company has developed new software procedures which provide some advantages. However, competitors are also developing a variety of high technology data collection and data processing systems. There can be no assurance that the Company can compete with the existing CR organizations. There is also no assurance that the Company can keep the CR income at the present level.

(2) CEEG-Scan Systems Sales. The computer analysis of electroencephalogram and digital EEG with and without brain mapping have been developed by approximately a dozen companies in the US and the Company believes that approximately three times that amount have been developed outside the U.S. While the Company is probably one of the oldest organizations who developed databases, competitors are much larger organizations with far more resources than the Company. There is no assurance that the Company's CEEG Scan software and systems will continue to provide revenues. There is also no assurance that the databases and/or new, enhanced software packages and/or hardware developments of the Company will get permission from the FDA to be marketed and will be sold if such permission is obtained.

(3) Telephonic EEG services of the Company has at least two competitors. Since Telephonic EEG saves money for hospitals and health maintenance organizations, it is expected that other telephonic service companies will be developed. There is no assurance that the Company can expand or even keep such services and revenues at the present level.

(4) Memory Centers(TM) have numerous competitors, such as hospitals, neurologists, medical groups who have dementia centers, and Alzheimer clinics. Although the main goal of Memory Centers(TM) is to evaluate and treat patients with a lesser degree of illness than Alzheimer's, a variety of medical establishments represent major competition.

Quality Assurance

Quality assurance of contract research and drug development has been and will be strictly controlled by the drug companies who subcontract to the Company and by the Institutional Review Board (IRB) which has the responsibility for the safety of the volunteers who participate in these programs. Both drug companies and IRB are responsible to the FDA for quality assurance.

The software products the Company is developing for EEG analysis, require permission from the FDA before marketing. Thus, the FDA supervises the safety and effectiveness of these programs.

Telephonic EEG recordings have been regulated by the American EEG Societies, the FDA and third parties. The readings (description) of telephonic EEG are being done by qualified physicians. The Company believes it has staff and consultants with the required credentials to fulfill requirements of the governmental agencies, IRB and professional societies.

Sales and Marketing

The Company sells most of its present products through its direct sales force consisting of two representatives in Greece and Brazil and a joint venture partner with co-marketing and distribution rights in Istanbul, Turkey with Tena, Ltd.

The Company markets its products and services through scientific publications, semi-scientific journal advertisements, scientific society exhibits and shows and through direct mail to individual physicians, drug companies, hospitals and HMO's. The Company prepares and mails a large amount of scientific and semi-scientific material to these organizations. The Company also provides warranties on its software to customers who request warranty agreements. There is no assurance that the Company will be able to maintain the present level of sales and marketing efforts or enhance them.

Personnel

      The Company has 15 full time employees, including four executives (two of whom are physicians) three persons engaged in research and four technicians. In addition the Company has agreements with five consultants and employs three persons on a part-time basis. The Company believes its relations with its employees to be satisfactory.

Properties.

      The Company owns a parcel of vacant land in Florida held for investment. The Company's offices and other facilities are located at 150 White Plains Road, Tarrytown, New York 10591, under a lease expiring in 1998. Office rent and payments for non-cancelable equipment leases have been estimated to be $111,000 for the year ending December 31, 1996. Management believes its present facilities may not be adequate for its expanding needs but that new space is readily available.

                                   MANAGEMENT

Directors and Executive Officers.

      The following table sets forth the names and positions of the executive officers and the directors of the Company.

    Name                      Age           Position with the Company
-------------                 ----          ----------------------------------
Turan M. Itil                  72           Chairman, CEO, President and
                                            Director       of the Company and
                                            Chairman and Director of  HZI

I. Ronald Horowitz             74           Vice Chairman and Director of
                                            the Company

Kurt Z. Itil                   38           Director of the Company and
                                            Director, President and CEO of
                                            HZI

Pierre LeBars(1)               44           Director and Executive Vice
                                            President of the Company and
                                            Executive Vice President
                                            of HZI

Jonathan E. Raven              46           Director and Executive Vice
                                            President of the Company and
                                            President and CEO of Memory
                                            Centers(TM)

Aileen A. Kunitz(1)            54           Vice President, CFO and
                                            Director of the Company and
                                            Director of HZI

Evelyn Sommer, Esq.            70           Director of the Company

Richard Katz, Esq.(1)          53           Director of the Company and HZI

Joseph DioGuardi, CPA(1)       56           Director of the Company

----------
(1)   Member of Audit Committee

Each director is elected for a period of one year at the Company's Annual Meeting of Shareholders and serves until his successor is duly elected by the shareholders. Officers are appointed and serve at the will of the Board of Directors subject to the terms of any employment agreements. Except for Mrs. Sommer who will receive $1000 for each Board meeting attended, the Company does not currently pay any cash or other compensation to directors for serving in that capacity.

TURAN M. ITIL, M.D. has been Chairman of the Board and Director of the Company since November 23, 1994 and Chairman of the Board and a Director of HZI, the Company's medical research subsidiary since he founded HZI in 1974. In November 1996, upon the resignation of Ronald Horowitz as President, Dr. Itil resumed the Presidency of the Company. Dr. Itil is a neurologist/psychiatrist with special interests in electrophysiology (brain electrical activity studies) and psychopharmacology (psychotropic drug treatment and research). Dr. Itil is Honorary Chairman of the Board of the New York Institute for Medical Research, a not-for-profit organization.

Dr. Itil was Dozent (Associate Professor) of the University of
Erlangen-Nurenberg, Germany for two years; Associate Professor and Full Professor of the University of Missouri for ten years; and Full Professor at New York Medical College for sixteen years. At present, he is Clinical Professor at New York University Medical Center.

Dr. Itil was appointed a member of the World Health Organization Expert Advisory Panel in October 1995; he is also Past-President of the American Psychiatric Electrophysiology Association; Vice President, International Pharmaco-EEG Society; Secretary General, Academia, Medicinae & Psychiatriae Foundation; Co-Editor, Journal of Integrative Psychiatry; on the Board of Examiners of the American Medical EEG Association. He is a Life Fellow of the American Psychiatric Association and American College of Neuro-psychopharmacology. Dr. Itil is on the Editorial Board of more than 15 scientific journals; Board Member of Mental Hygiene of the State of New York. Dr. Itil has written/edited seven books and is the author of more than 522 scientific articles. Dr. Itil is the owner of 13 patents issued and has four patent applications pending. Seven of the patents owned by Dr. Itil have been assigned to HZI and six others have been assigned to major drug companies.

I. RONALD HOROWITZ, ESQ.

I. Ronald Horowitz, became Vice Chairman and Director of the Company in 1995. Mr. Horowitz has been a practicing lawyer and member of the New York Bar for over 40 years. From 1974 to 1977 he was President and Vice Chairman of the Board of Vagabond Hotels Inc., a publicly held West Coast chain of 56 hotels and motels. From 1969 to 1972 he was President of Paramount Studios Inc. a motion picture company. From 1970 to 1972 he was President of Paramount Immobiliare a joint venture between Paramount Studios and Societa Immobiliare, Italy's largest real estate Company and from 1967 to 1969 he was Executive Vice President and Chief Operating Officer of Gulf & Western Realty Corp.

Mr. Horowitz is a Fellow of Academia, Medicinae and Psychiatriae Foundation and has also served as Justice of the Peace for the City of Stamford, Connecticut, special counsel for the New Haven Railroad and was a Trustee of Grand Central Hospital in New York City. He has also been active as a private investor.

KURT Z. ITIL, Ph.D. (Honorary) has been a Director of the Company since November 23, 1994 and has been President of HZI since 1983 and a Director of HZI since 1982. In 1981, Dr. Itil graduated from Boston University (B.A. - Psychology). He obtained an honorary Doctorate of Philosophy from Medicina Alternativa based on his publications and his contribution to science. Dr. Itil has participated in business and management seminars at the Massachusetts Institute of Technology. He was Vice President of HZI from 1977-1980. Dr. Itil was Vice President (Sales & Marketing) of the International Drug Experts Associates from 1981-1982.

Since 1983, he has served as President of HZI and he is responsible for sales, promotion and marketing of services and products, strategic planning, administration, corporate finance and contract negotiations.

Dr. K. Itil is a Fellow of Academia, Medicinae and Psychiatriae Foundation and a Member of the American Psychiatric Electrophysiology Association. Dr. Itil has more than 45 scientific publications to his credit. Dr. Kurt Itil is the son of Dr. Turan Itil.

PIERRE LE BARS, M.D., Ph.D. has been a Director and Executive Vice president and Chief of Research and Development of the Company since November 23, 1994 and has been Executive Vice President and Chief of Research and Development of HZI since 1992.

Dr. Le Bars obtained his M.D. in 1978 in France. Subsequently, he obtained his Ph.D. in Neurophysiology from the University of Picardie and Pierre et Marie Curie in France. He became a Research Fellow in 1988 at New York Medical College. Since 1991, Dr. Le Bars has been employed by HZI as Vice President for Research and Development and since 1993, as Executive Vice President. Dr. Le Bars also has an appointment as a Research Fellow at Massachusetts Mental Health Center of the Harvard Medical School since 1992. Dr. Le Bars is Assistant Editor of the journal of Integrative Psychiatry. He is a member of numerous French and U.S. professional societies and author/co-author of a series of scientific publications. Dr. Le Bars is the son-in-law of Dr. Turan Itil.

JONATHAN E. RAVEN. Mr. Raven became a Director and Executive Vice President of the Company and President and CEO of MC Inc. on January 6, 1997. From 1981 to 1996, Mr. Raven was employed by NuVision, Inc. of Flint, Michigan, starting as General Counsel in 1981 and becoming President and Chief Operating Officer in 1990. NuVision, at the time of its acquisition by American Vision Centers, Inc. in June 1996, was a multi-state optometric and optical provider to mall-based and group vision care delivery systems including manufacturing and distribution of custom eyewear with annual revenues of $90 million. Mr. Raven received a Bachelor of Arts, cum laude from Western Michigan University in Kalamazoo, Michigan in 1972 and Juris Doctor from the University of Michigan Law School in Ann Arbor, Michigan in 1975. Mr. Raven has been a licensed attorney since 1975. From 1975 to 1981, he was engaged in the private practice of law with the Lansing, Michigan law firm of Foster, Swift, Collins & Smith, P.C., of which he became a partner in 1981.

JOSEPH DIOGUARDI, CPA. Mr. DioGuardi became a Director of the Company in March 1996. Since leaving Congress in 1989 Mr. DioGuardi established Truth In Government, a non-partisan foundation, through which he continues his activities for federal fiscal reforms. From 1985 to 1989 Mr. DioGuardi was a member of the U.S. Congress for New York's Twentieth Congressional District. While in Congress he was Member, Committee on Government Operations; Ranking Minority Member, Subcommittee on Employment and Housing; Member, Committee on Banking, Finance and Urban Affairs; Chairman, House Republican Research Committee Task Force on Federal Budgeting and Financial management. From 1962 to 1984 he was with Arthur Andersen & Co., the international accounting, auditing and consulting firm, where he was a tax partner from 1972, responsible for Public and Non Profit Sectors. He received a Bachelor of Science Degree with honors from the College of Business Administration of Fordham University in 1962. Mr. DioGuardi is presently acting as "Special Assistant" to the Chairman with compensation of $10,000 per month.

RICHARD A. KATZ, ESQ. has been a Director of the Company since November 23, 1994 and has been a Director of HZI since 1994. Mr. Katz graduated from Hunter College in June, 1964 (B.A.) and Brooklyn Law School, June 1967 (L.L.B.). He was admitted to the New York State Bar on December 18, 1967 and admitted to both the Southern and Eastern Federal District Courts and has been a practicing attorney since that time. Mr. Katz has been a partner in the law firm of Opton Handler Gottlieb Feiler & Katz which firm serves as counsel to the Company since January 1, 1995. From January 1, 1994 to December 31, 1994 he was counsel to the firm. Prior to January 1994 thereto and for a period of 23 years he was a partner in the New York law firm of Garrell Siegal & Katz. Mr. Katz is President of the New York Institute for Medical Research.

AILEEN A. KUNITZ was a Director, Vice President and Chief Financial officer of the Company from November 23, 1994 until September 1995 when she resigned those positions but continued her employment with HZI and the Company. Vice-President and Chief Financial Officer of the Company in January 1996. Mrs. Kunitz joined HZI in 1974 as a Research Coordinator. In 1976 she became Chief Research Coordinator. In 1980 she was appointed Administrator; in 1984 she became Executive Administrator and in 1990, Vice president of Finance. She studied mathematics at the University of Detroit and received training in EEG technology through Wayne University in Detroit, Michigan and was employed by the University of Missouri as a Technologist from 1968 - 1974.

EVELYN SOMMER, ESQ. has been a Director of the Company since March, 1996. Ms. Sommer graduated from Hunter College (A.B. 1945) and from Brooklyn Law School (LLB 1955). She concentrates in patent and intellectual property law and has been Adjunct Professor, Intellectual Property Law, Quinnipiac College School of Law since 1983. She joined Skadden, Arps, Slate, Meagher and Flom's Intellectual Property Department in 1993 after 20 years as Chief Patent and Trademark Counsel to Champion International Corporation, a Fortune 100 company based in Stamford, Connecticut.

Employment Arrangements

Dr. Turan M. Itil entered into an employment agreement with the Company, effective September 20th, 1995, providing for a base salary of $250,000 per year. The agreement is for an initial term of 10 years and is renewable on a month to month basis thereafter unless either party notifies the other in writing at least 30 days before the end of the initial term or any month thereafter, of its intention to cancel. Other principal terms of the agreement provide that on each anniversary date of this agreement, Dr. Itil's salary shall be increased in good faith negotiations between Dr. Itil and Company taking into consideration such factors as the financial condition of the Company, and the quality and extent of Employee's services hereunder during the prior year. In addition the Company agrees to review the services rendered by Dr. Itil at least annually and, at the discretion of the Board of Directors of the Company, exercised in good faith and, depending upon the financial condition of the Company and Dr. Itil's performance during the period, award bonuses, either directly or by way of contributions to a deferred compensation plan in an amount to be determined by the Board. Dr. Itil waived $146,347 of his base salary for the year ended December 31, 1995. Dr. Itil has waived negotiations for salary increase for 1996.

The Company is required to maintain a life insurance policy on the life of Dr. Itil, in the amount of $1,000,000 payable to his designated beneficiary(but has not yet done so) and to provide Dr. Itil with a car and driver. Dr. Itil waived the life insurance requirement for the year ended December 31, 1995.

Dr. Pierre Le Bars entered into an employment agreement with the Company, effective December 7, 1994, providing for a base salary of $100,000 per year. The agreement is for an initial term ending January 1, 2000 and is renewable on a year to year basis thereafter unless either party notifies the other in writing at least six months before the end of the initial term or any year thereafter, of its intention to cancel. Other principal terms of the agreement provide that effective January 1 of each year he shall be entitled to a 10% salary increase. In addition, he shall be entitled to an annual bonus equal to at least fifty percent

(50%) of his base salary, provided that the Board of Directors determines that he has met performance goals which were approved by the Board at the beginning of each year. If a change in control of the Company occurs, and if within five
(5) years thereafter Dr. Le Bars' contract is terminated (other than for cause, death or disability), he shall be entitled to a lump sum payment equal to five
(5) time his gross annual compensa salary at the rate in effect when notice of termination is given, and any bonuses commissions and stock options to which he would normally be entitled.

For the three year period after such termination, the Company shall arrange to provide him with life and health insurance benefits substantially similar to those which he was receiving immediately prior to the notice of termination. A change in control shall be deemed to have occurred when a person or entity acquires 51% or more of the combined voting power of the Company's then outstanding securities, or as a result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing the persons who were directors of the Company immediately before such a transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company.

IRH Corporation, a personal service company owned by I. Ronald Horowitz, entered into an employment agreement with the Company effective July 1, 1995 pursuant to which it will supply the services of Mr. Horowitz to act as a business consultant to the Company for a five year period at an annual retainer of $75,000 per year, which amount was reduced, by mutual agreement, to $30,000 effective June 1, 1996. Mr. Horowitz subsequently agreed to serve as Vice Chairman and President of the Company with no additional compensation. On September 19, 1995 Mr. Horowitz was granted a seven year option to purchase 250,000 shares of the Company's Common Stock at $.10 per share. In November 1996, Mr. Horowitz resigned from the position of President of the Company.

Jonathan E. Raven entered into an employment agreement with the Company, effective January 6, 1997, providing for $150,000 in salary in the first year of the contract, $225,000 in the second and third years, subject to an increase in year three by an amount consistent with the CPI as compared to the prior year. The agreement is for an initial term ending January 1, 2000 and is renewable on a year to year basis thereafter unless either party notifies the other in writing at least 12 months before the end of the initial term of any year thereafter, of its intention to cancel. Mr. Raven was granted Incentive Stock Options to purchase up to 500,000 shares of the Company's Common Stock at the lower of $7.00 per share or fair market value, 200,000 of which vest as of January 6, 1997 and 150,000 vest on each of the first and second anniversary of such date. The Company has agreed that, at Mr. Raven's discretion, the national administrative office of MC Inc. may be located within the general metropolitan area of Lansing, Michigan. The agreement further provides that if the Company or MC Inc. transfer to any other person substantially all of its business and assets by merger, consolidation, sale of assets or otherwise, they must transfer its obligations under the agreement to such other Person and such other Person must accept such transfer and assume the obligations under the agreement.

Kurt Z. Itil and Aileen A. Kunitz each entered into an employment agreement with the Company effective January 1, 1997 providing for annual base salaries of $105,000 and $85,000 respectively. Each shall be entitled to receive an incentive compensation bonus, based on performance, during the term of the agreement pursuant to an annual executive incentive plan to be developed by the Company. The Executive Committee of the Board of Directors has a right to reduce the base salary by up to 10% for failure to meet annual goals to be set with respect to revenues and expenses. The agreements are for initial terms ending January 1, 2000 and are renewable on a year to year basis thereafter unless either party notifies the other in writing at least 3 months before the end of the initial term, or any year thereafter, of its intention to cancel. The agreements further provide that if the Company transfers to any other Person substantially all of its business and assets by m of assets or otherwise, they must transfer its obligations under the agreements to such other Person and such other Person must accept such transfer and assume the obligations under the agreements.


The Company's employment agreements with Dr. Itil, Dr. Le Bars, IRH Corporation, Jonathan Raven, Kurt Itil, Aileen Kunitz, and employment arrangements with other significant employees impose customary confidentiality obligations.

Executive Compensation

The following table sets forth the aggregate cash and cash equivalent forms of compensation paid by the Company during the last three fiscal years for services in all capacities to those persons who were as of December 31, 1994, the Chief Executive Officer and each of the most highly compensated officers (a total of one person), to the extent each earned more than $100,000 in salary and bonus.

                             LONG TERM COMPENSATION

 Name &                                        Other           # Share
Principal                                      Annual         Underlying      All Other
Position        Year    Salary      Bonus   Compensation(1)    Options      Compensation
---------       ----    ------      -----   ---------------   ----------    ------------
Turan Itil      1995  $106,653(2)                                 0               0
CEO             1994  $255,000                 $11,000

Pierre Le Bars  1995  $100,000(3)                None             0               0
Executive Vice
President

----------
(1)   Does not include an annual car allowance of $9,000.

(2) For the year ended December 31, 1995 Dr. Itil waived $146,347 of his $250,000 base salary.

(3) For the year ended December 31, 1995 Dr. Le Bars waived $6,494 of his base salary.

Stock Option Plan.

On November 23, 1994 the Company adopted a stock option plan (the "Plan") providing for the granting of options to purchase up to 1,500,000 shares of the Company's common stock. Options granted pursuant to the Plan may be either incentive options or non qualified stock options. Incentive stock options may be granted to persons who are employees or officers of the Company. Non-statutory stock options may be granted to employees, officers, non-employee directors and consultants to the Company.

The Plan provides for its administration by a committee chosen by the Board of Directors which committee shall have full discretionary authority to determine the number of shares to be granted and the individuals to whom, the times at which, and the exercise price for which options will be granted. In the case of statutory stock options the committee's authority to establish the terms and conditions of such options including, but not limited to their exercise price, shall be subject to restrictions imposed by Section 422 of the Internal Revenue Code. Options for 250,000 and 500,000 shares have been granted under the Plan respectively to Mr. Horowitz and Mr. Raven. See"Employment Arrangements".

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of September 30, 1996 with respect to shares of Common Stock of the Company beneficially owned by each director of the company, each executive officer of the Company and by all officers and directors as a group, and by persons known to the Company to be beneficial owners of more than 5% of the Company's Common Stock.

Name and Address                       Amount and Nature of          Percentage
of Beneficial Owner (1)(2)             Beneficial Ownership (2)       of Class
--------------------------             ------------------------      ----------
Turan M. Itil,                           941,700 (3)(4)(8)               8.1 %
Chairman, CEO and Director

I. Ronald Horowitz,                      250,000 (6)(8)                  2.15%
Vice Chairman and President

Kurt Z. Itil,                          1,259,300 (4)(8)                 10.84%
Director

Eleonore Itil                            566,000 (4) (5)(8)              4.87%

Pierre Le Bars,                          210,000(4)(8)                   1.81%
Executive Vice President and Director

Aileen A. Kunitz,                         86,400 (4)(7)(8)                 *
President, CFO and Director

Richard Katz,                            214,500 (4)(8)(9)               1.85%
Director

Evelyn Sommer,                             1,000                           *
Director

Joseph DioGuardi,                          1,000                           *
Director

Yasmin Itil Le Bars                      798,000 (3)(4)(8)               6.87%

Jonathan E. Raven                        400,000 (10)                    3.44%


Trinity American Corporation           2,506,098 (11)                   21.57%
800 North Kings Highway
Cherry Hill, New Jersey 08034

Lancer Partners, LP                    2,550,000 (12)                   21.95%
Lancer Offshore, Inc.
Michael Lauer, General Partner
200 Park Avenue
New York, NY

All directors and officers of the      3,363,900                        28.96%
Company as a group (9 individuals)
                                                                  * Less than 1%

(1) Unless otherwise noted, the addresses of all persons listed above are in care of the Company.

(2) Each of the persons named in the table disclaims beneficial ownership of the shares of the Company's Common Stock owned by such person's spouse or by his or her children.

(3) Includes 40,000 shares of Common Stock currently issuable upon conversion of a promissory note. See "Certain Transactions".

(4) Each of these persons are party to a Voting Trust Agreement expiring in January 2012, pursuant to which the Trustee, Turan M. Itil has the exclusive right to vote such shares or give written consents in lieu of voting at all meetings of the Company's shareholders, and in all proceedings where the vote or written consent of shareholders may be required or authorized by law. Turan M. Itil is the Trustee and Kurt Z. Itil is the Successor Trustee.

(5) Mrs. Le Bars is the wife of Pierre Le Bars and the daughter of Turan Itil. Mrs. Itil is the wife of Turan Itil and the mother of Mrs. Le Bars.

(6) Includes 250,000 options currently exercisable at $.10 per share, expiring June 30, 2002.*

(7)   Includes 1,400 shares owned by Mrs. Kunitz' son.

(8) In connection with a recent private placement of the Company's securities in the aggregate amount of $2 million each of these persons entered into "lock-up" agreements prohibiting the sale of their shares for a one (1) year period commencing November 22, 1996.

(9)   Includes 67,500 shares owned by Mr. Katz' son.

(10) Includes 200,000 options currently exercisable at the lower of $7.00 per share or fair market value on January 6, 1997, expiring January 5, 2007, and 200,000 Class C Warrants currently exercisable at $2.00 per share acquired from Trinity American Corporation. See "Certain Transactions".

(11) Includes 451,000 Class B Warrants currently exercisable at $1.00 per share and 251,000 Class C Warrants currently exercisable at $2.00 per share, both of which expire June 30, 1997; 250,000 shares of Class B Series 2 Preferred Stock currently convertible into 50,000 shares of common stock; $200,000 of loans currently convertible into 400,000 shares of common stock; and 16,666 shares of common stock owned by each of three adult sons of Abraham Salaman, the President and sole shareholder of Trinity American Corporation.* See "Certain Transactions".

(12) Includes 1,100,000 currently exercisable warrants, each of which entitles the holder to purchase one additional share of Common Stock at $4.00 per share until December 31, 1997 and at $6.00 per share thereafter and until December 31, 1998, the expiration date of the warrants, and 200,000 Class B Warrants currently exercisable at $1.00 per share and 200,000 Class C Warrants currently exercisable at $2.00 per share. See "Certain Transactions".

* A currently exercisable option, warrant or conversion privilege is one which is exercisable within 60 days from the date hereof.

      Percentages are based on 7,723,807 common shares outstanding as of December 31, 1996, plus currently exercisable options, warrants and conversion privileges for 2,292,000 shares by directors, officers and Trinity American Corporation, including 550,000 units sold in December 1996, each unit consisting of one share of Common Stock and two warrants, each of which entitles the holder to purchase one additional share of Common Stock, for an aggregate total of 11,615,807 shares.

                              CERTAIN TRANSACTIONS

Transactions with Management and Others

The Company, from December, 1989 until November 25, 1994 utilized an office provided on a rent free basis by Monroe Arndt, its former president at 45 North Main Street, Marlboro, New Jersey.

On October 25, 1994, the Company issued to Trinity American Corporation ("Trinity"), 120,000 post-split shares of the Company's Common Stock in consideration of Trinity's identifying HZI as a potential acquisition candidate for the Company. Previously, on March 24, 1994, HZI received a bridge loan of $75,000 from Trinity. It was subsequently agreed that HZI shall have no responsibility for the repayment of such bridge loan. On November 23, 1994, Trinity contributed $400,000 to the Company's capital account with no further issuance of stock. In December 1994, the Company and Trinity reached an agreement whereby in consideration for the $400,000 paid on November 23, 1994 two classes of preferred stock were issued to Trinity. See Note 11 of "Notes to the Consolidated Financial Statements". Abraham Salaman is the President and sole shareholder of Trinity American Corporation.

By a Stock Purchase Agreement dated as of October 25, 1994, Mr. Arndt agreed to sell 556,000 of his post-split shares of the Company's Common Stock to Trinity, for a purchase price of $40,000, which shares were transferred to Trinity immediately upon the completion of the Company's acquisition of HZI. Trinity has the right to transfer a portion of the shares purchased to other nonaffiliated persons.

The Company provides the services of certain employees, office and laboratory space to Manhattan Westchester Medical Services, P.C. "Manhattan Westchester", which is controlled by the Company's Chairman. Accounts Receivable from this affiliate at December 31, 1994, 1995 and September 30, 1996 amounted to $125,377, $68,855 and $78,356, respectively.

HZI subcontracts material amounts of its patient testing performed in connection with servicing contracts to New York Institute, a not for profit medical research entity. Richard Katz, a director of the Company is President and Dr. Itil, the Company's Chairman is honorary Chairman of New York Institute (NYI). Expenses incurred with such contractor for the years ending December 31, 1994 and 1995, respectively, were $283,936 and $118,123, respectively. Net payables to this contractor amounted to $37,583 and $2,753, at December 31, 1995 and 1994, respectively.

The Company charges NYI as well as Manhattan Westchester for the use of certain employees and office and laboratory space of the Company. Manhattan Westchester is under the common control of the Company's Chairman. Net revenues from these affiliates for the years ended December 31, 1994, 1995 and for the nine months ended September 30, 1996 amounted to $285,132, $186,123 and $24,361, respectively.

Notes and loans receivable on account of advances made to HZI's President and to its Chief Financial Officer, which were due on demand, consisted of the following at December 31, 1994 and were repaid in 1995.

                                           December 31, 1994
Notes receivable bearing interest
    of 7.5% per annum                          $ 18,900
Non interest bearing loans                       59,170

Accrued Interest                                 12,264
                                               --------
                                               $ 90,334
                                               ========

Stockholders Notes and Loans:
                                           September 30, 1996  December 31, 1995
Notes Payable bearing an interest
    of 7.5% to 10% *                            550,000             $225,000
Non interest bearing loans and payables(i)      108,861              155,381

Non interest bearing loan payable               200,000                --
                                               --------             --------
                                               $858,861             $380,381
                                               ========             ========

i) Stockholder notes and loans payable relates to advances made to HZI and NYI by its Chairman of the Board which are due on demand.

*     See "Note 13(c) of Notes to Consolidated Financial Statements".

Amounts due to HZI from its affiliates which are unsecured demand obligations amounted to the following:

                                           September 30, 1996  December 31, 1995

Due from Manhattan Westchester                 $ 78,356             $ 68,855

Due from Academia                                21,294               20,088
                                               --------             --------
                                               $ 99,650             $ 88,943
                                               ========             ========

Manhattan Westchester is a professional corporation of which Dr. Turan M. Itil, Chairman of the Company owns the majority of shares outstanding.

Academia Medicinae Psychiatriae Foundation, Inc. ("Academia") is a not-for-profit organization. One of the Company's majority stockholders, Dr. Turan M. Itil, is one of nine Directors.

As of December 31, 1995 Dr. Itil was the personal guarantor of bank loans to the Company in the amount of approximately $138,000. The Company has agreed to indemnify Dr. Itil should he be called upon for payment pursuant to such guarantee.

During 1994 HZI and Manhattan Westchester entered into an arrangement whereby Manhattan Westchester will provide medical consulting services to HZI's Tele-Map division.

This arrangement was temporarily discontinued in 1995 and has now been resumed. Services provided by Manhattan Westchester to HZI for the years ended December 31, 1994 and 1995 amounted to $15,400 and $40,177, respectively.

In July 1995 the President of Trinity loaned $100,000 to the Company. The loan bears interest at the rate of 9% per year. The loan is convertible into 200,000 shares of the Company's Common Stock. As additional consideration for such loan 16,666 shares of the Company's Common Stock was issued to each of the President of Trinity's three sons.

In September 1995 Trinity loaned $40,000 to the Company with interest payable at the rate of 10% per year. The loan is convertible into 80,000 shares of the Company's Common Stock.

In October 1995 Trinity loaned $60,000 to the Company with interest payable at the rate of 9% per year. The loan is convertible into 120,000 shares of the Company's Common Stock.

In November 1995 an affiliate of Trinity loaned the Company an additional $25,000 with interest payable at the rate of 10% per year which was repaid with interest in 1995.

In December 1995, Trinity loaned $25,000 to the Company with interest payable at the rate of 10% per year.

All of the foregoing loans, originally for periods of 90 days to twelve months, have been extended to December 15, 1998 or the date the Class B and C Warrants are exercised in their entirety, if prior to December 15, 1998. The interest on the foregoing loans, originally at the rate of 9 and 10%, has been reduced to 5% effective December 16, 1996.

In October and November 1995, Dr. Itil loaned the Company an aggregate of $65,000 with interest payable at 10%. $25,000 was repaid in January 1996, $20,000 was repaid in February 1996, and interest was waived. The $20,000 balance of the loan is convertible into 40,000 shares of the Company's Common Stock.

In December 1995 the Company sold an aggregate of 1,000,000 shares of Common Stock to four investors for $250,000. Each investor purchased the respective number of shares set forth under "Selling Stockholders". As a condition of this private placement Dr. Itil and his wife each contributed 200,000 shares of the Company's Common Stock owned by them to the treasury of the Company for cancellation. The 1,000,000 shares sold to the four investors may be sold pursuant to this Prospectus. See "Selling Stockholders".

During February 1996, Trinity loaned the Company $125,000. In April 1996, upon receipt of the funds received from the sale of common stock Trinity was repaid $50,000 towards these loans.

In March 1996, the Company sold 333,333 shares of Common Stock to Anker Bank, Zurich, Switzerland for $133,333 and in April the Company sold 333,333 shares of Common Stock to Risco Investment Trust, c/o Avi Herson for $133,333 and 333,334 shares of Common Stock to Georges Hauchecorne for $133,334. All of these sales were made to foreign investors. Subsequently, these shareholders each sold 300,000 of their shares respectively to Four Acres Limited, Jersey, Channel Islands; Meadowbrook Investments, Ltd., Nevis, West Indies; and J.L.B. Equities, Inc., Elmsford, New York. J.L.B. Equities, Inc., which had purchased 250,000 shares of the Company's Common Stock in the December 1995 private placement thereafter, in December 1996, sold an aggregate of 500,000 of the 550,000 shares which it owned to Lancer Partners, L.P. and Lancer Offshore, Inc. The Company agreed to include all of these shares, as well as those retained by Anker Bank, Risco Investment Trust and Mr. Hauchecorne, in the Registration Statement of which this Prospectus is a part. Accordingly, these shares may be sold pursuant to this Prospectus.

In May 1996, the Company borrowed $200,000 from Elvena, Inc., a shareholder of the Company. The loan is non-interest bearing and is payable within one (1) year or is payable out of the first proceeds resulting from any exercise of outstanding Class B and Class C warrants, whichever comes first. As additional consideration the Company issued 66,666 shares of restricted common stock to Elvena, Inc. These shares may be sold pursuant to this Prospectus. See "Selling Stockholders." In July 1996, Elvena loaned the Company an additional $100,000 in a non-interest-bearing loan. Both of the foregoing loans from Elvena, originally for periods of twelve months, have been extended to the earlier of the date the Class B and C Warrants are exercised in their entirety, or December 15, 1998.

In July 1996, J.L.B. Equities, a shareholder, loaned the Company $100,000. This loan bears interest at 9% per year, payable monthly, and is payable in July 1997.

On August 14, 1996, Dr. Itil and his wife Eleanore Itil, each contributed 12,500 shares of the Company's Common Stock owned by them to the National Ethnic Albanian-American Foundation, Inc. ("Foundation"), a nonprofit corporation organized exclusively to receive and administer funds for religious, charitable, scientific, literacy and educational purposes. Joseph J. DioGuardi, a director of the Company is a director and President of the foundation. These shares may be sold by the Foundation pursuant to this Prospectus. See "Selling Stockholders."

In September 1996, Trinity American Corporation loaned the Company $50,000. This loan bore interest at the rate of 10% per year which, effective December 16, 1996, was reduced to 5%. The loan, originally payable within one year, has been extended to the earlier of the date the Class B and C Warrants are exercised in their entirety, or December 15, 1998.

In December 1996 the Company sold an aggregate of 550,020 Units for an aggregate of $2,000,000 ($3.63 per Unit) to three investors in a private placement as follows: Lancer Partners, L.P. 269,775 shares; Lancer Offshore, Inc. 275,749 shares; and Michael Lauer, general partner of Lancer Partners, L.P. 4,496 shares. Each Unit consists of one share of Common Stock and two Warrants, each of which entitles the holder to purchase one additional share of Common Stock. The 1,100,000 Warrants included in the Units are exercisable at $4.00 per share until December 31, 1997 and at $6.00 per share thereafter and until December 31, 1998, the expiration date of the Warrants. The purchasers of the Units have not been granted registration rights with respect to the Units and none of the Shares of Common Stock or Warrants comprising the Units or Shares of Common Stock issuable upon exercise of the Warrants have been included in the Registration Statement of which this Prospectus is a part.

                              SELLING STOCKHOLDERS

An aggregate of up to 3,691,666 shares of Common Stock and 1,600,000 Warrants may be offered by the Selling Stockholders consisting of (i) 2,066,666 shares issued in Private Placements and other exempt transactions; (ii) 1,600,000 shares issuable upon the exercise of outstanding Warrants and (iii) 800,000 Class B Warrants and 800,000 Class C Warrants, both currently outstanding and 25,000 shares being offered by a charitable foundation. The following table sets forth certain information with respect to persons or entities for whom the Company is registering for resale to the public, shares of the Company's Common Stock and Class B and Class C Warrants issued in November 1994. The table reflects such persons ownership as of September 30, 1996. The exercise price of the Class B Warrants is $1.00 per share and the exercise price of the Class B Warrants is $2.00 per share. The Warrants expire on June 30, 1997. The Company would receive $1.00 and $2.00 per share, respectively if and when the Class B and Class C Warrants are exercised but the Company will not receive any additional funds from the sale of any Class B or Class C Warrants or the sale of any shares issuable upon the exercise of such Warrants. See "Use of Proceeds".

                                      Amounts and     Percent     Maximum      Number to     Percent
                                      Nature of       of Class    Number to    be Owned      of Class
Name of Selling                       Beneficial                  Be Sold      If Maximum    After
Stockholder                           Ownership       (2)                      Is Sold       Sale
---------------                       -----------     --------    ---------    ----------    --------
Consolidated Capital
  Assets, Ltd. (3)                     300,000(1)       3.88 %     300,000         -0-         -0-

J.L.B. Equities, Inc. (3)               50,000(1)         *         50,000         -0-         -0-

Robsal Inc. (3)                        225,000(1)       2.91 %     225,000         -0-         -0-

Elvena, Inc. (3)                       291,666(1)       3.77 %     291,666         -0-         -0-

National Ethnic Albanian American       25,000(1)         *         25,000         -0-         -0-
    Foundation (3)

Lancer Partners, L.P. (3)              400,000          5.17 %     400,000         -0-         -0-

Lancer Offshore, Inc. (3)              100,000          1.29 %     100,000         -0-         -0-

Anker Bank                              33,333(3)         *         33,333         -0-         -0-

Four Acres, Ltd.                       300,000(3)       3.88 %     300,000         -0-         -0-

Georges Hauchecorne                     33,333(3)         *         33,333         -0-         -0-

                                     Amounts and     Percent     Maximum      Number to     Percent
                                     Nature of       of Class    Number to    be Owned      of Class
Name of Selling                      Beneficial                  Be Sold      If Maximum    After
Stockholder                          Ownership       (2)                      Is Sold       Sale
---------------                      -----------     --------    ---------    ----------    --------
Meadowbrook Investment, Ltd.          300,000(3)       3.88 %     300,000         -0-         -0-

Risco Investment Trust                 33,333(3)         *         33,333         -0-         -0-

Bear Stearns                            6,000(4)         *          6,000         -0-         -0-
                                        6,000(5)         *          6,000         -0-         -0-
Herzog Heine Geduld Inc.                4,000(4)         *          4,000         -0-         -0-
                                        4,000(5)         *          4,000         -0-         -0-
Prudential Securities Inc.              1,200(4)         *          1,200         -0-         -0-
                                        1,200(5)         *          1,200         -0-         -0-
J. Streicher & Co.                     19,600(4)       2.45 %      19,600         -0-         -0-
                                       19,600(5)       2.45 %      19,600         -0-         -0-
Karen Adeleman                            800(4)         *            800         -0-         -0-
                                          800(5)         *            800         -0-         -0-
Robert S. Adelman                       1,200(4)         *          1,200         -0-         -0-
                                        1,200(5)         *          1,200         -0-         -0-
Monroe Arndt                           14,068(4)       1.75 %      14,068         -0-         -0-
                                       14,068(5)       1.75 %      14,068         -0-         -0-
Morris Ashhkenazy                       2,000(4)         *          2,000         -0-         -0-
                                        2,000(5)         *          2,000         -0-         -0-
Joel Batchker                          14,066(4)       1.75 %      14,066         -0-         -0-
                                       14,066(5)       1.75 %      14,066         -0-         -0-
Kenneth Berwitz                         1,600(4)         *          1,600         -0-         -0-
                                        1,600(5)         *          1,600         -0-         -0-
Richard Breyley                         8,000(4)       1 %          8,000         -0-         -0-
                                        8,000(5)       1 %          8,000         -0-         -0-
Duncan H. Cameron II                    1,200(4)         *          1,200         -0-         -0-
                                        1,200(5)         *          1,200         -0-         -0-
Elaine Charney                          1,200(4)         *          1,200         -0-         -0-
                                        1,200(5)         *          1,200         -0-         -0-
Sharon Fingerhut                        1,200(4)         *          1,200         -0-         -0-
                                        1,200(5)         *          1,200         -0-         -0-
Ira Pinkler                             2,000(4)         *          2,000         -0-         -0-
                                        2,000(5)         *          2,000         -0-         -0-
Jersey Transfer & Trust Co.            14,066(4)       1.75 %      14,066         -0-         -0-
                                       14,066(5)       1.75 %      14,066         -0-         -0-
Stanley Gross                           2,000(4)         *          2,000         -0-         -0-
                                        2,000(5)         *          2,000         -0-         -0-
Kahila Kedeshia Parkofski               6,800(4)         *          6,800         -0-         -0-
                                        6,800(5)         *          6,800         -0-         -0-
Salene Myeroff                          2,400(4)         *          2,400         -0-         -0-
                                        2,400(5)         *          2,400         -0-         -0-
Rod Nenner                              1,800(4)         *          1,800         -0-         -0-
                                        1,800(5)         *          1,800         -0-         -0-
Jack Ornstein                           1,200(4)         *          1,200         -0-         -0-
                                        1,200(5)         *          1,200         -0-         -0-
Frank E. Perkiel                        4,000(4)         *          4,000         -0-         -0-
                                        4,000(5)         *          4,000         -0-         -0-

                                     Amounts and     Percent     Maximum      Number to     Percent
                                     Nature of       of Class    Number to    be Owned      of Class
Name of Selling                      Beneficial                  Be Sold      If Maximum    After

Stockholder                          Ownership       (2)                      Is Sold       Sale
---------------                      -----------     --------    ---------    ----------    --------
Morris Pinkowitz                          800(4)         *            800         -0-         -0-
                                          800(5)         *            800         -0-         -0-
Carolyn Protz                             400(4)         *            400         -0-         -0-
                                          400(5)         *            400         -0-         -0-
Michael Rakusin                         2,200(4)         *          2,200         -0-         -0-
                                        2,200(5)         *          2,200         -0-         -0-
Arthur Rogow                            2,000(4)         *          2,000         -0-         -0-
                                        2,000(5)         *          2,000         -0-         -0-
Howard Rosen                              800(4)         *            800         -0-         -0-
                                          800(5)         *            800         -0-         -0-
Hilda Rosenfeld                         6,000(4)         *          6,000         -0-         -0-
                                        6,000(5)         *          6,000         -0-         -0-
Jessie Sklarin                          1,600(4)         *          1,600         -0-         -0-
                                        1,600(5)         *          1,600         -0-         -0-
Robin Sklarin                             400(4)         *            400         -0-         -0-
                                          400(5)         *            400         -0-         -0-
Donna Sobel                             2,000(4)         *          2,000         -0-         -0-
                                        2,000(5)         *          2,000         -0-         -0-
Benjamin Sprecher, Esq.                19,200(4)       2.4 %       19,200         -0-         -0-
                                       19,200(5)       2.4 %       19,200         -0-         -0-
Robert Thierer                          3,200(4)         *          3,200         -0-         -0-
                                        3,200(5)         *          3,200         -0-         -0-

Trinity American Corporation          451,000(4)      56.3 %(6)   451,000         -0-         -0-
                                      251,000(5)      31.3 %(6)   251,000         -0-         -0-

Lancer Offshore, Inc.                  50,000(3)(4)    6.25 %(6)   50,000         -0-         -0-
                                       50,000(3)(5)    6.25 %(6)   50,000         -0-         -0-

Lancer Partners, L.P.                 150,000(3)(4)   18.75 %     150,000         -0-         -0-
                                      150,000(3)(5)   18.75 %     150,000         -0-         -0-

Jonathan Raven                        200,000(3)(5)   25    %(6)  200,000         -0-         -0-

----------
*     Represents less than one percent.

(1) Represents number of shares of the Company's Common Stock owned by such persons.

(2) All Warrants are currently exercisable and "Percent of Class" treats as outstanding the shares issuable upon the exercise of the Warrants.

(3)   See "Certain Transactions".

(4) Represents number of Class B Warrants owned and number of shares to be issued upon exercise of Warrants.

(5) Represents number of Class C Warrants owned and number of shares to be issued upon exercise of Warrants.

(6)   Represents percentage of Class B and Class C Warrants owned.

                                PLAN OF DISTRIBUTION

      The Selling Stockholders may sell the shares and Warrants (the "Securities") being offered hereby: (i) through dealers or in ordinary broker transactions, in the over-the-counter market or otherwise, (ii) "at the market" to or through marketmakers or into an existing market for the Securities or
(iii) in other ways not involving marketmakers or established trading markets, including direct sales to purchasers or effected through agents, or (iv) in combinations of any such methods of sale. The shares will be sold at market prices prevailing at the time of sale or negotiated prices.

      If a dealer is utilized in the sale of the Securities in respect of which the Prospectus is delivered, the Selling Stockholders will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

      Sales of Securities "at the market" and not at a fixed price, which are made into an existing market for the Securities, will be made by the Selling Stockholders to or through a marketmaker, acting as principal or as agent. Other sales may be made, directly or through an agent, to purchasers outside existing trading markets.

      A selling broker may act as agent or may acquire the Securities or interests therein as principal or pledgee and may, from time to time, effect distributions of such Securities or interests.

      The Securities offered hereby are eligible for sale only in certain states, and in some of those states may be offered or sold only to "institutional investors" as defined under applicable state securities law.

      No sales or distributions other than as described herein may be effected until after this prospectus shall have been appropriately amended or supplemented.

                            DESCRIPTION OF SECURITIES

      The Company's Certificate of Incorporation and By-Laws authorizes 100,000,000 shares of Common Stock, par value $.001 per share of which 7,723,807 shares were issued and outstanding as at December 31, 1996.

Common Stock

      The holders of shares of Common Stock of the Company are entitled to one vote per share for each share held by them and do not have cumulative voting rights. Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the board of directors out of legally available funds. Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to share pro rata in any distribution to the shareholders. There are no pre-emptive or conversion rights and no provisions for redemption, purchase for cancellation, surrender or sinking or purchase funds. All of the outstanding shares of Common Stock of the Company are fully paid and non-assessable and duly authorized.

Transfer Agent

      The transfer agent for the Common Stock is Jersey Stock Transfer and Trust Company, Vernon, New Jersey.

Preferred Stock

      Of the 400,000 shares of issued and outstanding Preferred Stock, 150,000 shares are designated Class B Series 1 and 250,000 shares are designated Class B, Series 2.

      The 150,000 shares of Class B, Series 1, no par value, have a liquidation preference of $1 per share and are not convertible into any other class of stock. Cumulative dividends accrue on such stock commencing January 1, 1996 at a rate of 10% of the liquidation value and are payable semi-annually in cash or Common Stock of the Company based on the average closing bid price of the Common Stock for 30 consecutive days prior to the date the dividend becomes payable. Further, the Company may redeem such shares at any time for $3 per share.

      The 250,000 shares of Class B Series 2, no par value, are convertible into shares of Common Stock. Between January 1, through June 30, 1996 one (1) share of Class B, Series 2 can be converted into two (2) shares of Common Stock. After June 30, 1996 the conversion rate is reduced to five (5) shares of Class B, Series 2 Preferred Stock into (1) one share of Common Stock. The Company can, at its option, force a conversion of such stock, if the closing bid price for the Company's Common Stock is at least 2 5/8 for thirty (30) consecutive trading days. The Company acts as its own transfer agent with respect to Class B Series 1 and Class B, Series 2 Preferred Stock.

      The remaining 4,600,000 shares of authorized but unissued shares of Preferred Stock are available for issuance for financing or other corporate purposes in the future. The Preferred Stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors of the Company may determine. The rights, preferences and limitations of separate series of Preferred Stock may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights. The potential exists, therefore, that preferred stock might be issued which would grant dividend preferences and liquidation preferences to persons who become preferred shareholders. See "Risk Factors" and"Certain Transactions".

Warrants

      In connection with the acquisition of HZI the Company's d 800,000 Class C Warrants to all public stockholders of the Company of record as of November 1, 1994. The Warrants were distributed on the basis of 1 Warrant for 1 share of Common Stock owned, each of which is exercisable for one share of Common Stock of the Company. The Class B Warrants were originally exercisable at $2.25 per share and the Class C Warrants were originally exercisable at $2.75 per share until June 30, 1996. In January 1996 the Company reduced the exercise price of the Class B Warrant to $1.00 per share and the exercise price of the Class C Warrant to $2.00 per share and extended the exercise date until June 30, 1997. The shares of Common Stock underlying the Warrants must be registered with the Securities and Exchange Commission prior to the Warrants becoming exercisable. The number of shares underlying the Warrants, and the exercise price of the Warrants, may be adjusted upward or downward at any time in the sole discretion of the Company's Board of Directors. The Warrants are redeemable by the Company at any time upon thirty (30) days written notice, at a price of $.001 per Warrant.

Reports to Security Holders.

      The Company intends to furnish annual reports to its security holders containing audited financial statements but does not intend to furnish interim quarterly reports to its security holders. Upon request, the Company will furnish copies of its Quarterly Reports filed on Form 10-Q-SB filed with the Securities and Exchange Commission.

Elimination of Monetary Liability For Officers and Directors.

      The Company's Amended Certificate of Incorporation also incorporates certain provisions permitted under the General Corporation law of Nevada relating to the liability of Directors. The provisions eliminate a Director's liability for monetary damages for a breach of fiduciary duty including gross negligence, except in circumstances involving certain wrongful acts, such as breach of a Director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a Director's duty of care nor do they prevent recourse against Directors through equitable remedies such as injunctive relief. Moreover, the provisions do not apply to claims against a Director for violations of certain laws including federal securities laws.

Indemnification of Officers and Directors.

      As permitted by Section 78.751 of the Nevada General Corporation Law, the Company shall, to the fullest extent permitted by the Nevada General Corporation Law, as the same shall be added and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section, and the indemnification provided for therein shall not be deemed exclusive of any other right to which any persons may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement or otherwise, as permitted by said articles, as to action in any capacity in which he or she served at the request of the Company. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from Directors. The Company believes that these provisions will assist the Company in attracting or retaining qualified individuals to serve as Directors. Insofar as indemnification for liabilities under the Securities Act may be permitted pursuant to the above-described provisions or otherwise to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy expressed in the Securities Act and is therefore unenforceable.

                         SHARES ELIGIBLE FOR FUTURE SALE

      In addition to the 3,691,666 shares covered by this Prospectus, an aggregate of 450,000 shares issuable upon the exercise of certain employees and directors stock options at prices ranging from $0.10 to $7.00 per share and an aggregate of approximately 2,100,000 shares of common stock issued in private placements, or issuable upon conversion of loans and Preferred Stock are "restricted securities", as that term is defined under rule 144 promulgated under the Securities Act. In general, under rule 144 as currently in effect, subject to the satisfaction of certain other conditions of Rule 144, a person, including an affiliate of the Company (or persons whose share are aggregated), who has owned restricted securities of the Company beneficially for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common stock is quoted on NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned restricted shares of Common Stock for at least three years is entitled to sell such shares under rule 144 without regard to any of the limitations described above. As noted above 2,000,000 shares are included in this Prospectus on behalf of certain stockholders having certain registration rights pursuant to which their securities may be publicly sold without regard to the limitations set forth in Rule 144. See "Selling Stockholders".

                                LEGAL PROCEEDINGS

      There are no pending legal proceedings other than ordinary routine litigation incidental to the Company's business. LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon by James Morris Vernon, Esq., 760 Mays Boulevard, Incline Village, Nevada. Certain legal matters with respect to the offering will be passed upon for the Company by Opton Handler Gottlieb Feiler and Katz, LLP, 52 Vanderbilt Avenue, New York, NY 10017, Counsel for the Company. Richard Katz, a partner in such firm is a director and stockholder of the Company. See "Management" and "Principal Stockholders".

                                     EXPERTS

      The consolidated financial statements for the years ended as of December 31, 1995 and 1994 included in the Registration Statement, of which this Prospectus is a part, have been so included in reliance on the report of Scarano & Lipton, P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

Change in Accountants

      On November 23, 1994 the Company terminated the services of Bernard Wolpert, CPA ("Wolpert") who previously served as the Company's independent certified public accountant and reported on its financial statements for the years ended September 30, 1992 and 1993. Management deemed it to be in the Company's best interest to change accountants, in part as a result of Wolpert's failing health.

      None of Wolpert's last two reports on the Company's annual financial statements (for the years ended September 30, 1992 and 1993) contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty audit scope, or accounting principles. The decision to change independent accountants was approved by the Company's Board of Directors.

      During the Company's three most recent audited years and the subsequent interim period through November 24, 1994, there was no disagreement with Wolpert on any matter of accounting principles or practices, financial statement disclosure,or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Wolpert, would have caused it to make a reference to the subject matter of the disagreement in connection with its report and during such periods none of the events described in Item 304(a)(1)(v)(A)-(D) of Regulation S-K under the Securities Act occurred. On November 23, 1994, the Company retained the firm of Scarano & Lipton P.C., 333 Earle Ovington Blvd., Mitchell Field, New York, as its new independent accountants.

                        NEUROCORP, LTD. AND SUBSIDIARIES

                        (Formerly Tamarac Ventures, Ltd.)

                        CONSOLIDATED FINANCIAL STATEMENTS

                            FOR THE NINE MONTHS ENDED
                     SEPTEMBER 30, 1996 AND 1995 (UNAUDITED)
               AND FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                       NEUROCORP, LTD. AND SUBSIDIARIES
                       (Formerly Tamarac Ventures, Ltd.)
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                        Page
                                                                       number
                                                                       ------
Independent auditors' report                                             F-1

Consolidated balance sheets at September 30, 1996 (Unaudited)
and December 31, 1995                                                    F-2

Consolidated statements of operations for the nine months ended
September 30, 1996 and 1995 (Unaudited) and for the years ended
December 31, 1995 and 1994                                               F-3

Consolidated statements of stockholders' equity for the nine months ended September 30, 1996 (Unaudited) and for the years ended
December 31, 1995 and 1994                                               F-4

Consolidated statements of cash flows for the nine months ended
September 30, 1996 and 1995 (unaudited) and for the years ended
December 31, 1995 and 1994                                            F-5 - F-6

Notes to consolidated financial statements                            F-7 - F-28

                     {Letterhead of Scarano & Lipton, P.C.]

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of NeuroCorp, Ltd. and Subsidiaries
(Formerly Tamarac Ventures, Ltd.)

We have audited the accompanying consolidated balance sheet of NeuroCorp, Ltd. and Subsidiaries (the "Company") as of December 31, 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NeuroCorp, Ltd. and Subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the years ended December 31, 1995 and 1994 in conformity with generally accepted accounting principles.


/s/ Scarano & Lipton, P.C.
-------------------------------
Scarano & Lipton, P.C.
Mitchel Field, New York
April 5, 1996

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                           CONSOLIDATED BALANCE SHEETS

                                                      (Unaudited)
                                                      September 30, December 31,
                                                          1996         1995
                                                      ------------  ------------
                                     ASSETS
Current assets:
   Cash                                                $  118,490   $  140,519
   Accounts receivable, net of allowance for
    doubtful accounts of $57,556 and $39,920,
    respectively                                        1,187,659      716,650
   Inventory                                               34,883       29,985
   Due from affiliates                                     99,650       88,943
   Prepaid expenses and taxes                              34,028       53,314
   Deferred financing cost                                 86,848         --
   Costs in excess of billings on uncompleted
    contracts                                               1,757       28,833
                                                       ----------   ----------
      Total current assets                              1,563,315    1,058,244
                                                       ----------   ----------
Equipment and fixtures, net                                86,970       81,066
                                                       ----------   ----------

Other assets:
   Database development costs, net                      1,285,028    1,312,346
   Computer system product development costs, net         527,678      744,536
   Other                                                  136,220      133,220
                                                       ----------   ----------
      Total other assets                                1,948,926    2,190,102
                                                       ----------   ----------
Total assets                                           $3,599,211   $3,329,412
                                                       ==========   ==========

                      LIABILITIES AND STOCKHOLDERS' EQUIY
Current liabilities:
   Demand note - line of credit                        $     --     $   50,000
   Accounts payable                                       207,315      152,465
   Accrued expenses                                       198,969      182,310
   Stockholder notes and loans payable                    858,861      380,381
   Income taxes payable                                     1,296        8,293
   Current portion of long-term debt                       55,840       90,227
   Billings in excess of contract revenues
    on uncompleted contracts                              174,373      201,333
                                                       ----------   ----------
      Total current liabilities                         1,496,654    1,065,009
                                                       ----------   ----------

Long-term liabilities:
   Long-term debt                                          18,053       37,734
   Deferred income taxes                                  309,000      309,000
                                                       ----------   ----------
      Total liabilities                                 1,823,707    1,411,743
                                                       ----------   ----------

Commitments and contingencies (Note 12)                      --           --

Stockholders' equity:
   Preferred stock authorized 5,000,000 shares
    issued, as follows:
     Cumulative Preferred stock, class B, series
      1, no par value, issued and outstanding
      150,000 shares, full liquidation value of
      $150,000                                            150,000      150,000
     Convertible Preferred stock, class B, series
      2, no par value, issued and outstanding
      250,000 shares, full liquidation value
      $250,000                                            250,000      250,000
   Common stock, $.001 par value, 100,000,000 shares
      authorized 7,173,807 and 6,107,141 issued
      and outstanding, respectively                        46,374       45,307
   Less: discount on common stock                         (28,500)     (28,500)
   Additional paid-in capital                           1,245,919      738,699
   Contributed capital                                    100,000      100,000
   Retained earnings                                       11,711      662,163
                                                       ----------   ----------
      Total stockholders' equity                        1,775,504    1,917,669
                                                       ----------   ----------
Total liabilities and stockholders' equity             $3,599,211   $3,329,412
                                                       ==========   ==========

          See accompanying notes to consolidated financial statements.

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                          For the nine months
                                           ended September 30,        For the years ended
                                              (Unaudited)                December 31,
                                          --------------------        --------------------
                                           1996          1995          1995          1994
                                          ------        ------        ------        ------
Net revenues                           $   985,715   $ 1,130,085   $ 1,543,363   $ 2,350,989

Cost of revenues, including
 amortization expense of $135,900,
 and $136,131 for the nine months
 ended September 30, 1996 and 1995
 respectively, $179,308 and 166,710,
 for the years ended December 31,
 1995 and 1994 respectively                488,633       393,178       637,746       929,010
                                       -----------   -----------   -----------   -----------
Gross profit                               497,082       736,907       905,617     1,421,979

Expenses:
   General and administrative              811,403       673,097     1,013,233       985,074
   Research and development                 71,235       136,134       181,512       224,010
   Cumulative effect of change
    in estimate (Note 2f)                  182,235          --            --            --
                                       -----------   -----------   -----------   -----------
      Total expenses                     1,064,873       809,231     1,194,745     1,209,084
                                       -----------   -----------   -----------   -----------
(Loss) income from operations             (567,791)      (72,324)     (289,128)      212,895

Other income (expense):
   Gain on disposal of vehicle                --          31,280        31,280          --
   Interest income                           8,527        11,037        11,760        18,246
   Interest expense                        (79,938)      (12,257)      (45,986)      (23,727)
                                       -----------   -----------   -----------   -----------
(Loss) income before provision
for income taxes and extraordinary
item                                      (639,202)      (42,264)     (292,074)      207,414

Provision for (benefit from)
income taxes                                  --          25,720       (29,580)       56,413
                                       -----------   -----------   -----------   -----------
(Loss) income before
extraordinary item                        (639,202)      (67,984)     (262,494)      151,001

Extraordinary item
   Forgiveness of debt,
     net of taxes of $30,000                  --            --            --          52,034
                                       -----------   -----------   -----------   -----------

Net (loss) income                      $  (639,202)  $   (67,984)  $  (262,494)  $   203,035
                                       ===========   ===========   ===========   ===========
Net (loss) income applicable to
 common shares                         $  (650,452)  $   (67,984)  $  (262,494)  $   203,035
                                       ===========   ===========   ===========   ===========
Earnings per share:
 Primary:
   (Loss) income before provision
     for taxes and extraordinary item         (.09)         (.01)  $      (.06)  $       .04
   Provision for (benefit from)
     income taxes                             --             Nil          (.01)          .01
                                       -----------   -----------   -----------   -----------
   (Loss) income before extraordinary
     item                                     --            --            (.05)          .03
   Extraordinary item                         --            --            --             .01
                                       -----------   -----------   -----------   -----------
   Net (loss) income                   $      (.09)  $      (.01)  $      (.05)  $       .04
                                       ===========   ===========   ===========   ===========
Net (loss) income applicable to
 common shares                         $      (.10)  $      (.01)  $      (.05)  $       .04
                                       ===========   ===========   ===========   ===========
Weighted average number of
 shares outstanding:
 Primary                                 6,924,548     5,434,920     5,484,586     4,676,666
                                       ===========   ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                              Preferred Stock Class B                                     Additional
                                           Series 1              Series 2            Common Stock          Paid-in    Contributed
                                      Shares     Amount      Shares    Amount     Shares      Amount       Capital      Capital
                                   -----------  ---------  ---------  ---------  ---------   ---------   -----------  ----------
Balances at
 December 31, 1994                     150,000  $ 150,000    250,000  $ 250,000  5,400,000   $  16,100   $   262,123   $    --

Sale of common stock                      --         --         --         --       57,143          57        99,943        --

Issuance of common stock
 in connection with loan                  --         --         --         --       49,998          50        14,011        --

Cancellation of common stock
 contributed by shareholder               --         --         --         --     (400,000)       (400)      (99,600)    100,000

Sale of common stock                      --         --         --         --    1,000,000       1,000       249,000        --

Issuance of stock option
 in consideration for
 compensation and consulting
 fees                                     --         --         --         --         --          --          66,875        --

Capital contribution in
 connection with waived
 Chairman's compensation                  --         --         --         --         --          --         146,347        --

Net (loss)                                --         --         --         --         --          --            --          --
                                   -----------  ---------  ---------  ---------  ---------   ---------   -----------   ---------
Balances at
 December 31, 1995                     150,000    150,000    250,000    250,000  6,107,141      16,807       738,699     100,000

Sale of common stock                      --         --         --         --    1,000,000       1,000       399,000        --

Issuance of 66,666 shares
 of common stock in lieu of
 deferred financing cost
 for a loan                               --         --         --         --       66,666          67       133,266        --

Cost associated with the
registration for selling
stockholders and warrantholders           --         --         --         --         --          --         (25,046)       --

Accrued preferred stock dividends         --         --         --         --         --          --            --          --

Net (loss)                                --         --         --         --         --          --            --          --
                                   -----------  ---------  ---------  ---------  ---------   ---------   -----------   ---------
Balances at September
 30, 1996                              150,000  $ 150,000    250,000  $ 250,000  7,173,807   $  17,874   $ 1,245,919   $ 100,000
                                   ===========  =========  =========  =========  =========   =========   ===========   =========


                                                    Total
                                     Retained   Stockholders'
                                     Earnings       Equity
                                    ----------  -------------
Balances at
 December 31, 1994                  $ 924,657   $ 1,602,880

Sale of common stock                     --         100,000

Issuance of common stock
 in connection with loan                 --          14,061

Cancellation of common stock
 contributed by shareholder              --            --

Sale of common stock                     --         250,000

Issuance of stock option
 in consideration for
 compensation and consulting
 fees                                    --          66,875

Capital contribution in
 connection with waived
 Chairman's compensation                 --         146,347

Net (loss)                           (262,494)     (262,494)
                                    ---------   -----------
Balances at
 December 31, 1995                    662,163     1,917,669

Sale of common stock                     --         400,000

Issuance of 66,666 shares
 of common stock in lieu of
 deferred financing cost
 for a loan                              --         133,333

Cost associated with the
registration for selling
stockholders and warrantholders          --         (25,046)

Accrued preferred stock dividends     (11,250)      (11,250)

Net (loss)                           (639,202)     (639,202)
                                    ---------   -----------
Balances at September
 30, 1996                           $  11,711   $ 1,775,504
                                    =========   ===========

          See accompanying notes to consolidated financial statements.

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 For the nine
                                           months ended September 30,       For the years ended
                                                  (Unaudited)                   December 31,
                                           --------------------------  --------------------------
                                              1996          1995          1995           1994
                                           -----------   -----------   -----------    -----------
Cash flows from operating activities:
   Net (loss) income                       $  (639,202)  $   (67,984)  $  (262,494)   $   203,035
  Adjustments to reconcile net (loss)
     income to net cash used for
     operating activities:
   Depreciation and amortization               160,311       171,327       230,546        293,240
   Cumulative effect of change
     in estimate                               182,235          --            --             --
   Amortization of deferred
     financing costs                            46,485          --            --             --
   Compensation in lieu of capital
     contribution                                 --            --         146,347           --
   Stock options issued in lieu
     of expenses                                  --            --          80,936           --
   Deferred income taxes                          --          40,000        12,000         25,145
   Interest expense                               --            --           9,278           --
   Forgiveness of debt                            --            --            --          (75,000)
   Gain on disposal of vehicle                    --         (31,280)      (31,280)          --
   Reclassification of equipment
     to inventory                                 --           9,193         9,175           --
  Changes in operating assets
     and liabilities:
   Accounts receivable                        (471,009)     (180,158)     (561,553)         5,468
   Inventory                                    (4,898)       (8,613)      (11,592)        (6,988)
   Due from affiliates                         (10,707)      (35,907)       62,527        (46,682)
   Prepaid taxes and expenses                   19,286         1,725        23,768        (55,362)
   Costs in excess of billings
     on uncompleted contracts                   27,076       103,278       121,341        468,172
   Accounts payable                             54,850        66,689       (55,429)       159,735
   Accrued expenses                              5,409       169,178        60,087         21,993
   Income taxes payable                         (6,997)      (34,383)      (83,573)        83,142
   Customer deposits                              --            --           1,930        (90,922)
   Billings in excess of contract
     revenues on uncompleted
     contracts                                 (26,960)     (443,013)     (412,666)    (1,113,027)
                                           -----------   -----------   -----------    -----------
Net cash flows used for
  operating activities                        (664,121)     (239,948)     (660,652)      (128,051)
                                           -----------   -----------   -----------    -----------
Cash flows from investing activities:
   Purchase of equipment and fixtures          (28,365)      (13,695)      (47,955)        (9,611)
   Database development costs capitalized      (71,682)     (198,157)      (60,478)      (145,228)
   Computer system product development
     costs capitalized                          (2,277)     (146,235)     (138,635)      (233,025)
   Patent costs                                 (2,150)         --          (5,380)        (4,220)
   Proceeds from vehicle insurance claim          --          34,271        34,271           --
                                           -----------   -----------   -----------    -----------
Net cash flows used for
  investing activities                        (104,474)     (323,816)     (218,177)      (392,084)
                                           -----------   -----------   -----------    -----------
Cash flows from financing activities:
   Proceeds from long-term debt                   --            --          30,778        275,000
   Principal payments on long-term debt        (54,068)      (54,618)      (71,943)       (88,616)
   Loan receivable                                --            --          90,334           --
   Employee loans and advances                  (2,800)         --            --             --
   (Repayments of) Proceeds from
     demand note - line of credit              (50,000)       50,000        50,000           --
   Proceeds from stockholders loans            575,000       140,225       312,674           --
   Repayments of stockholder loans             (96,520)         --         (79,000)        (9,076)
   Repayment of stockholder advance               --            --            --             --
   Proceeds from sale of preferred stock,
    class B, Series 1                             --            --            --          150,000
   Proceeds from sale of preferred stock,
    class B, Series 2                             --            --            --          250,000
   Proceeds from sale of common stock          400,000       100,000       350,000           --
   Deferred acquisition costs                     --            --            --          (44,136)
   Deferred registration costs incurred        (25,046)         --            --             --
                                           -----------   -----------   -----------    -----------
Net cash flows provided by
  financing activities                         746,566       235,607       682,843        533,172
                                           -----------   -----------   -----------    -----------
Net (decrease) increase in cash                (22,029)     (328,157)     (195,986)        13,037

Cash at beginning of period                    140,519       336,505       336,505        323,468
                                           -----------   -----------   -----------    -----------
Cash at end of period                      $   118,490   $     8,348   $   140,519    $   336,505
                                           ===========   ===========   ===========    ===========

          See accompanying notes to consolidated financial statements.

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 For the nine
                                           months ended September 30,       For the years ended
                                                  (Unaudited)                   December 31,
                                           --------------------------  --------------------------
                                              1996          1995          1995           1994
                                           -----------   -----------   -----------    -----------
Supplemental disclosures of cash flow
  information: Cash paid during the
  year for:
      Interest                             $    11,691   $     9,336   $    16,322    $    22,489
                                           ===========   ===========   ===========    ===========

      Income taxes                         $     8,526   $     4,353   $     3,508    $    65,979
                                           ===========   ===========   ===========    ===========

Schedule of non-cash investing and
  financing activities:
   Issuance of 120,000 shares of
     common stock as compensation
     for finders fees                      $      --     $      --     $      --      $     8,400
                                           ===========   ===========   ===========    ===========

   Issuance of 4,600,000 shares of
     common stock in connection with
     acquisition of subsidiary             $      --     $      --     $      --      $     4,600
                                           ===========   ===========   ===========    ===========

   Deferred acquisition costs charged to
    additional paid-in capital             $      --     $      --     $      --      $   102,536
                                           ===========   ===========   ===========    ===========

   Capital contributed related to
     acquisition of subsidiary             $      --     $      --     $      --      $    21,209
                                           ===========   ===========   ===========    ===========

   Forgiveness of $75,000 bridge loan      $      --     $      --     $      --      $    75,000
                                           ===========   ===========   ===========    ===========

   Issuance of 49,988 shares of
     common stock in consideration
     for loan                              $      --     $      --     $    14,061    $      --
                                           ===========   ===========   ===========    ===========

   Issuance of stock options for
     250,000 shares of common
     stock as compensation                 $      --     $      --     $    50,000    $      --
                                           ===========   ===========   ===========    ===========

   Issuance of stock options for
     50,000 shares of common stock
     in lieu of consulting fees            $      --     $      --     $    16,875    $      --
                                           ===========   ===========   ===========    ===========

   Contribution of 400,000 shares
     of common stock by shareholder        $      --     $      --     $   100,000    $      --
                                           ===========   ===========   ===========    ===========

   Capital contribution in connection
     with waived Chairman's
     compensation                          $      --     $      --     $   146,347    $      --
                                           ===========   ===========   ===========    ===========

   Issuance of restricted 66,666
     shares of common stock for
     deferred financing cost
     associated with a loan                $   133,333   $      --     $      --      $      --
                                           ===========   ===========   ===========    ===========

   Accrued dividend on Series 1
    preferred stock                        $    11,250   $      --     $      --      $      --
                                           ===========   ===========   ===========    ===========

          See accompanying notes to consolidated financial statements.

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                            AND 1995 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 1 - ORGANIZATION

      NeuroCorp, Ltd. (the "Company") was incorporated in the State of Nevada on March 18, 1987. On November 23, 1994 the Company entered into an agreement and a plan of reorganization with HZI Research Center, Inc. ("HZI") to exchange 100% of HZI's outstanding common stock for 4,600,000 post-split $.001 par value common shares of the Company. Simultaneously, the Company effectuated a 1 for 50 reverse stock split thereby reducing its outstanding common shares from 40,000,000 to 800,000. The financial statements have been restated to give effect retroactively to the reverse stock split. This transaction has been accounted for as a reverse acquisition of HZI, whereby its assets and liabilities have been recorded at their historical costs. Prior to this transaction the Company had no significant assets, liabilities or operations. Accordingly, the financial statements represent the assets and liabilities of HZI and it's affiliates and the results of their operations and cash flows. All costs incurred in connection with the reverse acquisition have been charged to additional paid-in capital at the completion of the transaction. On the closing date, the Company's Board of Directors were replaced by directors designated by HZI and the Company changed its name from Tamarac Ventures, Ltd. to NeuroCorp, Ltd.

      The Company, through its wholly-owned subsidiary, HZI, is involved in three interrelated businesses, all of which involve the interaction or utilization of the Company's proprietary software, databases and medical devices, for the diagnosis and treatment of brain-related disorders. The three businesses are as follows: (i) performing long-term contract services for medical research for major domestic and international pharmaceutical firms, (ii) designing and producing proprietary neuropsychiatric diagnostic testing equipment, currently known as Brain Function Monitoring (BFM) system and (iii) providing interactive diagnostic testing services and analysis to physicians and hospitals via the telephone, through HZI's subsidiary, TeleMap, Inc. ("TeleMap").

      In January 1996, the Company created a wholly-owned subsidiary Memory Centers of America, Inc. ("MC Inc."). MC Inc. will provide therapeutic services to people who suffer from memory impairment. MC Inc. began its pilot operations at the end of the second quarter of 1996.

      The Company conducts its operations in Tarrytown, New York. The Company's revenues consist of a concentration of significant long-term contracts, thus leading to a limited number of customers comprising a significant percentage of revenues. See Note 12b for additional information.

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                            AND 1995 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      a) Basis of presentation - nine months ended September 30, 1996 and 1995 The unaudited interim financial statements for the nine months ended September 30, 1996 and 1995 included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and, in the opinion of the Company, reflect all adjustments (consisting only of normal recurring adjustments) and disclosures which are necessary for a fair presentation. The results of operations for the nine months ended September 30, 1996 and 1995 are not necessarily indicative of the results for the full year.

      b)    Basis of presentation

            The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries HZI, MC Inc. and TeleMap as well as an affiliated entity, New York Institute for Medical Research, Inc. ("NYI"), which is under the control of a group of individuals who represent a majority of the Company's shareholders. All significant intercompany transactions have been eliminated in consolidation.

      c)    Inventory

            Inventory, which consists solely of finished goods, is stated at the lower of cost (first-in, first-out method) or market.

      d)    Equipment and fixtures

            Equipment and fixtures are recorded at cost. Depreciation is provided using the double-declining balance method over the estimated useful lives (5-7 years) of the related assets.

      e)    Database development costs

            Database development costs consist of direct labor costs associated with the accumulation of results of previously tested drugs and converting such results into a readable format. These costs are being amortized on a straight-line method over the estimated useful life of the database which is seventeen (17) years.

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                            AND 1995 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

      f)    Computer system product development costs

            Computer system product development costs consist primarily of direct labor costs associated in developing the Company's product. Such costs are capitalized from the time the product is determined to be technologically feasible to the time the product is available for general release to customers. All costs prior to the establishment of technological feasibility such as the costs of planning, designing and testing the computer system product are charged to research and development expense. Technological feasibility is established when a product design and working model of the product have been completed and the completeness of the working model and its consistency with the product design have been confirmed by testing. The Company's policy was to amortize such costs over an estimated useful life of seventeen years. On September 30, 1996, the Company revised its estimated useful life of these costs from 17 years to 7 years. This change was made to better reflect the estimated period during which such assets will remain in service. The cumulative effect of this change in estimate amounting to $182,235 or $.03 per share was a charge to operations during the third quarter 1996.

      g)    Patents

            Patents, which consist of legal costs and mandatory filing fees specifically identified with the Company's patents, are being amortized on a straight line basis over seventeen (17) years.

      h)    Deferred acquisition costs

            Deferred acquisition costs consisted of legal and accounting fees directly associated with the acquisition of the Company's subsidiary. Such costs were charged to additional paid-in capital upon completion of the acquisition of the subsidiary.

      i)    Income taxes

            Effective for the year ended December 31, 1992 the Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires the use of the "liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the respective period's taxable income for Federal, State and City income tax reporting purposes.

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                            AND 1995 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

      j)    Revenue recognition

            Long-term contract revenues are recognized on the percentage of completion method by multiplying total estimated contract revenue by the percentage of completion. Percentage of completion is determined based on either a cost-to-cost or unit of delivery basis as determined by each individual contract. Changes in each contract performance, conditions and estimated profitability including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. In addition, losses are recognized in full when determinable. The asset, "Costs in excess of billings on uncompleted contracts", represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of contract revenues on uncompleted contracts", represents billings in excess of revenues recognized.

            Revenue from computer system sales, which include BFM, are recognized upon the delivery of the turnkey systems. Service revenues such as TeleMap, are recognized as they are rendered.

      k)    Net income (loss) per common share

            Net income (loss) per common share is computed by dividing the net income (loss), after reduction for preferred stock dividends by the weighted average number of shares of common stock outstanding during each period. Common stock equivalents are excluded from the computation of net loss per share of common stock since the results are anti-dilutive. The weighted average number of shares for the year ended December 31, 1994 assumes that HZI common shares of 4,600,000 were outstanding from January 1, 1994 and the 680,000 common shares of the parent corporation, NeuroCorp. Ltd. (formerly Tamarac), were issued at the date of the reverse acquisition (See
            Note 11g).

      l)    Change of fiscal year end

            The parent company NeuroCorp, Ltd. changed its fiscal year end from September 30, to December 31, effective November 23, 1994, the date the Company acquired HZI. The resulting effect of this change is not deemed material to previously issued financial statements since the Company had no operations prior to such date.

      m)    Research and development costs

            Research and development costs are charged to operations when incurred.

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                            AND 1995 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

      n)    Use of estimates

            The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

      o)    Impact of recently issued accounting standards

            In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in the first quarter of 1996 and there was no effect to the Company.

      p)    Accounting for stock-based compensation

            The Company has elected earlier adoption of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", which requires the recognition of compensation expense for stock-based awards based upon the fair value of the award at the grant date (the modified grant date method).

      q)    Fair value disclosure as of December 31, 1995

            The carrying value of cash, accounts receivable, accounts payable and accrued expenses and short-term debt are a reasonable estimate of their fair value. The carrying value of the long-term debt including the current portion approximate fair value based upon the interest factors for the debt being based upon the prime rate which reflects market value.

      r)    Reclassifications

            Certain reclassifications have been made to the December 31, 1994 financial statements to conform with the December 31, 1995 financial statement presentation.

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                            AND 1995 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 3 - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                     September 30,  December 31,
                                                         1996          1995
                                                     -------------  ------------
            Costs incurred on uncompleted contracts   $2,114,555     $4,028,216
            Estimated earnings                         1,390,337      3,305,124
                                                      ----------     ----------
                                                       3,504,892      7,333,340
            Less: Billings to date                     3,677,508      7,505,840
                                                      ----------     ----------
                                                      $ (172,616)    $ (172,500)
                                                      ==========     ==========

            Included in accompanying balance sheets under the following captions:

            Costs in excess of billings on
              uncompleted contracts                   $    1,757     $   28,833
            Billings in excess of contract
              revenues on uncompleted
              contracts                                 (174,373)      (201,333)
                                                      ----------     ----------
                                                      $ (172,616)    $ (172,500)
                                                      ==========     ==========

NOTE 4 - EQUIPMENT AND FIXTURES, NET

            Equipment and fixtures, net consists of the following:

                                                     September 30,  December 31,
                                                         1996          1995
                                                     -------------  ------------
            Furniture and fixtures                    $    9,009     $    9,009
            Equipment                                    562,323        533,958
            Vehicles                                      50,118         50,118
                                                      ----------     ----------
                                                         621,450        593,085
            Less: accumulated depreciation               534,480        512,019
                                                      ----------     ----------
                                                      $   86,970     $   81,066
                                                      ==========     ==========

            Depreciation expense amounted to $22,461, $34,712, $49,224 and $126,530 for the nine months ended September 30, 1996 and 1995 and for the years ended December 31, 1995 and 1994, respectively. All equipment and fixtures are pledged pursuant to a note payable. (See
            Note 9).

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                            AND 1995 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 5 - DATABASE DEVELOPMENT COSTS, NET

                                                     September 30,  December 31,
                                                         1996          1995
                                                     -------------  ------------
            Balance, beginning of year                $1,312,346     $1,383,853
            Capitalized costs during the year             71,682         60,479
            Amortization charged to cost of revenues     (99,000)      (131,986)
                                                      ----------     ----------
            Balance, end of year                      $1,285,028     $1,312,346
                                                      ==========     ==========

            The recoverability of the carrying value of the database is evaluated by management on a recurring basis. No adjustment to the carrying value was determined to be necessary for the years ended December 31, 1995 and 1994.

NOTE 6 - COMPUTER SYSTEM PRODUCT DEVELOPMENT COSTS, NET

                                                     September 30,  December 31,
                                                         1996          1995
                                                     -------------  ------------
            Balance, beginning of year                $  744,536     $  653,224
            Capitalized costs during the year              2,277        138,635
            Amortization charged to cost of revenues     (36,900)       (47,323)
            Cumulative effect of change in estimate     (182,235)          --
                                                      ----------     ----------
            Balance, end of year                      $  527,678     $  744,536
                                                      ==========     ==========

            In management's opinion the net realizable value of the unamortized computer system product development costs after giving effect to the cumulative effect of change in estimate as discussed in Note 2(f) exceeds the carrying value, net, therefore, no additional adjustment to carrying value is required. Net realizable value is measured by estimating future sales of these products and reducing them by the estimated costs of completing and disposing of the products, including the costs of performing maintenance and support required under the sales.

NOTE 7 - DEMAND NOTE - LINE OF CREDIT

            The $50,000 balance outstanding at December 31, 1995 represents borrowings by HZI under a $100,000 secured line of credit agreement with a bank. The agreement entered into on April 26, 1995 requires HZI to pay interest monthly at one percent (1%) above the prime rate and said principal balance is due on demand. The demand note is secured by equipment, receivables and general intangibles. The demand note was repaid in full during March 1996.

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                            AND 1995 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 8 - ACCRUED EXPENSES

            Accrued expenses consists of the following at:

                                                     September 30,  December 31,
                                                         1996          1995
                                                     -------------  ------------
            Accrued payroll and related taxes         $  109,194     $   19,482
            Professional fees                             39,456        149,783
            Accrued interest - stockholder
              (See Note 13c(ii))                          26,643          6,598
            Registration costs                            11,808          --
            Accrued preferred dividends                   11,250          --
            Other                                            618          6,447
                                                      ----------     ----------
                                                      $  198,969     $  182,310
                                                      ==========     ==========

NOTE 9 - LONG-TERM DEBT

             Long-term debt consists of the following at:

                                                     September 30,  December 31,
                                                         1996          1995
                                                     -------------  ------------
            Note payable due in thirty-six (36)
               monthly installments of $6,175
               including interest at prime plus
               1% per annum due April 1997. The
               note is collateralized by equipment,
               receivables and general intangible
               assets and has been personally
               guaranteed by certain officers.        $   48,636     $   97,715

            Note payable due in forty-eight (48)
               monthly installments of $768
               including interest at 9.5% per
               annum due November 1999. The note
               is collateralized by a Company
               vehicle.                                   25,257         30,246
                                                      ----------     ----------
                                                          73,893        127,961
            Less: current portion                         55,840         90,227
                                                      ----------     ----------
            Long-term portion                         $   18,053     $   37,734
                                                      ==========     ==========

            Long-term debt matures as follows:
                                                                     Year ended
                                                                    December 31,
                                                                         1995
                                                                    ------------
                                   1996                              $   90,227
                                   1997                                  21,587
                                   1998                                   8,073
                                   1999                                   8,074
                                                                     ----------
                                                                     $  127,961
                                                                     ==========

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                            AND 1995 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 10 - PROVISION FOR INCOME TAXES

            Provision for (benefit from) income taxes are comprised of the following at:

                                                      December 31,  December 31,
                                                         1995          1994
                                                      ------------  ------------
            Current:
                   Federal                            $  (30,703)    $   43,500
                   State                                 (10,877)        17,768
                                                      ----------     ----------
                                                         (41,580)        61,268
                                                      ----------     ----------
            Deferred:
                   Federal                                12,000         25,145
                   State                                    --             --
                                                      ----------     ----------
                                                          12,000         25,145
            Total provision for (benefit from)
               income taxes                           $  (29,580)    $   86,413
                                                      ==========     ==========

            Provision for (benefit from) income taxes included in the statement of operations is as follows:

                                                      December 31,  December 31,
                                                         1995          1994
                                                      ------------  ------------
               Continuing operations                  $  (29,580)    $   56,413
               Extraordinary item                           --           30,000
                                                      ----------     ----------
                 Total income (benefit from) tax
                    provision                         $  (29,580)    $   86,413
                                                      ==========     ==========

            A reconciliation of the income tax expense on income per the U.S. Federal statutory rate to the reported income tax expense is as follows:

                                                      December 31,  December 31,
                                                         1995          1994
                                                      ------------  ------------
               U.S. Federal statutory rate applied
                 to pretax income                     $     --       $  101,306
               State and local income taxes, net of
                 federal income tax benefit                 --           10,250
               Benefit of graduated tax rates to
                 statutory tax rate                         --          (25,143)
                                                      ----------     ----------
               Income tax expense                     $     --       $   86,413
                                                      ==========     ==========

            The Company has adopted SFAS No. 109, "Accounting for Income Taxes", effective for the year ended December 31, 1992. Management has evaluated the effect of implementation and has determined that there is no material impact on the Company's financial position except for the effect of HZI's capitalized database development and computer system product development costs.

            Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to differences between the financial and tax basis of assets and liabilities for financial and income tax reporting purposes. Deferred tax assets and liabilities represent the future tax return

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                            AND 1995 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 10 - PROVISION FOR INCOME TAXES (Cont'd)

            consequences of these temporary differences, which will either be taxable or deductible in the year when the assets or liabilities are recovered or settled.

            The Company has a policy of capitalizing database development costs and computer system product development costs attributable to the current year for financial statement purposes and expensing such amounts currently for tax reporting purposes.

            The Company expects to continue this policy for an indeterminable time period. Accordingly, measurement of the deferred tax liability attributable to the book-tax basis differentials related to the database and computer system product development costs is computed at a rate of 15% pursuant to SFAS No. 109.

            The tax effect of significant items comprising the Company's deferred tax assets are as follows:

                                                      December 31,  December 31,
                                                         1995          1994
                                                      ------------  ------------
            Net operating loss carryforwards          $   81,300     $   64,650
            Valuation allowance                          (81,300)       (64,650)
                                                      ----------     ----------
            Long-term portion of deferred tax assets  $     --       $     --
                                                      ==========     ==========

            The tax effect of significant items comprising the Company's deferred tax liability are as follows:

                                                      December 31,  December 31,
                                                         1995          1994
                                                      ------------  ------------
            Database development costs                $  196,852     $  201,761
            Computer system product development costs    112,148         95,239
                                                      ----------     ----------
            Long-term portion of deferred tax
               liability                              $  309,000     $  297,000
                                                      ==========     ==========

            The companies do not file a consolidated tax return. As such, each Company computes its tax based on its own taxable income or loss. Further, NYI has a tax year ending on September 30. For tax purposes NYI is considered a for-profit corporation.

            At December 31, 1995, the Company and NYI had net operating loss carryforwards (NOL's) of approximately $247,000 and $295,000, respectively. The Companies have recorded a full valuation allowance against the deferred tax asset at December 31, 1995 and 1994 pursuant to SFAS 109, since management could not determine that it was "more likely than not" that the deferred asset would be realized in the future.

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                            AND 1995 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 10 - PROVISION FOR INCOME TAXES (Cont'd)

            A portion of the Company's NOL's are subject to the provisions of the Tax Reform Act of 1986 which limits use of net operating loss carryforwards when changes of ownership of more than 50% occur during a three year testing period. On November 23, 1994, the Company's ownership changed by more than 50% as a result of the transaction as described in Note 11g.

            HZI has a tax credit carryforward attributable to an increase in research and development expenditures approximating $72,000. Any portion of the research tax credit that remains unused at the end of the carryforward period is allowed as a deduction in the year following the expiration of the carryforward period.

            With respect to the total carryforwards of NOL's and tax credits said amounts expire between the years 2003 and 2010.

NOTE 11 - STOCKHOLDERS' EQUITY

      a)    Amendment to Certificate of Incorporation

            In connection with the reverse acquisition of HZI (See Note 11g), on November 23, 1994, the Company amended its Certificate of Incorporation to change its name from Tamarac Ventures, Ltd. to NeuroCorp, Ltd. Further, the Company reduced its authorized common stock from 200,000,000 shares to 100,000,000 shares and authorized 5,000,000 shares of preferred stock of which 400,000 of the 5,000,000 shares of the preferred stock has been deemed to be Class B, Series 1 and Series 2. Accordingly, the financial statements give retroactive effect to these items.

      b)    Discount on common stock

            On April 30, 1987, 600,000 shares (30,000,000 shares pre-split) of common stock, par value $.001, were issued at $.00005 per share for total consideration of $1,500, or a discount of $28,500. According to Nevada counsel, the laws of the State of Nevada provide for a discount on original issue capital stock whether or not that stock carries a par value so long as the action is ratified by the Board of Directors and is otherwise in compliance with applicable laws. These shares are deemed to be fully paid and non-assessable, even though issued below par.

      c)    Initial public offering

            On September 28, 1987, the Company completed its public offering of 80,000 units (4,000,000 units pre-split) at $.05 per unit resulting in net proceeds of $178,509. Each unit consisted of one (1) share of common stock, $.001 par, and one (1) common stock purchase warrant. The warrants expired unexercised thirty-nine months after the effective date of the offering.

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                            AND 1995 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 11 - STOCKHOLDERS' EQUITY (Cont'd)

      d)    Options to officers

            In 1985 and 1991, four (4) employees of HZI were granted an option to buy a total of twenty (20) shares or then ten (10)% of the stock of HZI at a price of $10 per share. Such options were available to the respective individuals as long as they remained employees of HZI.

            In November 1992, all four (4) employees exercised their option to buy HZI's common stock. These new shareholders simultaneously transferred their shares to the voting trust, per Note 11e below.

      e)    Voting trust agreement

            In January 1992, the shareholders of HZI entered into an agreement whereby all shares of HZI were transferred into a voting trust. The trust was created for the purpose of granting the trustee the exclusive right to vote upon the shares contained in the trust. The trust has a life of twenty (20) years and for the first ten (10) years the Company's current chairman is the trustee. Thereafter, HZI's president who is the son of the Company's chairman becomes the trustee. The trustee has the exclusive right to vote all such shares subject to any limitations in the HZI Certificate of Incorporation. Commencing with the reverse acquisition as discussed in Note 11g, the original members of the voting trust transferred their newly issued shares in the Company to the voting trust.

      f)    Issuance of warrants

            As part of the acquisition, the Board of Directors of the Company have authorized the issuance of Class B and Class C Warrants to all stockholders of the Company who were stockholders of record as of November 1, 1994. The Warrants were distributed on a 1 Warrant for 1 share of common stock basis (post reverse stock split) and comprised in the aggregate 800,000 Class B and 800,000 Class C Warrants, each of which is exercisable into one share of common stock of the Company. The Class B Warrants are exercisable at $2.25 per share and the Class C Warrants are exercisable at $2.75 per share, and expire on September 30, 1996. The shares of Common Stock underlying the Warrants must be registered with the Securities and Exchange Commission (SEC) prior to the Warrants becoming exercisable. The Company may, at its sole discretion, undertake to file a registration statement with the Securities and Exchange Commission wherein the Company will register the Warrants and the shares of Common Stock underlying the Warrants. However, until such time as said registration statement is filed and becomes effective, the Warrants will not be exercisable. The number of shares underlying the Warrants, and the exercise price of the Warrants, may be adjusted downward or upward at any time by the Company's Board of Directors. Further, the Warrants are redeemable by the Company at any time upon thirty days written notice, at a price of $.001 per Warrant.

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                            AND 1995 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 11 - STOCKHOLDERS' EQUITY (Cont'd)

      f)    Issuance of warrants (Cont'd)

            In January 1996, the Company's Board of Directors reduced the exercise price of the Class B and Class C warrants from $2.25 to $1.00 per share and from $2.75 to $2.00 per share, respectively and the expiration dates were extended to June 30, 1997. As described in
            Note 11m, in February 1996 the Company filed with SEC to register these warrants.

      g)    Reverse acquisition of subsidiary

            On November 23, 1994, the Company entered into an agreement and a plan of reorganization with HZI to exchange 100% of HZI's outstanding common stock for 4,600,000 post-split $.001 par value common shares of the Company. Such transaction superseded the Letter of Intent entered into between the parties on March 18, 1994. Simultaneously, the Company effectuated a 1 for 50 reverse stock split thereby reducing its outstanding common shares from 40,000,000 to 800,000. The financial statements have been restated to give effect retroactively to the reverse stock split.

            All costs incurred in connection with the acquisition have been charged to additional paid-in capital at the completion of the transaction. On the closing date, the Company's Board of Directors were replaced by directors designated by HZI.

            Pursuant to the March 18, 1994 Letter of Intent, between the Company and HZI, the Company agreed, with the assistance of others, to arrange for certain financing for HZI within a specified time period. On March 24, 1994, a bridge loan was made for $75,000 by Trinity American Corporation ("TAC") a stockholder of the Company, to HZI, pursuant to the agreement. The financing that was to be arranged for HZI was not timely arranged, based upon the terms of the agreement HZI was not responsible for the repayment of the bridge loan. This transaction has been recorded as a forgiveness of debt in the year ended December 31, 1994.

            On November 23, 1994 TAC contributed $400,000 to the Company's capital account with no further issuance of common stock. In December 1994, the Company and TAC reached an agreement whereby in consideration for the $400,000 paid on November 23, 1994 two classes of preferred stock were issued to TAC. The first class of 150,000 shares of cumulative non-convertible preferred stock class B, series 1, no par value has a liquidation preference of $1 per share. Dividends accrue on such stock commencing January 1, 1996 at a rate of 10% of the liquidation value and are payable semi-annually in cash or stock. The number of shares of stock to be issued when dividends are paid in stock is based upon on the average closing bid price of the stock for 30 consecutive days prior to the date the dividend becomes payable. At September 30, 1996, the Company has accrued a dividend of $11,250 related to this preferred stock based upon an anticipated cash payment in the future. Further, the Company may redeem such shares at any time for $3 per share.

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                            AND 1995 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 11 - STOCKHOLDERS' EQUITY (Cont'd)

      g)    Reverse acquisition of subsidiary (Cont'd)

            The second class of 250,000 shares of convertible no par value preferred stock, class B series 2, can be converted into common stock and does not provide for dividend payments. The conversion feature provides that between January 1, through June 30, 1996 that one (1) share of preferred stock can be converted into two (2) shares of common stock. After June 30, 1996 the conversion feature is reduced to five (5) shares of preferred stock to one (1) share of common stock. Further, the Company can at its option force a conversion of such stock if the closing bid price for the Company's common stock is at least 2 5/8 for thirty (30) consecutive trading days. At September 30, 1996, neither TAC or the Company have exercised these conversion features.

      h)    Stock Option Plan Transactions

            On November 23, 1994, the Company adopted an incentive stock option plan that will provide for the granting of options to purchase up to 1,500,000 shares of the Company's common stock that are intended to qualify either as incentive stock options within the meaning of
            Section 422 of the Internal Revenue Code or a non-statutory stock option plan. Options to purchase shares may be granted under the statutory stock option plan to persons who are employees or officers of the Company. If the Company adopts a non-statutory stock option plan, options shall be granted to, employees, officers, non-employee directors, and consultants to the Company.

            The stock option plan provides for its administration by a committee chosen by the Board of Directors. The committee shall have full discretionary authority to determine the number of shares to be granted, the grantees receiving the options, the exercise period, and the exercise price for which options will be granted. In the case of statutory stock option plans, the committee's authority to establish the terms and conditions of such options, including, but not limited to their exercise price, shall be subject to restrictions imposed by Section 422 of the Internal Revenue Code.

            On September 19, 1995, the Company granted to its President and Vice Chairman a non-qualified stock option to purchase 250,000 shares of common stock at an exercised price of $.10 per share. This option expires seven (7) years from the date of grant and the underlying common shares related to the stock option are restricted. At the date of grant the Company recorded compensation expense of $50,000 based upon the fair value of the stock option at that date.

            In December 1995, the Company granted a consultant a non-qualified stock option to purchase 50,000 shares of common stock at $.01 per share. The underlying common shares related to the stock option are restricted. At the date of grant the Company recorded a consulting fee of $16,875 based upon the fair value of the stock option on that date. On November 6, 1996 the Company cancelled the option agreement granted to the consultant, and issued 50,000 shares of the Company's common stock.

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                            AND 1995 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 11 - STOCKHOLDERS' EQUITY (Cont'd)

      i)    Sale of shares by former principal shareholder

            Pursuant to a Stock Purchase Agreement dated October 25, 1994, the then principal shareholder and President of the Company agreed to sell 556,000 of his post-split shares of the Company's common stock to TAC, for a purchase price of $40,000. Such shares were transferred to TAC immediately upon the completion of the Company's acquisition of HZI. Further, TAC has the right to transfer a portion of the shares purchased to other nonaffiliated persons through a sale of all or a part of the shares to offshore investors pursuant to Regulation S of the Securities Act of 1933, as amended.

            TAC has the right, on one occasion, to demand that the Company file a registration statement, at TAC's expense, as to all of the shares of the Company's common stock held by TAC.

      j)    Sale of common stock

            On April 14, 1995, March 2, 1996 and March 25, 1996, the Company sold 57,143, 333,333 and 666,667 shares of common stock for $100,000, $133,333 and $266,667, respectively, to foreign investors utilizing Regulation "S" guidelines. Said shares have not been registered under the Securities Act of 1933 (the "Act"), hence the shares cannot be sold, transferred, assigned or hypothecated unless they are either registered under the Act or sold pursuant to an applicable exemption from registration.

      k)    Issuance of common stock as consideration for loan

            i) On July 19, September 14, October 12, 1995 and February 26, 1996, the Company and the Chairman of the Board entered into a letter agreement with TAC to borrow $100,000, $40,000, $60,000 and $75,000, respectively. The $100,000 and $60,000 loans have an interest rate of 9% per annum, respectively, and were due in six months from the date of issuance including accrued interest, respectively. The $40,000 and $75,000 loans have an interest rate of 10% and are due within 90 days and six months, respectively, from the date of issuance including accrued interest. TAC and the Company have agreed to extend the due dates of the above loans to June 30, 1997 or the date the Class B and C warrants are exercised in their entirety prior to June 30, 1997. As additional consideration for the $100,000 loan, the Company agreed to issue 49,998 shares of restricted common stock to TAC. The Company has recorded the additional consideration as interest expense, with a cost of $14,061, which is based upon fifty percent (50%) of the fair value of the common stock issued on July 19, 1995, the date of the agreement. Further, the letter agreements give TAC the option to convert said loans into 550,000 shares of common stock.

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                            AND 1995 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 11 - STOCKHOLDERS' EQUITY (Cont'd)

        k)  Issuance of common stock as consideration for loan (Cont'd)

            i)    (Cont'd)

                  On September 13, 1996 the Company borrowed from TAC $50,000, which is payable from any future private placement proceeds. Said loan bears interest at 9.5% per annum. Furthermore, the loan agreement gives TAC the option to convert each $4.00 of debt into one (1) unit. Each unit will consist of one (1) share of Common Stock of the Company and two (2) Stock Purchase Warrants. Each Warrant is exercisable into one (1) share of Common Stock of the Company at $8.00 per share until August 31, 1997, thereafter $10.00 per share. The Stock Purchase Warrants expire on August 31, 1998.

            ii) On May 24, 1996, the Company entered into an agreement with a shareholder to borrow $200,000. The loan is non-interest bearing and is payable within one (1) year or is payable out of the first proceeds resulting from any exercise of outstanding Class B and Class C warrants (See Note 11f), whichever comes first. As additional consideration the Company issued 66,666 shares of restrictive common stock. The Company has valued the common stock at $133,333 or fifty percent (50%) of the fair market value at the time of transaction. The Company recorded deferred financing cost and increased stockholders' equity by $133,333, respectively for this transaction. The deferred financing cost is being amortized over one year, which is the maximum term of the loan, or will be charged to operations if paid prior to May 24, 1997. See
                  Note 13c. Further, the Company has agreed to register said shares. (See Note 11m.)

      l)    Sale of common stock and capital contribution

            In December 1995, the Company sold 1,000,000 post-split shares of .001 par value common stock to four unrelated investors for $250,000. As a condition of the sale the Company's Chairman agreed to contribute 400,000 shares of the Company's common stock owned by him to the Company and to then have them cancelled by the Company. The Company has accounted for this as a $100,000 contribution of capital based upon the fair value of the stock at the date of contribution. The Company agreed to file a registration statement in February 1996 as one of the conditions of the sale, as described below.

      m)    Registration of common stock

            During February, 1996, the Company commenced registering common shares and warrants pursuant to certain registration rights, and other contractual obligations incurred by the Company in connection with the issuance of such common shares and warrants pursuant to the HZI acquisition agreement signed in November 1994 and the sale of common shares in December 1995. The Company will not receive any of the proceeds from the sale of the common shares or warrants since all respective shares are being offered by the selling stockholders. The Company has also agreed to pay $25,046 of cost related to the registration.

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                            AND 1995 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 11 - STOCKHOLDERS' EQUITY (Cont'd)

      n)    Chairman's capital contribution

            As discussed in Note 12(c)(1) the Company's Chairman waived $146,347 of his base annual salary for the year ended December 31, 1995. Said amount has been recorded as an administrative expense and as an increase to additional paid-in-capital for the year ended December 31, 1995.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

      a)    Operating leases

            The Company leases its office facilities under a noncancellable operating lease expiring in 1998. The lease contains a provision for additional rent which is equal to the Company's pro rated share of future real estate taxes. In addition, the Company has a noncancellable operating lease for office equipment expiring in 1997.

            A schedule of future minimum rental payments at December 31, 1995 is as follows:

            Year ended December 31,
            -----------------------
            1996                             $ 110,490
            1997                                92,557
            1998                                77,868
                                             ---------
                                             $ 280,915
                                             =========

            Rent expense under all operating leases for the nine months ended September 30, 1996 and 1995 and for the years ended December 31, 1995 and 1994 totalled $91,811, $117,537, $202,755 and $188,666, respectively.

      b)    Concentration of credit risk

            For the nine months ended September 30, 1996 and 1995, approximately 62% and 44%, respectively, of net sales were derived from two and one unrelated customers, respectively, who are in the pharmaceutical industry. As of September 30, 1996 and December 31, 1995, approximately 60% and 54% of accounts receivable is due from two unrelated customers.

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                            AND 1995 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 12 - COMMITMENTS AND CONTINGENCIES (Cont'd)

      c)    Employment Agreements

            1) On September 20, 1995, the Company's Chairman of the Board entered into an employment agreement providing for a base salary of $250,000 per year. The agreement is for an initial term of 10 years and is renewable on a month to month basis thereafter. The agreement provides that on each anniversary date the Chairman's salary shall be increased in good faith subject to negotiations between the Chairman and the Company. The Company has agreed to review the services rendered by the Chairman at least annually and, at the discretion of the Board of Directors award a cash bonus or make a contribution to a deferred compensation plan. Further, the agreement provides for a term life insurance policy amounting to $1,000,000 payable to the Chairman's designated beneficiary and also provides for a vehicle and driver funded by the Company.

                  For the year ended December 31, 1995 the Company's Chairman waived $146,347, of his base annual salary. Said salary amount has been recorded as an administrative expense and as an increase to additional paid-in-capital. Additionally, the Company's Chairman waived his right to receive the term life insurance as provided for in the employment agreement. See
                  Note 11(n).

            2) On December 7, 1994, the Company entered into an employment agreement with its Executive Vice President providing for a base salary of $100,000 per year. The agreement expires on January 1, 2000 and is renewable on a year to year basis thereafter. The agreement provides that on January 1 of each year the Executive Vice President shall be entitled to a 10% salary increase and an annual bonus equal to at least fifty percent (50%) of his base salary subject to the Board of Directors approval. If the employee is terminated within the contract period due to the change in control of the Company as defined in the Securities Exchange Act of 1934, under Sections 13(d) and 14(d), said Executive Vice President shall be entitled to a lump sum payment equal to five (5) time his gross annual compensation, in effect at date of termination. Additionally, for the three year period after the date of termination, the Company is obligated to provide the employee with life and health insurance benefits substantially similar to those which the Executive Vice President was receiving prior to the date of termination.

      d)    Consulting agreement

            On July 1, 1995, the Company entered into a five (5) year consulting agreement with a Corporation controlled by the Company's President and Vice Chairman. Said agreement provides for a fee of $75,000 per annum.

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                            AND 1995 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 13 - RELATED PARTY TRANSACTIONS

      a)    Revenues from affiliates

            The Company charges NYI, as well as Manhattan Westchester Medical Services, P.C. ("Manhattan West") for the use of certain employees and office and laboratory space of the Company. Manhattan West is also under the common control of the Company's Chairman. Net revenues from these affiliates for the nine months ended September 30, 1996 and 1995 and for the years ended December 31, 1995 and 1994 amounted to $24,361, $156,002, $186,123 and $285,132, respectively.

            The above transactions between HZI and NYI have been eliminated in the consolidated financial statements.

      b)    Services provided by affiliates

            HZI subcontracts to NYI, a not-for-profit entity under the control of the Company's shareholder's, a material amount of its patient testing performed in connection with its long term contracts. NYI is treated as a subsidiary of the Company and is included in the consolidation. Expenses incurred with NYI for the nine months ended September 30, 1996 and 1995 and for the years ending December 31, 1995 and 1994 were $0, $40,715, $118,123 and $283,936, respectively.
            The net payable due NYI at September 30, 1996 and at December 31, 1995 amounted to -0- and $37,583, respectively. The above transactions between HZI and NYI have been eliminated in the consolidated financial statements.

            During 1994 HZI and Manhattan West entered into an arrangement whereby Manhattan West would provide medical consulting services to HZI's TeleMap business. This arrangement was discontinued during 1995 and is now being performed by the Company's personnel. Services provided by Manhattan West to HZI for the nine months ended September 30, 1996 and 1995 and for the years ended December 31, 1995 and 1994 amounted to -0-, $5,000, $15,400 and $40,177, respectively.

      c)    Stockholder notes and loans

                                                     September 30,  December 31,
                                                         1996          1995
                                                     -------------  ------------
            Non-interest bearing loans and payables
               (See i below)                          $  108,861     $  155,381

            Notes payable bearing an interest of
              7.5% to 10% (See ii below)                 550,000        225,000

            Non-interest bearing loan payable
               (See iii below)                           200,000           --
                                                      ----------     ----------
                                                      $  858,861     $  380,381
                                                      ==========     ==========

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                            AND 1995 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 13 - RELATED PARTY TRANSACTIONS (Cont'd)

      c)    Stockholder notes and loans (Cont'd)

            i) Stockholder notes and loans payable relates to advances made to HZI and NYI by its Chairman of the Board which are due on demand.

            ii) On July 19, September 14, October 12, 1995 and February 26, 1996, the Company and the Chairman of the Board entered into a letter agreement with TAC to borrow $100,000, $40,000, $60,000 and $75,000, respectively. The $100,000 and $60,000 loans have an interest rate of 9% per annum, respectively, and were due in nine months from the date of issuance including accrued interest, respectively. The $40,000 and $75,000 loans have an interest rate of 10% and are due within 90 days and nine months, respectively, from the date of issuance including accrued interest. TAC and the Company have agreed to extend the due dates of the above loans to September 30, 1997 or the date the Class B and C warrants are exercised in the entirely if prior to September 30, 1997. As additional consideration for the $100,000 loan, the Company agreed to issue 49,998 shares of restricted common stock to TAC. The Company has recorded the additional consideration as interest expense, with a cost of $14,061, which is based upon fifty percent (50%) of the fair value of the common stock issued on July 19, 1995, the date of the agreement. Further, the letter agreements give TAC the option to convert said loans into 550,000 shares of common stock.

                  On February 5, 1996, the Company borrowed from TAC an additional $50,000 which is due on demand. Said loan has an interest rate of 10% and was repaid during April, 1996.

                  On November 16, 1995, the Company entered into a letter agreement with SRS Partners, a partnership that is affiliated with TAC to borrow $25,000. The loan bears interest at a rate of 9% and is due within nine months or out of the proceeds of the first funding of the Reg. "S" transaction.

                  On September 13, 1996 the Company borrowed from TAC $50,000, which is payable from any future private placement proceeds. Said loan bears interest at 9.5% per annum. Further, the loan agreement gives TAC the option to convert each $4.00 of debt into one (1) unit. Each unit will consist of one (1) share of Common Stock of the Company and two (2) Stock Purchase Warrants. Each Warrant is exercisable into one (1) share of Common Stock of the Company at $8.00 per share until August 31, 1997, thereafter $10.00 per share. The Stock Purchase Warrants expire on August 31, 1998.

                  On July 16, 1996 the Company entered into two loan agreements with two unrelated shareholders. Each loan was for $100,000 and bear interest at 9% per annum and is due within one (1) year, or from any sale proceeds of the Company's securities including the exercise of Class B and C Warrants.

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                            AND 1995 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 13 - RELATED PARTY TRANSACTIONS (Cont'd)

      c)    Stockholder notes and loans (Cont'd)

            ii)   (Cont'd)

                  At September 30, 1996 and December 31, 1995, accrued interest related to such notes and loans amounted to $26,643 and $6,598, respectively, and is included in accrued expenses (See
                  Note 8).

            iii) On May 24, 1996, the Company entered into an agreement with a shareholder to borrow $200,000. The loan is non-interest bearing and is payable within one (1) year or is payable out of the first proceeds resulting from any exercise of outstanding Class B and Class C warrants, (Note 11f) whichever comes first. As additional consideration the Company issued 66,666 shares of restrictive common stock. The Company issued and has valued the common stock at $133,333 or fifty percent (50%) of the fair market value on May 24, 1996 the date of the transaction. The Company recorded deferred financing cost and increased stockholders equity by $133,333, respectively for this transaction. The deferred financing cost are being amortized over one year, which is the maximum term of the loan, or will be charged to operations if paid prior to May 24, 1997. Further, the Company has agreed to register said shares. (See Note 11m).

      d)    Due from affiliates

            Due from affiliates represent amounts due to HZI which are unsecured demand obligations amounting to the following:

                                                     September 30,  December 31,
                                                         1996          1995
                                                     -------------  ------------
            Due from Manhattan West                   $   78,356     $   68,855
            Academia                                      21,294         20,088
                                                      ----------     ----------
                                                      $   99,650     $   88,943
                                                      ==========     ==========

            Academia Medicine Psychiatric Foundation, Inc. ("Academia") is a not-for-profit entity. One of the Company's majority stockholders is one of nine Directors of the Board.

      e)    Shareholder transactions

            1. On October 25, 1994, the Company issued 120,000 shares (post reverse stock split) of common stock to TAC as a finders fee in connection with the Company's acquisition of HZI. The Company has assigned a value of $8,400 to such shares. As discussed in Note 11g, TAC made a $75,000 non-interest bearing bridge loan to HZI which has been forgiven.

            2. On November 23, 1994, the Company's former majority shareholder satisfied certain Company liabilities amounting to $7,034 which were forgiven simultaneously.

                        NEUROCORP, LTD. AND SUBSIDIARIES
                        (Formerly Tamarac Ventures, Ltd.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                            AND 1995 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 13 - RELATED PARTY TRANSACTIONS (Cont'd)

        e)  Shareholder transactions (Cont'd)

            3. On November 23, 1994, TAC satisfied certain acquisition obligations amounting to $21,209 which were accounted for as a contribution of capital.

            4. On November 23, 1994, TAC contributed $400,000 to the Company's capital account with no further issuance of stock. In December 1994, the Company and TAC reached an agreement whereby in consideration for the $400,000 received on November 23, 1994 two classes of preferred stock were issued to TAC as discussed in
                Note 11g.

            5. On September 19, 1995 the Company granted to its Vice Chairman a non-qualified stock option to purchase 250,000 shares of common stock at an exercised price of $.10 per share. This option expires seven (7) years from the date of grant and the underlying common shares related to the option are restricted. At the date of grant the Company recorded compensation expense of $50,000 based upon the fair value of the stock option at that date.

         f) Consulting agreement

            On July 1, 1995, the Company entered into a five (5) year consulting agreement with a Corporation controlled by the Company's President and Vice Chairman. Said agreement provides for a fee of $75,000 per annum.

         g) Capital contribution

            In December 1995, the Company sold 1,000,000 shares of common stock to four unrelated investors for $250,000. As a condition of the sale the Company's Chairman agreed to contribute 400,000 shares of the Company's common stock owned by him to the Company and to then have them cancelled by the Company. The Company has accounted for this as a $100,000 contribution of capital based upon the fair value of the stock at the date of contribution. The Company agreed to file a registration statement in February, 1996 as one of the conditions of the sale, see Note 11m.

        h)  Chairman's capital contribution

            As discussed in Note 12(c)(1) the Company's Chairman waived $146,347 of his base annual salary for the year ended December 31, 1995. Said amount has been recorded as an administrative expense for the year ended December 31, 1995 with an increase to additional paid-in-capital.

UNTIL .................. 1997, (40 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS I THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      As permitted by Section 78.751 of the Nevada General Corporation Law, the Company shall, to the fullest extent permitted by the Nevada General Corporation Law, as the same shall be added and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section, and the indemnification provided for therein shall not be deemed exclusive of any other right to which any persons may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement or otherwise, as permitted by said articles, as to action any capacity in which her or she served at the request of the Company.

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following expenses are estimated:

SEC Registration Fees            $  2,595*
Accounting fees                    88,500
Legal Fees                         60,000

Printing, Engraving & Mailing       6,000

Transfer agent & Registrar's fees   2,500

Blue Sky fees and expenses          2,500

Miscellaneous expenses              6,405
                                 --------
      TOTAL                      $168,500
                                 ========

  *  Actual

Item 26.

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, the following securities were sold or issued by the Company without registration under the Securities Act of 1933, as amended (the "Act"):

On October 25, 1994, the Company issued to Trinity American Corporation ("Trinity"), 120,000 shares of the Company's Common Stock in consideration of Trinity's identifying HZI Research Center, Inc. ("HZI") as a potential acquisition candidate for the Company.*

On November 23, 1994 the Company issued 4,600,000 shares of its Common Stock to the nine shareholders of HZI in exchange for all of HZI's issued and outstanding shares of capital stock. Such persons were Dr. Turan M. Itil, Eleanor Itil, Kurt Itil, Pierre Le Bars, Yasmin Itil LeBars, Richard Katz, Howard Katz, Aileen Kunitz and Emin Eralp. *

In December 1994 the Company issued 400,000 shares of Preferred Stock to Trinity in consideration of $400,000 contributed by Trinity on November 23, 1994 to the capital of the Company. Of the 400,000 shares of Preferred Stock, 150,000 shares are designated Class B, Series 2. Between January 1, through June 30, 1996 (one
(1) share of Class B, Series 2 can be converted into two (2) shares of Common Stock. After June 30, 1996 the conversion rate is reduced to five (5) shares of Class B, Series 2 Preferred Stock into one (1) share of Common Stock.*

On April 14, 1995 the Company sold 57,143 shares of Common Stock for $100,000 to Asim Kocabiyik, a foreign investor, pursuant to the exemption provided by Regulation S under the Securities Act.

In July 1995 Trinity loaned $100,000 to the Company. As additional consideration for such loan 16,666 shares of the Company's Common Stock was issued to each of the three sons of the President and sole stockholder of Trinity.*

In December 1995 the Company sold an aggregate of 1,000,000 shares of Common Stock for an aggregate consideration of $250,000 to four investors as follows:
Consolidated Capital Assets, Ltd., J.L.B. Equities, Robsol, Inc. an a condition of this private placement Dr. Itil and his wife each contributed 200,000 shares of the Company's Common Stock owned by them to the Treasury of the Company.*

In March 1996 the Company sold 333,333 shares of Common Stock to Anker Bank, Zurich, Switzerland for $133,333 and in April the Company sold 333,333 shares of Common Stock to Avi Herson for $133,333 and 333,334 shares of Common Stock to Georges Hauchecorne for $133,334. All of these sales were made to foreign investors pursuant to the exemption provided by Regulation S under the Act.

In May 1996, the Company borrowed $200,000 from Elvena, Inc., a shareholder of the Company. The loan is non-interest bearing and is payable within one (1) year or is payable out of the first proceeds resulting from any exercise of outstanding Class B and Class C warrants, whichever comes first. As additional consideration the Company issued 66,666 shares of restricted Common Stock to Elvena, Inc.

In November 1996 the Company issued 50,000 shares of its Common Stock to Jonathan Rahn for services rendered as a consultant to the Company and cancelled his outstanding stock options.

On August 14, 1996, Dr. Itil and his wife Eleanore Itil, each contributed 12,500 shares of the Company's Common Stock owned by them to the National Ethnic Albanian-American Foundation, Inc. ("Foundation"), a nonprofit corporation organized exclusively to receive and administer funds for religions, charitable, scientific, literacy and educational purposes.*

In December 1996 the Company sold an aggregate of 550,020 Units for an aggregate of $2,000,000 ($3.63 per Unit) to three investors in a private placement. Each Unit consists of one share of Common Stock and two Warrants, each of which entitles the holder to purchase one additional share of Common Stock. The 1,100,000 Warrants included in the Units are exercisable at $4.00 per share until December 31, 1997 and at $6.00 per share thereafter and until December 31, 1998, the expiration date of the Warrants.*

* The above securities were issued in reliance on the exemption from registration under Section 4(2) as not involving any public offering. Claims of such exemptions are based upon the following: (i) all of the purchasers in such transactions were sophisticated investors with the requisite knowledge and experience in financial and business matters to evaluate the merits and risk of an investment in the Company, were able to bear the economic risk of an investment in the Company, had access to or were furnished with the kinds of information that registration under the Act would have provided and acquired securities for their own accounts in transactions not involving any general solicitations or advertising, and not with a view to the distribution thereof, and (ii) a restrictive legend was placed on each certificate evidencing the securities; (iii) each purchaser acknowledged in writing that he knew the securities were not registered under the Act or any State securities laws, and are Restricted Securities as that term is defined in Rule 144 under the Act, that the securities may not be offered for sale, sold or otherwise transferred within the United States except pursuant to an Effective Registration Statement under the Act and any applicable State securities laws, or pursuant to any exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.

Item 27. Exhibits and Financial Statement Schedules

 27(a)       Exhibits

(2)(a)       Agreement and Plan of Reorganization between Company and HZI

(3)(a)       Certificate of Incorporation as amended*

   (b)       Certificate of Amendment to Certificate of Incorporation**
   (c)       By-Laws*

(4)(a)       Form of Common Stock Certificate
   (b)       Form of Class B Common Stock Purchase Warrant
   (c)       Form of Class B Common Stock Purchase Warrant

(5)(a)       Opinion of Counsel ***

(10)(a)      Stock Option Plan.
    (b)      Form of Employee's Stock Option Agreement (to be supplied by amendment)
    (c)      Employment Agreement between the Company and Dr. Turan M. Itil
    (c)(i)   Employment Agreement between the Company and IRH Corporation
    (c)(ii)  Employment Agreement between the Company and Dr. Pierre LeBars
    (c)(iii) Employment Agreement between the Company and Jonathan E. Raven***
    (c)(iv) Employment Agreement between the Company and Kurt Itil*** (c)(v) Employment Agreement between the Company and Aileen Kunitz*** (d)
               Lease Agreement for premises situated at 150 White Plains Road, Tarrytown, New York
    (e)      Voting Trust Agreement
    (f)      Agreement between the Company and Mediator S.R.L.
    (g)      Agreement between the Company  and  Tena,  Ltd.
(16)(a)      Letter re: changes in certifying accountant
(24)(a)      Consent of Scarano & Lipton P.C. (included in Part II of
               Registration Statement)
    (b)      Consent of Counsel (contained in their opinion Exhibit 5(a)
               included in Part II of Registration Statement).
(27)(b)      Financial Statement Schedules

             Schedules are omitted because of the absence of conditions under which they are required or because the required information is given in the financial statements or notes thereto.

----------
      Unless otherwise noted all of the foregoing exhibits have been previously filed with the Registration Statement..

* Incorporated by reference to Registration Statement on Form S-18 No. 33-2205-D declared effective on July 27, 1987.

** Incorporated by reference to the Company's Annual Report on Form 10-K for the period ending September 30, 1994.

***   Filed herewith.

Item 28. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) Reflect in the prospectus any facts or events which individually or together represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any additional or changed material with respect to the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than he payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-B2 and authorized this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Village of Tarrytown, State of New York on January 31, 1997.

    (Registrant)                  NEUROCORP, LTD.

    By (Signature and Title)      S/TURAN M. ITIL
                                  ----------------------------------
                                  Turan M. Itil,
                                  Chairman, Chief Executive Officer
                                  President, and Director
                                  Date: January 31, 1997

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


S/TURAN M. ITIL
-----------------------------------        -------------------------------------
Turan M. Itil                              I. Ronald Horowitz
Chairman, Chief Executive Officer,         Vice Chairman
President and Director
Date: January 31, 1997                     Date: January _____, 1997


S/KURT Z. ITIL
-----------------------------------        -------------------------------------
Kurt Z. Itil, Director                     Richard Katz, Director
Date: January 31, 1997                     Date: January ____, 1997


                                           S/PIERRE LE BARS
-----------------------------------        -------------------------------------
Evelyn Sommer, Director                    Pierre Le Bars,
Date: January _____, 1997                  Executive Vice President
                                           & Director
                                           Date: January 31, 1997


S/JOSEPH DIOGUARDI                         S/AILEEN A. KUNITZ
-----------------------------------        -------------------------------------
Joseph DioGuardi, Director                 Aileen A. Kunitz, Vice President
Date: January 31, 1997                     Director, Principal Financial Officer
                                           Principal Accounting Officer
                                           Date: January 31, 1997


S/JONATHAN E. RAVEN
-----------------------------------
Jonathan E. Raven, Director
and Executive Vice President
Date: January 31, 1997